     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 21, 1999

                                                   REGISTRATION NO. 333-[      ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                            NEW WORLD PASTA COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             2098                            52-2006441
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                           -------------------------

                            WINCHESTER PASTA, L.L.C.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             2098                            54-1924168
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                           -------------------------

                              PASTA GROUP, L.L.C.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             2098                            25-1825424
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                              100 CRYSTAL A DRIVE
                          HERSHEY, PENNSYLVANIA 17033
                                 (717) 534-6711
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           -------------------------

                              MARK E. KIMMEL, ESQ.
 VICE PRESIDENT, ADMINISTRATION AND DEVELOPMENT, GENERAL COUNSEL AND SECRETARY
                              100 CRYSTAL A DRIVE
                          HERSHEY, PENNSYLVANIA 17033
                                 (717) 534-4634
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                    COPY TO:
                             ROBERT B. PINCUS, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                               ONE RODNEY SQUARE
                           WILMINGTON, DELAWARE 19801
                                 (302) 651-3000
                           -------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.
                           -------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                           -------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                              AMOUNT          PROPOSED MAXIMUM     PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF                 TO BE           OFFERING PRICE          AGGREGATE            AMOUNT OF
     SECURITIES TO BE REGISTERED            REGISTERED         PER SECURITY(1)     OFFERING PRICE(1)   REGISTRATION FEE(1)
--------------------------------------------------------------------------------------------------------------------------
9 1/4% Senior Subordinated Exchange
  Notes Due 2009......................     $160,000,000             100%             $160,000,000            $44,480
--------------------------------------------------------------------------------------------------------------------------
Guarantees of the 9 1/4% Senior
  Subordinated Exchange Notes(2)......          --                   --                   --                   --
--------------------------------------------------------------------------------------------------------------------------
Total.................................     $160,000,000             100%             $160,000,000            $44,480
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(1) Determined in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

(2) No separate consideration will be received for the Guarantees, and, therefore, no additional registration fee is required.
                           -------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

 THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY
   NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES
             IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

        THE INFORMATION IN THIS PROSPECTUS WILL BE AMENDED OR COMPLETED;
                              DATED APRIL 21, 1999

        OFFER TO EXCHANGE ALL 9 1/4% SENIOR SUBORDINATED NOTES DUE 2009
             FOR 9 1/4% SENIOR SUBORDINATED EXCHANGE NOTES DUE 2009
                                       OF

                            NEW WORLD PASTA COMPANY
                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
        NEW YORK CITY TIME, ON [               ], 1999, UNLESS EXTENDED.

                            ------------------------

Terms of the Exchange Offer:

- We will issue up to $160,000,000 aggregate principal amount of New Notes.

- We will exchange New Notes for all outstanding Old Notes that are validly tendered and not withdrawn prior to the expiration of the Exchange Offer.

- You may withdraw tenders of Old Notes at any time prior to the expiration of the Exchange Offer.

- The exchange of Old Notes for New Notes will not be a taxable transaction for U.S. federal income tax purposes but you should see the discussion under the caption "Certain United States Federal Income Tax Considerations" on page 35 for more information.

- We will not receive any cash proceeds from the Exchange Offer.

- The terms of the New Notes are substantially identical to those of the outstanding Old Notes, except that the transfer restrictions and registration rights relating to the Old Notes do not apply to the New Notes

- The Old Notes are, and the New Notes will be, unconditionally guaranteed by New World Pasta's wholly owned subsidiaries, Winchester Pasta, L.L.C. and Pasta Group, L.L.C.

                            ------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF RISKS YOU SHOULD CONSIDER BEFORE TENDERING YOUR OLD NOTES.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

             The date of this Prospectus is [             ], 1999.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus includes or incorporates forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Many of these statements may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential," among others. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things, those discussed below under the caption "Risk Factors" on pages 15 to 25, as well as under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages 53 to 61, and as follows:

     - our high degree of leverage;

     - our ability to service indebtedness incurred as a result of the recapitalization transaction in which we acquired New World Pasta Company from Hershey;

     - our lack of history as an independent operating company;

     - our ability to successfully implement our business strategies;

     - our ability to realize certain cost savings and operating synergies from better plant utilization and sourcing arrangements;

     - the risks associated with several of our new marketing initiatives;

     - intense levels of competition in the pasta industry;

     - the historical variability in the price of raw materials;

     - our dependence on a single key supplier;

     - our ability to implement our year 2000 compliance plan; and

     - our ability to successfully integrate any future acquisitions.

                               PROSPECTUS SUMMARY

     The following summary highlights selected information from this Prospectus and may not contain all of the information that is important to you. This Prospectus includes specific terms of the New Notes, as well as information regarding our business and detailed financial data. We encourage you to carefully read this entire Prospectus. In this Prospectus, the words "New World Pasta," "Company," "we," "our," "ours" and "us" refer to New World Pasta Company and its subsidiaries. Where appropriate in context, references to New World Pasta or the Company will include Hershey Pasta Group ("Hershey Pasta"), a division of Hershey Foods Corporation (collectively with its subsidiaries, "Hershey"), which division was the predecessor of New World Pasta. Hershey Pasta consisted of Hershey Pasta Manufacturing Company, Hershey Pasta Winchester, Inc. and certain directly owned pasta-related assets of Hershey. Through a series of transactions effected by Hershey, Hershey Pasta Manufacturing Company became the owner, directly or indirectly, of all of the net assets of Hershey Pasta. Hershey Pasta Manufacturing Company subsequently changed its name to New World Pasta Company. As used in this Prospectus, "Old Notes" means the 9 1/4% Senior Subordinated Notes due 2009 issued by New World Pasta on February 19, 1999; "New Notes" means the 9 1/4% Senior Subordinated Exchange Notes due 2009 to be issued by New World Pasta in the Exchange Offer; and "Notes" means the Old Notes and the New Notes.

THE EXCHANGE OFFER

OLD NOTES.......................    9 1/4% Senior Subordinated Notes due 2009,
                                    which were issued on February 19, 1999.

NEW NOTES.......................    9 1/4% Senior Subordinated Exchange Notes
                                    due 2009. The terms of the New Notes are substantially identical to those of the outstanding Old Notes, except that the transfer restrictions and registration rights relating to the Old Notes do not apply to the New Notes.

EXCHANGE OFFER..................    We are offering to issue up to $160,000,000
                                    aggregate principal amount of the New Notes in exchange for a like principal amount of the Old Notes to satisfy our obligations under the registration rights agreement that we entered into when the Old Notes were sold in transactions under Rule 144A and Regulation S under the Securities Act.

RESALES.........................    Based on interpretations by the staff of the
                                    Securities and Exchange Commission, as set forth in no-action letters issued to third parties, we believe that the New Notes you receive in the Exchange Offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the
                                    Securities Act of 1933, as amended. However, you will not be able to freely transfer the New Notes if:

                                    - you are an "affiliate" (as defined in Rule
                                      405 under the Securities Act) of New World
                                      Pasta;

                                    - you are not acquiring the New Notes in the
                                      Exchange Offer in the ordinary course of your business;

                                    - you have an arrangement or understanding
                                      with any person to participate in the
                                      distribution (as defined in the Securities
                                      Act) of the New Notes you will receive in the Exchange Offer; or

                                    - you are a broker-dealer that receives New
                                      Notes for its own account in the Exchange
                                      Offer in exchange for Old Notes that were acquired as a result of market-making or other trading activities.

                                    If you fall within one of the exceptions listed above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the New Notes.

EXPIRATION DATE; TENDERS........    The Exchange Offer will expire at 5:00 p.m.,
                                    New York City time, on [             ],
                                    1999, unless extended. By tendering your Old
                                    Notes, you represent to us:

                                    - that you are not an "affiliate" (as
                                      defined in Rule 405 under the Securities
                                      Act) of New World Pasta;

                                    - that any New Notes you receive in the
                                      Exchange Offer are being acquired by you in the ordinary course of your business;

                                    - that, at the time of commencement of the
                                      Exchange Offer, neither you nor, to your knowledge, anyone receiving New Notes from you, has any arrangement or understanding with any person to participate in the distribution (as defined in the Securities
                                      Act) of the New Notes in violation of the Securities Act;

                                    - if you are not a broker-dealer, that you
                                      are not engaged in, and do not intend to engage in, the distribution (as defined in the Securities Act) of the New Notes; and

                                    - if you are a broker-dealer, that you will
                                      receive the New Notes for your own account in exchange for Old Notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the New Notes you receive. For further information regarding resales of the New Notes by participating broker-dealers, see the
                                       discussion below under the caption "Plan of Distribution" on pages 142 to 143.

WITHDRAWAL; NON-ACCEPTANCE......    You may withdraw any Old Notes tendered in
                                    the Exchange Offer at any time prior to 5:00
                                    p.m., New York City time, on
                                    [               ], 1999. If we decide for
                                    any reason not to accept any Old Notes for exchange, the Old Notes will be returned to the registered holder at our expense promptly after the expiration or termination of the Exchange Offer. In the case of Old
                                    Notes tendered by book-entry transfer into the Exchange Agent's account at The
                                    Depository Trust Company, any withdrawn or unaccepted Old Notes will be credited to the tendering holder's account at The Depository
                                    Trust Company. For further information
                                    regarding the withdrawal of tendered Old
                                    Notes, see "The Exchange Offer -- Terms of the Exchange Offer; Period for Tendering Old
                                    Notes" on pages 27 to 28 and " -- Withdrawal
                                    Rights" on pages 32 to 33.

CONDITIONS TO THE EXCHANGE
OFFER...........................    The Exchange Offer is subject to customary
                                    conditions, which we may waive. See the
                                    discussion below under the caption "The
                                    Exchange Offer -- Conditions to the Exchange
                                    Offer" on page 33 for more information
                                    regarding the conditions to the Exchange
                                    Offer.

PROCEDURES FOR TENDERING OLD
NOTES...........................    Unless you comply with the procedures
                                    described below under the caption "The
                                    Exchange Offer -- Guaranteed Delivery
                                    Procedures" on pages 31 to 32, you must do one of the following on or prior to the expiration of the Exchange Offer to participate in the Exchange Offer:

                                    - tender your Old Notes by sending the
                                      certificates for your Old Notes, in proper form for transfer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and all other documents required by the Letter of Transmittal, to The Bank of New York, as Exchange Agent, at one
                                       of the addresses listed below under the
                                       caption "The Exchange Offer -- Exchange
                                       Agent" on pages 33 to 34; or

                                    - tender your Old Notes by using the
                                      book-entry transfer procedures described below and transmitting a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent's Message instead of the Letter of Transmittal, to the Exchange Agent. In order for a book-entry transfer to constitute a valid tender of your Old Notes in the Exchange Offer, the Bank of New York, as Exchange Agent, must receive a confirmation of book-entry transfer of your Old Notes into the Exchange Agent's account at The Depository Trust Company prior to the expiration of the Exchange Offer. For more information regarding the use of book-entry transfer procedures, including a description of the required Agent's Message, see the discussion below under the caption "The Exchange Offer -- Book Entry Transfer" on page 31.

GUARANTEED DELIVERY
PROCEDURES......................    If you are a registered holder of the Old
                                    Notes and wish to tender your Old Notes in the Exchange Offer, but (1) the Old Notes are not immediately available, (2) time will not permit your Old Notes or other required documents to reach the Exchange Agent before the expiration of the Exchange Offer, or (3) the procedure for book-entry transfer cannot be completed prior to the expiration of the Exchange Offer, you may tender Old Notes by following the procedures described below under the caption "The Exchange
                                    Offer -- Guaranteed Delivery Procedures" on pages 31 to 32.

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS...............    If you are a beneficial owner whose Old
                                    Notes are registered in the name of a
                                    broker, dealer, commercial bank, trust
                                    company or other nominee and you wish to tender your Old Notes in the Exchange Offer, you should promptly contact the person in whose name the Old Notes are registered and instruct that person to tender on your behalf. If you wish to tender in the Exchange Offer on your own behalf, prior to completing and executing the Letter of Transmittal and delivering your Old Notes, you must either make appropriate arrangements to register ownership of the Old Notes in your name or obtain a properly completed bond power from the person in whose name the Old
                                    Notes are registered.

CERTAIN FEDERAL TAX
CONSIDERATIONS..................    The exchange of Old Notes for New Notes in
                                    the Exchange Offer will not be a taxable transaction for United States federal income tax purposes. See the discussion below under the caption "Certain United States Federal
                                    Income Tax Considerations" on pages 35 to 39 for more information regarding the tax consequences to you of the Exchange Offer.

USE OF PROCEEDS.................    We will not receive any cash proceeds from
                                    the Exchange Offer.

EXCHANGE AGENT..................    The Bank of New York is the Exchange Agent
                                    for the Exchange Offer. The addresses and telephone number of the Exchange Agent can be found below under the caption "The
                                    Exchange Offer -- Exchange Agent."

CONSEQUENCES OF NOT EXCHANGING OLD NOTES

     If you do not exchange your Old Notes in the Exchange Offer, your Old Notes will continue to be subject to the restrictions on transfer described in the legend on the certificate for your Old Notes. In general, you may offer or sell your Old Notes only:

     - if they are registered under the Securities Act and applicable state securities laws;

     - if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

     - if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the Old Notes under the Securities Act. Under certain circumstances, however, holders of the Old Notes (including holders who are not permitted to participate in the Exchange Offer or who may not freely resell New Notes received in the Exchange Offer) may require us to file, and cause to become effective, a shelf registration statement which would cover resales of Old Notes by these holders. For more information regarding the consequences of not tendering your Old Notes and our obligation to file a shelf registration statement, see "The Exchange Offer -- Consequences of Exchanging or Failing to Exchange Old Notes" on pages 34 to 35 and "Description of the Notes -- Registration Rights" on pages 137 to 139.

SUMMARY DESCRIPTION OF THE NEW NOTES

     The terms of the New Notes and those of the outstanding Old Notes are substantially identical, except that the transfer restrictions and registration rights relating to the Old Notes do not apply to the New Notes. In addition, if the Exchange Offer is not completed by [the 35th day following effectiveness of the Registration Statement], 1999, and we do not have an effective shelf registration statement on file with the Securities and Exchange Commission to register the Old Notes on that date, the interest rate on the Old Notes will increase by 0.5% every 90 days, to a maximum of 1.0%, until the Exchange Offer is completed or an effective shelf registration statement is on file.

SECURITIES OFFERED..............    $160,000,000 aggregate principal amount of
                                    9 1/4% Senior Subordinated Exchange Notes due 2009.

MATURITY DATE...................    February 15, 2009.

INTEREST........................    Interest on the New Notes will accrue at the
                                    rate of 9 1/4% per annum and will be payable semiannually in cash on February 15 and August 15 of each year, commencing on August
                                    15, 1999.

RANKING.........................    The New Notes will rank equally with our
                                    other senior subordinated indebtedness. The
                                    New Notes will be junior to all of our
                                    senior indebtedness.

                                    At December 31, 1998, after giving pro forma effect to the offering of the Old Notes and the recapitalization transaction in which our current principals acquired control of New World Pasta, New World Pasta and its subsidiaries had approximately $310.7 million of long-term indebtedness outstanding, of which approximately $150.7 million was senior to the Old Notes and will be senior to the New Notes.

SINKING FUND....................    None.

OPTIONAL REDEMPTION.............    We may redeem any of the New Notes beginning
                                    on February 15, 2004 at an initial
                                    redemption price equal to 104.625% of their principal amount, plus accrued and unpaid interest. The redemption price will decline each year after 2004 and will be 100% of the principal amount, plus accrued and unpaid interest, beginning on February 15, 2007.

                                    In addition, before February 15, 2002, we may redeem up to 35% of the aggregate principal amount of all Notes outstanding on the date of redemption at a redemption price equal to 109.25% of the aggregate principal amount redeemed, plus accrued and unpaid interest and liquidated damages, if any. We may only redeem the Notes using the net cash proceeds from issuances of our capital stock, subject to certain limitations. For additional information regarding optional redemption of the New Notes, see the discussion below under the caption "Description of the Notes -- Optional Redemption" on pages 93 to 94.

CHANGE OF CONTROL...............    Upon a change of control of New World Pasta,
                                    we will be required to make an offer to
                                    purchase all outstanding New Notes. The
                                    purchase price will equal 101% of the
                                    aggregate principal amount of
                                    all New Notes outstanding on the date of purchase, plus accrued and unpaid interest.
                                    We may not have sufficient funds available at the time of any change of control to make any required debt repayment -- including repurchases of the New Notes -- and the terms of our senior credit facilities may block these payments.

COVENANTS.......................    The terms of the New Notes restrict our
                                    ability, among other things, to:

                                    - pay dividends or make distributions on our
                                      capital stock,

                                    - repurchase or redeem our capital stock,

                                    - create liens,

                                    - make particular kinds of investments and
                                      other restricted payments,

                                    - incur additional indebtedness,

                                    - merge or consolidate with other companies,

                                    - sell assets, and

                                    - enter into transactions with our
                                      stockholders or affiliates.

                                    These limitations are subject to a number of important qualifications and exceptions. For further information regarding the restrictions imposed on New World Pasta by the terms of the New Notes, see the discussion below under the caption "Description of the Notes -- Covenants" on pages 97 to 111.

SUBSIDIARY GUARANTEES...........    Some of our subsidiaries will guarantee the
obligations of New World Pasta under the New Notes. These guarantees will be subordinated to all senior indebtedness of the subsidiary guarantors.

RISK FACTORS

     You should carefully consider all of the information contained in this Prospectus before deciding to tender your Old Notes in the Exchange Offer. In particular, you should carefully review the specific factors described below under the caption "Risk Factors" beginning on page 15, which contain important information about New World Pasta and the risks that may affect our business.

THE COMPANY

     COMPANY OVERVIEW. We are the leading manufacturer and distributor of retail branded pasta in the United States, and a supplier of dry pasta to the U.S. private label, industrial and foodservice sectors. Our primary business is the production of dry pasta which is marketed and sold under regional brands in supermarkets and foodstores. We believe our brands are among the oldest and most prominent brands in the industry. These brand names include such leading regional brands as Ronzoni, San Giorgio, American

Beauty, Skinner, Ideal and P&R. On a combined basis, these brands give us an industry-leading national market share of approximately 27%, which is about 45% larger than our closest competitor. With approximately 19% of the national retail egg noodle market, our noodle products also have the #1 market share in the United States and include such famous brand names as Light 'N Fluffy, American Beauty, Skinner, Mrs. Weiss, P&R, Ideal and San Giorgio. For the year ended December 31, 1998, we generated net sales of $373.1 million. Our principal executive offices are located at 100 Crystal A Drive, Hershey, Pennsylvania 17033 and our telephone number is (717) 534-6711. Effective May 3, 1999, our principal executive offices will be located at 85 Shannon Road, Harrisburg, Pennsylvania 17112 and our telephone number will be (717) 526-2200.

     RECAPITALIZATION. On January 28, 1999, New World Pasta, LLC ("New World LLC") and Miller Pasta, LLC ("Miller LLC") acquired control of the Company in a recapitalization transaction (the "Recapitalization"). After completing the Recapitalization, New World LLC owned 83.4% of our common stock, Miller LLC owned 10.6% of our common stock and Hershey retained 6.0% of our common stock. The Recapitalization valued New World Pasta at $453.0 million, subject to a subsequent working capital adjustment. For more information regarding this Recapitalization, see the discussion below under the caption "The Recapitalization" on pages 40 to 41.

     OWNERSHIP OF THE COMPANY. New World LLC, which owns 83.4% of our common stock, is controlled by Joseph Littlejohn & Levy Fund III, L.P. ("JLL Fund III"), which is controlled by Joseph Littlejohn & Levy ("JLL"). JLL was founded in 1988 as a private partnership dedicated to making strategic investments in consolidating industries and to investing in corporate divestitures, recapitalizations and restructurings. To date, JLL has raised $1.6 billion of capital on behalf of a variety of institutional investors. Since its formation, JLL has made investments in a variety of industries, including food products, automotive parts, healthcare, radio, building products, specialty chemicals and basic manufacturing. In February 1998, JLL closed on its third fund, the $1.0 billion JLL Fund III. The investment in New World Pasta through New World LLC is the first investment by JLL Fund III and represents the largest investment JLL has made in a single entity.

     Miller LLC, which owns 10.6% of our common stock, is controlled by a group of investors, including C. Mickey Skinner, John Miller, Michael Snow and Miller Milling Company. Messrs. Skinner, Miller and Snow are executive officers and directors of New World Pasta. Mr. Skinner was the President and Chief Executive Officer of Hershey Pasta from 1984 to 1997 and Messrs. Miller and Snow are principals of Miller Milling Company. Miller Milling Company, which was Hershey Pasta's largest durum/semolina supplier for over 11 years, is one of the largest procurers of durum/semolina in North America and is now responsible for the procurement of 100% of New World Pasta's durum/semolina needs.

     COMPETITIVE STRENGTHS. We believe we are well-positioned to increase our market share, sales and profitability due to the following competitive strengths:

     - we are a national market leader in branded pasta;

     - we market a significant number of strong regional pasta brands;

     - we have a low-cost and efficient manufacturing and distribution system;

     - we have a consistent, low-cost supply of durum/semolina, our primary raw material;

     - we are a focused, vertically-integrated pasta company; and

     - we are operated by an experienced team of owner-managers.

     GROWTH STRATEGY. We have developed a growth strategy that capitalizes and builds upon our competitive strengths and the historical advantages that enabled Hershey Pasta to generate consistent levels of cash flow and remain one of the leading pasta companies in the United States. We expect to achieve consistent revenue growth through highly-developed marketing and promotional programs, opportunistic private label and industrial collaborations, the introduction of innovative new products and geographic expansion of our strong regional brands. We can utilize our 29% excess production capacity to support increased sales volumes and generate higher incremental profit margins. The principal elements of our strategy to maximize these opportunities include the following:

     - increase our branded sales through promotional spending;

     - pursue strategic private label partnerships;

     - grow pasta sales opportunistically in the industrial and foodservice sectors;

     - distribute our Light 'N Fluffy brand nationally;

     - capitalize on our category management capabilities; and

     - expand into new markets and introduce new products.

     SYNERGIES AND COST SAVING OPPORTUNITIES. In addition to the durum/semolina cost savings we expect to realize from a new procurement contract we entered into with Miller Milling Company, our management team has identified a number of manufacturing cost saving initiatives. We expect to save $2.0 to $2.5 million per year on an ongoing basis after an initial capital investment of $8.3 million at our Lebanon and Fresno plants. We have also identified a number of synergies and cost saving initiatives which we expect will save an additional $3.0 to $4.0 million per year, with minimal up-front cost. These initiatives include shifting of production between plants, other staffing and shift adjustments, line upgrades and changes in packaging procurement. Finally, we believe significant efficiencies and savings can be realized by having an independent, focused and coordinated organization dedicated to pasta. We expect to continue to identify and to evaluate opportunities of this kind.

     MARKET DATA. The market data and some of the industry forecasts used throughout this Prospectus were obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information they present has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. Similarly, internal surveys, industry forecasts and market research, while believed to be reliable, have not been independently verified, and we make no representations as to the accuracy of this information. All market share statistics are from Information Resources, Inc., an independent marketing research firm, and are based upon data for the 52-week period ended December 6, 1998. The industry data was compiled from a series of industry and government reports, including U.S. Department of Commerce, Business Trends Analysis and Find SVP Research Publications.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following table sets forth summary historical and pro forma financial data for New World Pasta. The financial data for the years ended December 31, 1998, 1997 and 1996 has been derived from the audited combined financial statements of New World Pasta appearing elsewhere in this Prospectus. The financial data for the year ended December 31, 1995 has been derived from the unaudited combined financial statements of

New World Pasta which have not been included in this Prospectus. The financial data for the year ended December 31, 1994 has been derived from the unaudited internal records of New World Pasta. In the opinion of management, the unaudited data for 1995 and 1994 reflects all adjustments necessary for a fair presentation of the information included in the financial data for these periods. The data set forth in the following table should be read in conjunction with our combined financial statements and the related notes appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The unaudited pro forma operating and other data for the year ended December 31, 1998 gives effect to (i) the Recapitalization and (ii) the offering of the Old Notes, as if these events had occurred on the first day of the period presented. The unaudited pro forma balance sheet data at December 31, 1998 gives effect to (i) the Recapitalization and (ii) the offering of the Old Notes, as if those events had occurred as of that date.

     The unaudited pro forma financial data does not purport to represent what our financial position or results of operations would actually have been if these events had in fact occurred as of the dates or at the beginning of the periods presented, or to project our financial position or results of operations for any future date or period. The unaudited pro forma financial data should be read in conjunction with the unaudited pro forma combined financial statements and the related notes and our historical combined financial statements and the related notes appearing elsewhere in this Prospectus.

     Prior to 1996, the Company's financial and management reporting information was commingled with other operating divisions of Hershey. As a result, the Company's summary data as of and for the years ended December 31, 1995 and 1994 is limited and some historical financial data is unavailable.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

                                                                                            PRO FORMA
                                               YEAR ENDED DECEMBER 31,                      YEAR ENDED
                              ----------------------------------------------------------   DECEMBER 31,
                                 1994          1995         1996       1997       1998         1998
                              -----------   -----------   --------   --------   --------   ------------
                              (UNAUDITED)   (UNAUDITED)                                    (UNAUDITED)
                                                    (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF INCOME DATA:
Net sales...................   $397,770      $419,090     $407,370   $386,218   $373,096     $373,096
Cost of sales...............    237,485       241,464      235,025    210,003    205,773      205,773
                               --------      --------     --------   --------   --------     --------
Gross profit................    160,285       177,626      172,345    176,215    167,323      167,323
Marketing expenses..........     93,146       109,123      106,121    101,731     92,081       92,081
Selling, general and
  administrative expenses...     36,543        36,878       35,080     32,764     33,374       35,537
                               --------      --------     --------   --------   --------     --------
Operating income before
  provision for income
  taxes.....................     30,596        31,625       31,144     41,720     41,868       39,705
Interest expense(1)(2)(3)...         --            --           --         --         --       28,211
                               --------      --------     --------   --------   --------     --------
Income before provision for
  income taxes..............     30,596        31,625       31,144     41,720     41,868       11,494
Provision for income
  taxes.....................     13,470        13,188       12,451     16,563     15,954        4,597
                               --------      --------     --------   --------   --------     --------
Net income..................     17,126        18,437       18,693     25,157     25,914        6,897
Dividends on preferred
  stock.....................         --            --           --         --         --       13,618
                               --------      --------     --------   --------   --------     --------
Net income (loss)
  attributable to common
  stock.....................   $ 17,126      $ 18,437     $ 18,693   $ 25,157   $ 25,914     $ (6,721)
                               ========      ========     ========   ========   ========     ========
BALANCE SHEET DATA (AT END
  OF PERIOD):
Working capital.............   $ 19,621      $ 14,739     $ 15,084   $  8,183   $ 20,798     $ 15,649
Total assets................    293,678       259,731      246,563    231,920    225,017      342,936
Long-term debt (including
  current portion)(3).......         --            --           --         --         --      310,749
Mandatorily redeemable non-
  voting preferred stock....         --            --           --         --         --      113,485
Stockholders' equity........    234,450       194,155      183,698    162,777    166,944     (117,434)
OTHER DATA:
EBITDA......................   $ 46,466      $ 47,558     $ 47,136   $ 57,157   $ 56,515(6)   $ 54,352
EBITDA as a percentage of
  net sales.................       11.7%         11.3%        11.6%      14.8%      15.1%       14.6%
Depreciation and
  amortization expense......   $ 15,870      $ 15,933     $ 15,992   $ 15,437   $ 14,647     $ 14,647

                                                                                            PRO FORMA
                                               YEAR ENDED DECEMBER 31,                      YEAR ENDED
                              ----------------------------------------------------------   DECEMBER 31,
                                 1994          1995         1996       1997       1998         1998
                              -----------   -----------   --------   --------   --------   ------------
                              (UNAUDITED)   (UNAUDITED)                                    (UNAUDITED)
                                                    (IN THOUSANDS, EXCEPT RATIOS)
Capital expenditures(3).....      9,097         5,952        8,906      1,850      4,660        4,660
Cash interest
  expense(1)(4).............         --            --           --         --         --       27,479
Ratio of Pro Forma EBITDA to
  cash interest.............         --            --           --         --         --          2.0x
Ratio of earnings to
  combined fixed
  charges(5)................         --            --           --         --         --          0.9x

-------------------------

(1) A 0.25% increase or decrease in the assumed average interest rate on the variable-rate debt incurred in connection with the Recapitalization would change the pro forma interest expense for the year ended December 31, 1998 by approximately $377,000 and the pro forma net income for the year ended December 31, 1998 by approximately $226,000.

(2) Pro forma includes $732,000 of amortization of debt issuance costs for 1998.

(3) Historically, New World Pasta has not incurred indebtedness or related interest expense as a division of Hershey. As an independent company, New World Pasta is required to service the interest expense on any borrowings incurred by it including the debt associated with the Recapitalization and to fund its capital expenditures.

(4) Excludes $732,000 of amortization of debt issuance costs for 1998.

(5) Historically, New World Pasta has not incurred indebtedness or related interest expense as a division of Hershey. On a pro forma basis, combined fixed charges exceed earnings before income taxes for 1998 by $2.1 million.

(6) EBITDA represents earnings before interest, taxes, depreciation and amortization. We believe that EBITDA provides useful information regarding our ability to service our debt. EBITDA is not a measure of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, EBITDA may not be comparable to similarly titled measures of other companies. EBITDA may not be indicative of the historical operating results of New World Pasta, and is not meant to be predictive of future results of operation or cash flows. You should also see the audited statement of cash flows contained within the audited combined financial statements appearing elsewhere in this Prospectus. During 1998, the Company incurred certain legal expenses and paid retention bonuses related to the Recapitalization. EBITDA on an adjusted basis without the effect of these non-recurring charges would have been $59.0 million for the year ended December 31, 1998.

                                  RISK FACTORS

     You should carefully consider the risk factors described below as well as all other information contained in this Prospectus before deciding to tender your Old Notes in the Exchange Offer. The risk factors described below -- other than "-- Consequences Of Not Exchanging Old Notes" -- are generally applicable to the Old Notes as well as the New Notes.

     The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected.

WE ARE A HIGHLY LEVERAGED COMPANY

     As a result of the Recapitalization in which our current principals acquired control of New World Pasta, we are a highly leveraged company. After completing the Recapitalization, we had, and at December 31, 1998, we would have had, on a pro forma basis, after giving effect to the Recapitalization and the offering of the Old Notes, $310.7 million of outstanding debt -- including approximately $150.7 million of senior indebtedness. We also had negative stockholders' equity of $117.4 million and negative tangible net worth of $184.5 million.

     Our level of indebtedness could have important consequences to you because it:

     - limits our ability to obtain additional financing to fund our growth strategy, working capital requirements, capital expenditures, debt service requirements or other needs;

     - limits our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make principal payments and fund debt service;

     - increases our vulnerability to interest rate fluctuations because much of our debt may be at variable interest rates, although a portion of this indebtedness is required to be hedged under the terms of our senior credit facilities;

     - limits our ability to compete with others who are not as highly leveraged; and

     - limits our ability to react to changing market conditions, changes in our industry and economic downturns.

     Our ability to pay principal and interest on the New Notes and to satisfy our other debt obligations will depend upon our future operating performance. Prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will also affect our ability to make these payments. If we cannot generate sufficient cash from operations to make scheduled payments on the New Notes or to meet our other obligations, we will need to refinance our debt, obtain additional financing or sell assets. We cannot assure you that our business will generate cash flow, or that we will be able to refinance our debt or obtain additional financing, sufficient to satisfy our debt service requirements. If our cash flow is insufficient and we are unable to refinance or obtain sufficient additional financing, we could be forced to dispose of assets on unfavorable terms to make up for any shortfall in our payment obligations. Our senior credit facilities restrict our ability to sell assets and also restrict the use of any proceeds from sales of assets. Moreover, our senior credit facilities are secured by substantially all of our assets. We cannot be sure that our assets could be sold quickly enough or for sufficient amounts to enable us to meet our obligations, including our obligations with respect to the New Notes. Furthermore, a substantial portion of our assets are, and may continue to be, intangible assets. Therefore, it may be difficult for the holders of the New Notes to be paid in the event of an acceleration of the New Notes.

NEW NOTES WILL BE SUBORDINATED TO OUR SENIOR CREDIT FACILITIES

     The New Notes will be subordinated to all of our senior indebtedness, in particular, our senior credit facilities. After completing the Recapitalization in which our current principals acquired control of New World Pasta, we had, and on a pro forma basis, after giving effect to the Recapitalization and the offering of the Old Notes, at December 31, 1998, we would have had, $150.7 million of senior indebtedness. We also may incur additional senior indebtedness consistent with the terms of our debt agreements. In the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations on the New Notes only after all payments had been made on our senior indebtedness. We cannot assure you that sufficient assets would remain to make any payments on the New Notes. In addition, certain events of default under our senior indebtedness would prohibit us from making any payments on the New Notes, including interest payments.

OUR DEBT AGREEMENTS CONTAIN OPERATING AND FINANCIAL RESTRICTIONS

     The operating and financial restrictions and covenants in our existing debt agreements, including our senior credit facilities and the indenture under which the Old Notes were issued and the New Notes will be issued, and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. Specifically, our debt agreements restrict our ability to:

     - declare dividends or redeem or repurchase capital stock;

     - prepay, redeem or purchase debt, including the New Notes;

     - incur liens and engage in sale-leaseback transactions;

     - make loans and investments;

     - incur additional indebtedness;

     - amend or otherwise change debt and other material agreements;

     - make capital expenditures;

     - engage in mergers, acquisitions and asset sales;

     - enter into transactions with our affiliates; and

     - change our primary business.

For a further description of the restrictions imposed on New World Pasta by the terms of our debt agreements, see the discussion below under the caption "Description of the Notes -- Covenants" on pages 97 to 111 and "Description of Other Indebtedness" on pages 140 to 141. A breach of any of the restrictions or covenants in our debt agreements could cause a default under our senior credit facilities, other debt agreements, the Old Notes or the New Notes. A significant portion of our indebtedness then may become immediately due and payable. We are not certain whether we would have, or would be able to obtain, sufficient funds to make these accelerated payments, including payments on the New Notes.

WE DO NOT HAVE AN INDEPENDENT OPERATING HISTORY

     Since 1966, our business operations have been conducted by various entities owned directly or indirectly by Hershey, and we do not have an independent operating history. While owned by Hershey, we were able to use some of the financial and administrative resources and infrastructure of Hershey in such areas as treasury, legal, systems and benefits administration. As a result of the Recapitalization in which our current principals acquired control of New World Pasta, we will now be required to supplement our financial, administrative and other resources to provide services necessary to operate successfully as an independent company. We will also need to fund our working capital requirements and other cash needs from our cash flow and other sources. We have a $50.0 million revolving credit facility -- all of which was available for borrowing as of April 21, 1999 -- that can be used to fund our working capital and other general corporate requirements. Our cash flow and the revolving credit facility may not, however, be adequate to meet our working capital and other cash needs in the future.

     In connection with the Recapitalization, we entered into a Transitional Services Agreement in which Hershey agreed to continue to provide us with a variety of services for a period generally not to exceed six months from January 28, 1999, including the following:

     - lease of office space;

     - systems technology services;

     - transition support for open positions at New World Pasta;

     - telephone, copies and fax services; and

     - benefits administration.

When this agreement terminates, we will have to provide these services in-house or contract with third parties. We cannot assure you that we have not underestimated the difficulties and costs of replacing these services and successfully operating as an independent company.

OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE COMPARABLE TO FUTURE PERIODS

     The historical financial information included in this Prospectus may not necessarily reflect our results of operations, financial position and cash flows in the future or be illustrative of what our results of operations, financial position and cash flows would have been had we been a separate, independent entity during the periods presented. The historical financial information included in this Prospectus does not reflect many significant changes that have occurred in our capital structure, funding and operations as a result of the Recapitalization in which our current principals acquired control of New World Pasta and the offering of the Old Notes or the additional costs we expect to incur in operating as an independent company. For example, funds required for working capital and other cash needs historically were obtained from Hershey on an interest-free intercompany basis without any debt service requirement. In addition, because we cannot currently estimate these adjustments, the pro forma combined financial statements appearing elsewhere in this Prospectus do not reflect the potentially significant working capital adjustments that may be required subsequent to the completion of the Recapitalization. Also, Hershey's cash management system -- in which Hershey Pasta participated -- historically resulted in Hershey Pasta maintaining zero cash balances. As a result, our results of operations and financial condition subsequent to the Recapitalization are not and will not be comparable to prior periods. In addition, the information regarding the results of operations, cash flows and financial condition of Hershey Pasta for 1994 and 1995 are unaudited. If this information had been audited, the results for these periods might have been different.

WE MAY BE UNABLE TO ACHIEVE OUR BUSINESS STRATEGIES

     We expect many positive changes in the operations of New World Pasta as a result of our business strategies and cost saving initiatives. However, we cannot assure you that we will successfully implement our plans or that the costs of implementing our plans will not be greater than currently expected. We also cannot be sure as to the timing or amount of any positive changes which may be realized as a result of our business strategies or that the changes in our business strategy might not result in unanticipated material adverse consequences.

     Our future results of operations will also depend upon a number of factors and events, some of which are beyond our control, including the following:

     - the levels of demand for our existing products;

     - our ability to develop new products and successfully implement our marketing initiatives;

     - our ability to maintain acceptable profit margins on product sales;

     - our ability to increase our private label business;

     - our ability to control our costs and repay our indebtedness;

     - the substantial competition we encounter;

     - our transition to operating as an independent company and the costs associated with that transition; and

     - possible changes in the pasta industry or the grocery industry and general economic conditions.

WE ARE CONTROLLED BY JLL

     JLL Fund III, which is controlled by JLL, beneficially owns 83.4% of our outstanding common stock and voting power through its membership interest in New World LLC. As a result of its voting power and a stockholders agreement among the holders of our common stock, JLL Fund III is in a position to elect a majority of our board of directors and control all matters affecting New World Pasta, including any determination with respect to:

     - the direction and policies of New World Pasta;

     - the acquisition and disposition of assets;

     - future issuances of common and preferred stock or other securities;

     - our future incurrence of debt; and

     - any dividends on our common stock or preferred stock.

     Some decisions concerning the operations or financial structure of New World Pasta may present conflicts of interest between JLL Fund III and the holders of the New Notes. If we encounter financial difficulties, or we are unable to pay our debts as they mature, the interests of our equity holders might conflict with those of the holders of the New Notes. In addition, our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions, that, in their judgment, could enhance their equity investment, even though these transactions might involve risks to the holders of the New Notes.

WE OPERATE IN A HIGHLY COMPETITIVE ENVIRONMENT

     We operate in a highly competitive environment and compete against numerous national, regional and foreign companies, as well as many smaller companies, in the procurement of raw materials, the development of new pasta products and product lines, the improvement and expansion of previously introduced pasta products and product lines and the production, marketing and sale of pasta products. Our main competitors are American Italian Pasta Company, Barilla G.ER.F. LLI S.p.A., Bestfoods Inc., Borden Food Holdings Corporation and Dakota Growers Pasta Company. Some of our competitors have greater production capacity and financial or other resources than we have.

     Many pasta producers have disclosed that they recently increased or intend to increase production capacity by either constructing new facilities or expanding existing facilities by adding additional processing lines. Although we do not expect that this increase in our competitors' capacity will have a significant impact on our competitive position, it could cause increased competition for sales, potentially causing pressure on profit margins. If increased competition were to occur, it could have a material adverse effect on our business, financial condition and results of operations.

RETAIL PASTA SALES ARE DECLINING

     Although the overall U.S. pasta industry has been growing, retail pasta sales as measured by Information Resources, Inc. have been declining since 1997, and the rate of decline has been increasing. Although retail private label sales have increased during this period, this increase has been more than offset by a decrease in retail branded pasta sales. Furthermore, sales of dry pasta through our primary distribution channels -- grocery store chains and grocery wholesalers -- have declined, as measured by Information Resources, Inc. You should note that in making this calculation, Information Resources, Inc. does not include sales through mass merchants and club stores, where we also sell our products. Moreover, our management believes that reduced expenditures for marketing during the last two years by the largest domestic branded pasta makers, specifically Hershey Pasta, Borden Food Holdings Corporation and Bestfoods Inc., have contributed to this decline. Our management plans to increase our promotional expenditures, but we cannot assure you that these marketing initiatives will be successful. In addition, Hershey Pasta has historically had a limited share of the private label market. We plan to increase our activity in the private label business, but we cannot assure you that we will successfully implement our plans.

WE ARE EXCLUSIVELY FOCUSED ON THE DRY PASTA INDUSTRY

     We have focused exclusively on the dry pasta industry and expect to continue to derive substantially all of our revenues from the sale of dry pasta and pasta-related products. Because of this product concentration, any decline in the demand or pricing for dry pasta, any shift in consumer preferences away from dry pasta, or any other factor that adversely affects the pasta market, could have a more significant adverse effect on our business, financial condition and results of operations. In addition, our pasta production equipment is highly specialized and is not adaptable to the production of non-pasta food products.

OUR RAW MATERIAL PRICES HAVE HISTORICALLY BEEN VOLATILE

     The principal raw material in our products is semolina, a flour made from durum wheat. Durum/semolina is used almost exclusively in pasta production and is a narrowly traded commodity crop. As a result, the profitability of New World Pasta will be subject to changes in the market prices for durum/semolina.

     The supply and price of durum/semolina is subject to market conditions and is influenced by numerous factors beyond our control, including general economic conditions, natural disasters, weather conditions, agricultural problems such as pestilence, competition and governmental programs and regulations. The cost of durum/semolina has varied in recent years and future changes in durum/semolina costs may cause our results of operations and profit margins to fluctuate significantly.

     Miller Milling Company will have responsibility, on behalf of New World Pasta, for durum/semolina procurement. The prices we will pay for durum/semolina under procurement arrangements with Miller Milling Company will be based upon prevailing market prices. Miller Milling Company will attempt to minimize the effects of durum/semolina cost fluctuations through forward purchase contracts and, where appropriate, hedging activities. While our commodity procurement and pricing practices are intended to reduce the risk of durum/semolina cost increases on profitability, these practices also may temporarily affect our ability to benefit from possible durum/semolina cost decreases.

     We also rely on the supply of packaging materials, primarily cartons, flexible packaging and corrugated cardboard, which have experienced price fluctuations as well. A large, rapid increase in the cost of these raw materials could have a material adverse effect on our business, financial condition and results of operations.

     Historically, changes in prices of our pasta products have lagged behind changes in our raw material costs. Competitive pressures may also limit our ability to raise prices in response to increased raw material costs in the future. Accordingly, we cannot assure you that we will be able to offset raw material cost increases with increased product prices. For further information regarding the impact on our business of new material costs, see the discussions below under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Raw Materials."

WE RELY ON A SINGLE VENDOR FOR OUR RAW MATERIAL PROCUREMENT

     New World Pasta has historically sourced up to 67% of its durum/semolina needs through Miller Milling Company under two milling agreements. We have negotiated a procurement agreement with Miller Milling Company to supply us with all of our additional durum/semolina needs at a competitive rate. Despite the expected advantages associated with having a single procurement source for our durum/semolina needs, we may not obtain the expected benefits from this relationship. Moreover, an adverse change in, or termination or expiration without renewal of, our relationship with Miller Milling Company could have a material adverse effect on our business, financial condition and results of operations. Similarly, any downturn in the financial viability of Miller Milling Company, or its ability to perform under our contracts, would negatively impact our business. If we had to obtain durum/semolina from alternative sources, we might not be able to do so on equally favorable terms.

     In addition, two of the principals of Miller Milling Company, Messrs. Miller and Snow, are executive officers and directors of the Company. As a result, there may be conflicts between their interests as officers of the Company and the interests of Miller Milling Company, which is neither owned nor controlled by the Company. See "Business -- Miller Milling" and "Certain Relationships and Related Transactions."

WE RELY ON OUR KEY PERSONNEL

     Our operations and prospects depend in large part on the performance of our senior management team. The team includes: Mickey Skinner, Chairman of the Board and Chief Executive Officer; John Miller, Co-Chairman and President; Michael Snow, Executive Vice President; James Bohenick, Vice President -- Finance and Chief Financial Officer; Clifford Larsen, Executive Vice President -- Marketing and Sales; and Mark E. Kimmel, Vice President, Administration and Development and General Counsel. We cannot be sure that we would be able to find qualified replacements for any of these individuals if their services were no longer available. The loss of the services of one or more members of our senior management team could have a material adverse effect on our business, financial condition and results of operations. We do not currently maintain key person life insurance on any of our key employees. We do, however, have employment agreements with Messrs. Skinner, Miller and Snow. Messrs. Miller and Snow are also employees of Miller Milling Company and will be devoting a considerable portion of their business time to activities on behalf of Miller Milling Company. For further information regarding our senior management team, see the discussion below under the caption "Management."

WE COULD BE AFFECTED BY THE YEAR 2000 PROBLEM

     Some computers, software and other equipment include a computer code in which calendar year data is abbreviated to only two digits. As a result, some of these systems could fail to operate or fail to produce correct results because they may misinterpret "00" to mean the year 1900, rather than the year 2000. This is widely known as the "Year 2000 Problem." The Year 2000 Problem affects some of our computers, software and equipment. If we fail to properly recognize and address the Year 2000 Problem in our systems, our business, financial condition and results of operations could be materially adversely affected.

     We are engaged in an ongoing process of assessing our exposure to the Year 2000 Problem. Our efforts to address this issue are described in more detail below under the caption "Management's Discussion and Analysis of Financial Conditions and Results of Operations." This process, including the development of contingency plans to assess the likelihood of and address worst-case scenarios, is continuing. While costs incurred to date to address the Year 2000 Problem have not been material, the Company expects to incur incremental expenses of approximately $1.0 million through the end of 1999 to resolve any known Year 2000 Problems that relate to mission critical systems. There can be no assurance, however, that these incremental costs will not exceed our current expectations, perhaps to a significant extent.

     We expect to identify and resolve all Year 2000 Problems that could materially adversely affect our business operations. However, the Year 2000 Problem also affects many of our major suppliers and customers. Miller Milling Company, which is responsible for procuring all of New World Pasta's durum/semolina requirements, believes that all of its material Year 2000 Problems have been resolved. Despite Miller Milling Company's belief, we cannot predict with certainty that all of Miller Milling Company's Year 2000 Problems have been or will be effectively resolved. If Miller Milling Company or any of our other suppliers or customers fails to resolve its Year 2000 Problems, our business could be disrupted or otherwise adversely affected. Our management believes that it is not possible to determine with complete certainty all Year 2000 Problems affecting us or our customers and suppliers. In addition, no one can accurately predict the severity, duration or financial consequences of Year 2000 Problem-related failures.

WE ARE SUBJECT TO THE RISK OF PRODUCT LIABILITY CLAIMS

     The sale of food products for human consumption involves the risk of injury to consumers. These injuries may result from tampering by unauthorized third parties, product contamination or spoilage, including the presence of foreign objects, substances, chemicals, aflatoxin and other agents, or residues introduced during the growing, storage, handling or transportation phases. We have from time to time been involved in a limited number of product liability lawsuits, none of which were material to our business. While we are subject to U.S. Food & Drug Administration inspection and regulations and believe our facilities comply in all material respects with all applicable laws and regulations, we cannot be sure that consumption of our products will not cause a health-related illness in the future or that we will not be subject to claims or lawsuits relating to these matters. We maintain product liability insurance in an amount which we believe to be adequate. However, we cannot be sure that we will not incur claims or liabilities for which we are not insured or that exceed the amount of our insurance coverage.

WE ARE SUBJECT TO THE RISK OF UNION DISPUTES AND ADVERSE EMPLOYEE RELATIONS

     Some of our employees are unionized. As of December 1998, approximately 56% of our employees were represented by The Bakery, Confectionary and Tobacco Worker's Union of America, United Foods and Commercial Workers International Union, International Union of Operating Engineers or the Teamsters. Our collective bargaining agreements with these unions expire at various times and are generally renegotiated every three years. The only collective bargaining agreement scheduled for renegotiation in 1999 is with the United Foods and Commercial Workers International Union, Local 271 at our Omaha, Nebraska facility. Our historical relations with these unions have been satisfactory, and our management anticipates a satisfactory renegotiation of this agreement. However, we cannot assure you that this historical pattern will continue or that satisfactory renegotiations will be obtained. While we believe that our relations with our employees are satisfactory, a dispute between us and our employees, or between any of our major suppliers or customers and its employees, could have a material adverse effect on our business, financial condition and results of operations.

WE ARE SUBJECT TO TRANSPORTATION RISKS

     Durum/semolina is shipped to our production facilities in Virginia, Pennsylvania, Kansas, Kentucky, California and Nebraska directly from North Dakota and Canada -- and potentially Mexico, should some of our durum/semolina supply be sourced from Mexico in the future. An extended interruption in our ability to ship durum/semolina to our facilities could have a material adverse effect on our business, financial condition and results of operations. Similarly, any extended disruption in the distribution of our finished pasta products could have a material adverse effect on our business, financial condition and results of operations. While we would attempt to transport these materials by alternative means if we were to experience an interruption due to strike, natural disasters or otherwise, we cannot be sure that we would be able to do so or be successful in doing so in a timely and cost-effective manner. For further information regarding our transportation and distribution arrangements, see the discussion below under the caption "Business -- Transportation and Distribution."

WE ARE SUBJECT TO GOVERNMENTAL REGULATION

     Various federal, state and local laws and regulations impose liability on current or former real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. In addition, these laws impose liability for clean-up costs on persons who disposed of or arranged for the disposal of hazardous substances at third-party sites. This liability may be imposed regardless of whether the original actions were legal or whether the person knew of, or was responsible for, the presence of hazardous or toxic substances. This liability may be joint and several with other parties. If the liability is joint and several, the person could be responsible for payment of the full amount of the liability, whether or not any other responsible party is also liable.

     A number of current and former Hershey Pasta facilities have been operated as manufacturing facilities for some time. Although we do not believe that we will incur significant liability for environmental matters from these historic operations, we cannot be sure that we will not incur liability in the future if evidence of environmental problems is discovered in the future.

     In addition, our operations are subject to extensive environmental laws and regulations concerning, among other things, emissions to air, discharges to water, and the generation, treatment and disposal of wastes and other materials. We may also incur costs and expenses in connection with the repair or upgrade of our facilities to meet existing or new requirements under environmental laws. In many instances, the ultimate costs and the time period during which costs are likely to be incurred are difficult to predict.

     As a producer of products intended for human consumption, our operations are also subject to various federal and state regulations, including regulations promulgated by the U.S. Food and Drug Administration. We believe that we are in material compliance with all applicable regulatory requirements relating to food quality and safety.

WE MAY BE AFFECTED BY GOVERNMENT TRADE POLICIES

     Our operations may be affected by governmental trade policies and regulations, including those impacting the volume of pasta and the amount of durum/semolina imported from Canada, and potentially Mexico, should some of our durum/semolina supply be sourced from Mexico in the future. Pricing policy actions by the Canadian Wheat Board in recent years may have resulted in increased sales of Canadian durum/ semolina in the United States and lower durum/semolina prices. These actions have resulted in complaints from durum/semolina growers in the United States, and a continuing dispute over possible restrictions on durum/semolina imports. If restrictions are implemented, they could negatively impact our business.

     Domestic pasta prices are also influenced by competition from foreign pasta producers and, as such, by the trade policies of both the U.S. government and foreign governments. In 1996, a U.S. Department of Commerce investigation determined that several Italian and Turkish pasta producers were selling pasta at less than fair value in U.S. markets, and some were benefitting from subsidies from their respective governments. Consequently, the

U.S. International Trade Commission imposed punitive anti-dumping and countervailing duties on pasta imported from both nations, effective July, 1996. However, foreign pasta producers have also entered the U.S. pasta market by establishing production facilities in the United States, further increasing competition in the U.S. pasta market.

SUBSIDIARY GUARANTEES COULD BE DEEMED TO BE FRAUDULENT CONVEYANCES

     Some of our subsidiaries will guarantee the New Notes. The issuance of these guarantees could be subject to review under applicable fraudulent transfer or conveyance laws in a bankruptcy or other similar proceeding. Under these laws, the issuance of a guarantee will be a fraudulent conveyance if either (1) the subsidiary issued the guarantee with the intent of hindering, delaying or defrauding its creditors, or (2) the subsidiary received less than reasonably equivalent value or fair consideration in return for issuing the guarantee, and, in the case of (2) only, one of the following is also true:

     - the subsidiary was insolvent or became insolvent when it issued the guarantee,

     - issuing the guarantee left the subsidiary with an unreasonably small amount of capital, or

     - the subsidiary intended to, or believed that it would, be unable to pay its debts as they matured.

If the issuance of the guarantee were a fraudulent conveyance, a court could, among other things, void the subsidiary's obligations under the guarantee and require the repayment of any amounts paid under the guarantee.

     Generally, an entity will be considered insolvent if:

     - the sum of its debts is greater than the fair value of its property,

     - the present fair value of its assets is less than the amount that it will be required to pay on its existing debts as they become due, or

     - it cannot pay its debts as they become due.

     We believe that immediately after issuance of the New Notes in the Exchange Offer, our subsidiaries will be solvent, will have sufficient capital to carry on their businesses and will be able to pay their debts as they mature. We cannot be sure, however, as to what standard a court would apply in making these determinations or that a court would reach the same conclusions with regard to these issues.

YOU MAY FIND IT DIFFICULT TO SELL YOUR NOTES

     There is no established trading market for the New Notes or the Old Notes. Although Morgan Stanley & Co. Incorporated and Scotia Capital Markets (USA) Inc., the placement agents from the offering of the Old Notes, have informed us that they currently intend to make a market in the New Notes, they have no obligation to do so and may discontinue making a market at any time without notice.

     We do not intend to apply for listing of the New Notes on any national securities exchange or for quotation through The Nasdaq National Market.

     The liquidity of any market for the New Notes will depend upon the number of holders of the New Notes, the performance of New World Pasta, the market for similar securities, the interest of securities dealers in making a market in the New Notes and other factors relating to New World Pasta. A liquid trading market may not develop for the New Notes.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE NOTES

     If you do not exchange your Old Notes for New Notes in the Exchange Offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on the certificates for your Old Notes. The restrictions on transfer of your Old Notes arise because we issued the Old Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the Old Notes under the Securities Act. In addition, if you exchange your Old Notes in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Notes would be adversely affected. For further information regarding the consequences of tendering your Old Notes in the Exchange Offer, see the discussions below under the captions "The Exchange Offer -- Consequences of Exchanging or Failing to Exchange Old Notes" and "Certain United States Federal Income Tax Considerations."

FORWARD-LOOKING STATEMENTS

     This Prospectus includes or incorporates forward-looking statements about our future financial condition, results of operations and business. We have based these forward-looking statements on our current expectations and projections about future events. When used in this Prospectus, words such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential" or similar terminology are intended to identify forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in the risk factors listed above and in the other sections of this Prospectus, which could cause our results to differ materially from those contained in any forward-looking statement.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the New Notes in the Exchange Offer. We will receive Old Notes in like principal amount in exchange for the issuance of the New Notes in the Exchange Offer. We will cancel all Old Notes surrendered in exchange for New Notes in the Exchange Offer.

     The net proceeds from the offering of the Old Notes, after deducting underwriting discounts and our expenses, were approximately $155,276,500 and were used to refinance our then outstanding senior subordinated increasing rate notes (the "Senior Subordinated Increasing Rate Notes") and repay a $50.0 million term loan. See "Capitalization." The Senior Subordinated Increasing Rate Notes bore interest at a floating rate, adjusted quarterly, equal to the greater of (a) 3-month U.S. Dollar London Inter-Bank Offered Rate plus 5.75%, (b) the base rate as announced by Citibank, N.A. plus 4.50% or (c) the yield on specified U.S. Treasury obligations plus 6.25%. The interest rate increased the longer the Senior Subordinated Increasing Rate Notes were outstanding, to a maximum of

18.0%. The Senior Subordinated Increasing Rate Notes were scheduled to be due on January 28, 2000 and were issued to finance a portion of the Recapitalization. Certain terms of the Term A Loan are described below under the caption "Description of Other Indebtedness." Borrowings under the Term A Loan were used to finance a portion of the Recapitalization.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

     On February 19, 1999, we issued an aggregate principal amount of $160,000,000 of our 9 1/4% Senior Subordinated Notes due 2009 in an offering under Rule 144A and Regulation S of the Securities Act that was not registered under the Securities Act. The Old Notes were issued, and the New Notes will be issued, under an indenture (the "Indenture"), dated as of February 19, 1999, by and among New World Pasta, New World Pasta's wholly owned subsidiaries, Pasta LLC and Winchester LLC (the "Guarantors"), and The Bank of New York, as trustee (the "Trustee"). We sold the Old Notes to Morgan Stanley & Co. Incorporated and Scotia Capital Markets (USA) Inc. (the "Placement Agents") under a Purchase Agreement, dated February 11, 1999, among New World Pasta, the Guarantors, and the Placement Agents. When we sold the Old Notes to the Placement Agents, we also signed a Registration Rights Agreement in which we agreed to exchange all the issued and outstanding Old Notes for a like principal amount of our 9 1/4% Senior Subordinated Exchange Notes due 2009. See "Description of the
Notes -- Registration Rights." The New Notes are identical to the Old Notes, except that the transfer restrictions and registration rights relating to the Old Notes do not apply to the New Notes.

     This Prospectus and the enclosed Letter of Transmittal constitute an offer to exchange New Notes for all the issued and outstanding Old Notes. This Exchange Offer is being extended to all holders of the Old Notes. As of the date of this Prospectus, $160,000,000 aggregate principal amount of the Old Notes are outstanding. This Prospectus and the enclosed Letter of Transmittal are first
being sent on or about [               ], 1999, to all holders of Old Notes
known to us. Subject to the conditions listed below, we will accept for exchange all Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. See "-- Conditions to the Exchange Offer." As used in this Prospectus, the term "Expiration Date" means 5:00 p.m., New York
City time, on [               ], 1999. However, if we, in our sole discretion,
extend the period of time during which the Exchange Offer is open, the term "Expiration Date" will mean the latest time and date to which we extend the Exchange Offer. Our obligation to accept Old Notes for exchange in the Exchange Offer is subject to the conditions listed below under the caption "-- Conditions to the Exchange Offer."

     We expressly reserve the right, at any time and from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes. If we elect to extend the period of time during which the Exchange Offer is open, we will give you oral or written notice of the extension and delay, as described below. During any extension of the Exchange Offer, all Old Notes previously tendered and not withdrawn will remain subject to the Exchange Offer and may be accepted for exchange by us. We will return to the registered holder, at our expense, any Old Notes not accepted for exchange as promptly as practicable after the expiration or termination of the Exchange Offer. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     We expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not previously accepted for exchange if any of the events described below under the caption "-- Conditions to the Exchange Offer" should occur. We will give you oral or written notice of any amendment, termination or non-acceptance as promptly as practicable.

     Following completion of the Exchange Offer, we may, in our sole discretion, commence one or more additional exchange offers to those Old Note holders who did not exchange their Old Notes for New Notes. The terms of these additional exchange offers may differ from those applicable to this Exchange Offer, as provided in the Registration Rights Agreement. We may use this Prospectus, as amended or supplemented from time to time, in connection with any additional exchange offers. These additional exchange offers will take place from time to time until all outstanding Old Notes have been exchanged for New Notes subject to the terms and conditions contained in the prospectus and letter of transmittal we will distribute in connection with these exchange offers.

PROCEDURES FOR TENDERING OLD NOTES

     Old Notes tendered in the Exchange Offer must be in denominations of $1,000 principal amount and any integral multiple thereof.

     When you tender your Old Notes, and we accept the Old Notes, this will constitute a binding agreement between you and New World Pasta, subject to the terms and conditions set forth in this Prospectus and the enclosed Letter of Transmittal. Unless you comply with the procedures described below under the caption "-- Guaranteed Delivery Procedures," you must do one of the following on or prior to the Expiration Date to participate in the Exchange Offer:

     - tender your Old Notes by sending the certificates for your Old Notes, in proper form for transfer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and all other documents required by the Letter of Transmittal, to The Bank of New York, as Exchange Agent, at one of the addresses listed below under the caption "-- Exchange Agent"; or

     - tender your Old Notes by using the book-entry procedures described below under the caption "-- Book-Entry Transfer" and transmitting a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent's Message instead of the Letter of Transmittal, to the Exchange Agent.

     In order for a book-entry transfer to constitute a valid tender of your Old Notes in the Exchange Offer, the Exchange Agent must receive a confirmation of book-entry transfer (a "Book-Entry Confirmation") of your Old Notes into the Exchange Agent's account at The Depository Trust Company prior to the Expiration Date. The term "Agent's Message" means a message, transmitted by The Depository Trust Company and received by the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that The Depository Trust Company has received an express acknowledgment from you that you have received and have agreed to be bound by the Letter of Transmittal. If you use this procedure, we may enforce the Letter of Transmittal against you.

     THE METHOD OF DELIVERY OF CERTIFICATES FOR OLD NOTES, LETTERS OF TRANSMITTAL, AGENT'S MESSAGES AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR ELECTION. IF YOU DELIVER YOUR OLD NOTES BY MAIL, WE RECOMMEND REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. DO NOT SEND CERTIFICATES FOR OLD NOTES, LETTERS OF TRANSMITTAL OR AGENT'S MESSAGES TO US.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless you are either (1) a registered Old Note holder and have not completed the box entitled "Special Issuance Instructions" or "Special Delivery

Instructions" on the Letter of Transmittal or (2) you are exchanging Old Notes for the account of an Eligible Guarantor Institution. An Eligible Guarantor Institution means:

     - Banks (as defined in Section 3(a) of the Federal Deposit Insurance Act);

     - Brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers and government securities brokers (as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"));

     - Credit unions (as defined in Section 19B(1)(A) of the Federal Reserve
       Act);

     - National securities exchanges, registered securities associations and clearing agencies (as these terms are defined in the Exchange Act); and

     - Savings associations (as defined in Section 3(b) of the Federal Deposit Insurance Act).

     If signatures on a Letter of Transmittal or a notice of withdrawal are required to be guaranteed, the guarantor must be an Eligible Guarantor Institution. If you plan to sign the Letter of Transmittal but you are not the registered holder of the Old Notes -- which term, for this purpose, includes any participant in The Depository Trust Company's system whose name appears on a security position listing as the owner of the Old Notes -- you must have the Old Notes signed by the registered holder of the Old Notes and that signature must be guaranteed by an Eligible Guarantor Institution. You may also send a separate instrument of transfer or exchange signed by the registered holder and guaranteed by an Eligible Guarantor Institution, but that instrument must be in a form satisfactory to us in our sole discretion. In addition, if a person or persons other than the registered holder or holders of Old Notes signs the Letter of Transmittal, certificates for the Old Notes must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name or names of the registered holder or holders that appear on the certificates for Old Notes.

     All questions as to the validity, form, eligibility -- including time of receipt -- and acceptance of Old Notes tendered for exchange will be determined by us in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of Old Notes improperly tendered or to not accept any Old Notes, the acceptance of which might be unlawful as determined by us or our counsel. We also reserve the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any Old Notes either before or after the Expiration Date -- including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer. Our interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration
Date -- including the terms and conditions of the Letter of Transmittal and the accompanying instructions -- will be final and binding. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within a reasonable period of time, as determined by us. Neither we, the Exchange Agent nor any other person has any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor will we have any liability for failure to give this notification.

     If you are a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or act in a similar fiduciary or representative capacity, and wish to sign the Letter of Transmittal or any certificates for Old Notes or bond powers, you must indicate your status when signing. If you are acting in any of these capacities, you must submit proper evidence satisfactory to us of your authority to so act unless we waive this requirement.

     By tendering your Old Notes, you represent to us:

     - that you are not an "affiliate" (as defined in Rule 405 under the Securities Act) of New World Pasta;

     - that any New Notes you receive in the Exchange Offer are being acquired by you in the ordinary course of your business;

     - that at the time of the commencement of the Exchange Offer, you do not have any arrangement or understanding with any person to participate in the distribution (as defined in the Securities Act) of the New Notes in violation of the Securities Act;

     - if you are not a Participating Broker-Dealer (as defined below), that you are not engaged in, and do not intend to engage in, the distribution (as defined in the Securities Act) of the New Notes; and

     - if you are a Participating Broker-Dealer, that you will receive the New Notes for your own account in exchange for Old Notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the New Notes you receive. See "Plan of Distribution." As used in this Prospectus, a "Participating Broker-Dealer" is a broker-dealer that receives New Notes for its own account in exchange for Old Notes that it acquired as a result of market-making or other trading activities. The Securities and Exchange Commission (the "Commission") has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to resales of the New Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) by delivering this Prospectus to prospective purchasers.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, we will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "-- Conditions to the Exchange Offer." For purposes of the Exchange Offer, we will be deemed to have accepted properly tendered Old Notes for exchange when, as and if we have given oral or written notice of acceptance to the Exchange Agent, with written confirmation of any oral notice to be given promptly after any oral notice.

     For each Old Note accepted for exchange in the Exchange Offer, the holder of the Old Note will receive a New Note having a principal amount at maturity equal to that of the surrendered Old Note. Interest on the New Note will accrue
(1) from the later of (a) the last date to which interest was paid on the Old Note surrendered in exchange for the New Note or (b) if the Old Note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of the exchange and as to which interest will be paid, the date to which interest will be paid on such interest payment date or (2) if no interest has been paid on the Old Note, from and including February 19, 1999. If the Exchange Offer is not completed by [the 35th day following effectiveness of the Registration Statement], 1999, and New World Pasta does not have an effective shelf registration statement on file with the Commission to register the Old Notes on that date, the interest rate on the Old Notes will increase by 0.5% every 90 days, to a maximum of 1.0%, until the Exchange Offer is completed or an effective shelf registration statement is on file with the Commission. Payments of interest, if any, on Old Notes that were exchanged for New Notes will be made on each August 15th and February 15th during which the New Notes are outstanding to the person who, at the close of business on the February 1st or August 1st next preceding the interest payment date, is the registered holder of the Old Notes if the record date occurs prior to the exchange, or is the registered holder of the New Notes if the record date occurs on or after the date of the exchange, even if the Notes are cancelled after the record date and on or before the interest payment date.

     In all cases, the issuance of New Notes in exchange for Old Notes will be made only after the Exchange Agent timely receives either certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation of transfer of the Old Notes into the Exchange Agent's account at The Depository Trust Company, as the case may be, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and all other required documents or, in the case of a Book-Entry Confirmation, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent's Message instead of the Letter of Transmittal. If for any reason we do not accept any tendered Old Notes or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or non-exchanged Old Notes without expense to the registered tendering holder. In the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at The Depository Trust Company by using the book-entry procedures described below, the unaccepted or non-exchanged Old Notes will be credited to an account maintained with The Depository Trust Company. Any Old Notes to be returned to the holder will be returned as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     Within two business days after the date of this Prospectus, the Exchange Agent will establish an account at The Depository Trust Company for the Old Notes tendered in the Exchange Offer. Once established, any financial institution that is a participant in The Depository Trust Company's systems may make book-entry delivery of Old Notes by causing The Depository Trust Company to transfer the Old Notes into the Exchange Agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. Although delivery of the Old Notes may be effected through book-entry transfer at The Depository Trust Company, the Letter of Transmittal or facsimile of the Letter of Transmittal, with any required signature guarantees, or an Agent's Message instead of a Letter of Transmittal, and any other required documents, must be transmitted to and received by the Exchange Agent on or prior to the Expiration Date at one of the addresses listed below under the caption "-- Exchange Agent." In addition, the Exchange Agent must receive Book-Entry Confirmation of transfer of the Old Notes into the Exchange Agent's account of The Depository Trust Company prior to the Expiration Date. If you cannot comply with these procedures, you may be able to use the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     If you are a registered holder of the Old Notes and wish to tender your Old Notes, but (1) the certificates for the Old Notes are not immediately available,
(2) time will not permit your certificates for the Old Notes or other required documents to reach the Exchange Agent before the Expiration Date or (3) the procedure for book-entry transfer cannot be completed before the Expiration Date, you may effect a tender of your Old Notes if:

     - the tender is made through an Eligible Guarantor Institution;

     - prior to the Expiration Date, the Exchange Agent receives from an Eligible Guarantor Institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form we have provided, setting forth your name and address, and the amount of Old Notes you are tendering and stating that the tender is being made by Notice of Guaranteed Delivery. These documents may be sent by overnight courier, registered or certified mail or facsimile transmission. If you elect to use this procedure, you must also guarantee that within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation of transfer of the Old Notes into the Exchange Agent's account at The Depository Trust Company (including the Agent's Message that forms a part of the Book-Entry Confirmation), as the case may be, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Guarantor Institution with the Exchange Agent; and

     - the Exchange Agent receives the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation of transfer of the Old Notes into the Exchange Agents account at The Depository Trust Company, as the case may be, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and all other required documents or, in the case of a Book-Entry Confirmation, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent's Message instead of the Letter of Transmittal, in each case, within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     YOU MAY WITHDRAW TENDERS OF OLD NOTES AT ANY TIME PRIOR TO THE EXPIRATION DATE.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent prior to the Expiration Date at one of the addresses listed below under the caption "-- Exchange Agent." Any notice of withdrawal must specify the name of the person who tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn, including the principal amount of the Old Notes, and, where certificates for Old Notes have been transmitted, specify the name in which the Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Guarantor Institution unless the holder is an Eligible Guarantor Institution. If Old Notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn Old Notes and otherwise comply with the procedures of the book-entry transfer facility. All questions as to the validity, form and eligibility -- including time of receipt -- of these notices will be determined by us. Our determination will be final and binding. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the registered holder without cost to that holder as soon as practicable after withdrawal, non-acceptance of tender or termination of the Exchange Offer. In the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at The Depository Trust Company by using the book-entry transfer procedures described above, any withdrawn or unaccepted Old Notes will be credited to the tendering holder's account at The Depository Trust Company. Properly withdrawn Old Notes may be retendered at any time on or prior to the Expiration Date by following one of the procedures described above under "-- Procedures for Tendering Old Notes."

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, we will not be required to accept any Old Notes for exchange or to issue any New Notes in exchange for Old Notes, and we may terminate or amend the Exchange Offer if, at any time before the acceptance of the Old Notes for exchange or the exchange of New Notes for Old Notes, any of the following events occurs:

     - the Exchange Offer violates any applicable law or any applicable interpretation of the staff of the Commission;

     - an action or proceeding is pending or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the Exchange Offer;

     - any material adverse development occurs in any existing legal action or proceeding involving New World Pasta;

     - we do not receive any governmental approval we deem necessary for the completion of the Exchange Offer; or

     - any of the conditions precedent to our obligations under the Registration Rights Agreement are not fulfilled.

     These conditions are for our benefit only and we may assert them regardless of the circumstances giving rise to any condition. We may also waive any condition in whole or in part at any time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not constitute a waiver of that right and each right is an ongoing right that we may assert at any time.

     In addition, we will not accept any Old Notes for exchange or issue any New Notes in exchange for Old Notes, if at the time a stop order is threatened or in effect which relates to (1) the Registration Statement of which this Prospectus forms a part or (2) the qualification of the Indenture under the Trust Indenture Act of 1939 (the "TIA").

EXCHANGE AGENT

     We have appointed The Bank of New York as the Exchange Agent for the Exchange Offer. All completed Letters of Transmittal and Agent's Messages should be directed to the Exchange Agent at one of the addresses listed below. Questions and requests for assistance, requests for additional copies of this Prospectus or the Letter of Transmittal,

Agent's Message and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent at one of the following addresses:

               Delivery To: The Bank of New York, Exchange Agent

By Regular or Certified Mail:          By Facsimile:          By Overnight Courier or Hand:
    The Bank of New York            (Eligible Guarantor           The Bank of New York
   101 Barclay Street, 7E           Institutions Only)             101 Barclay Street
     New York, NY 10286               (212) 815-6339            Corporate Trust Services
         Attention:               To Confirm by Telephone                Window
   Reorganization Section,       or for Information Call:             Ground Level
        Marcia Brown                  (212) 815-3428               New York, NY 10286
                                                                       Attention:
                                                                 Reorganization Section,
                                                                      Marcia Brown

     DELIVERY OF A LETTER OF TRANSMITTAL OR AGENT'S MESSAGE TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS SET FORTH ABOVE IS NOT VALID DELIVERY OF THE LETTER OF TRANSMITTAL OR AGENT'S MESSAGE.

FEES AND EXPENSES

     The principal solicitation is being made by mail by the Exchange Agent. The Company will pay the Exchange Agent customary fees for its services, reimburse the Exchange Agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the Trustee under the Indenture, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.

     Additional solicitation may be made by telephone, facsimile or in person by officers and regular employees of New World Pasta and its affiliates and by persons so engaged by the Exchange Agent.

TRANSFER TAXES

     You will not be obligated to pay any transfer taxes in connection with the tender of Old Notes in the Exchange Offer unless you instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE OLD NOTES

     If you do not exchange your Old Notes for New Notes in the Exchange Offer, your Old Notes will continue to be subject to the provisions of the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of the Old Notes described in the legend on your certificates. These transfer restrictions are required because the Old Notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the Old Notes under the Securities Act. See "Description of the
Notes -- Registration Rights." Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, we believe that the New Notes you receive in the Exchange Offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the New Notes if (1) you are an "affiliate" (as defined in Rule 405 under the Securities
Act) of New World Pasta, (2) you are not acquiring the New Notes in the Exchange Offer in the ordinary course of your business, (3) you have an arrangement or understanding with any person to participate in the distribution (as defined in the Securities Act) of the New Notes you will receive in the Exchange Offer or
(4) you are a Participating Broker-Dealer. We do not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in the circumstances described in the no-action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If you are an affiliate of New World Pasta, are engaged in or intend to engage in a distribution of the New Notes or have any arrangement or understanding with respect to the distribution of the New Notes you will receive in the Exchange Offer, you (1) may not rely on the applicable interpretations of the staff of the Commission and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the New Notes. If you are a Participating Broker-Dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the New Notes. See "Plan of Distribution." In addition, to comply with state securities laws, you may not offer or sell the New Notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the New Notes to "qualified institutional buyers" (as defined in Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the New Notes in any state where an exemption from registration or qualification is required and not available.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of certain United States federal income tax considerations relating to the acquisition, ownership and disposition of the Notes. This discussion is based on the Code, and regulations, rulings and judicial decisions as of the date hereof, all of which may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those described below. These changes could be applied retroactively in a manner that could adversely affect holders of the Notes. In addition, the authorities on which this discussion is based are subject to various interpretations. It is therefore possible that the consequences of the acquisition, ownership and disposition of the Notes may differ from the treatment described below.

     This discussion applies only to purchasers of the Old Notes in the original offering at the first price at which a substantial amount of the Old Notes were sold and does not address other purchasers, including purchasers of Notes with "market discount" or "acquisition premium." In addition, the tax treatment of a holder of the Notes may vary depending upon the particular situation of the holder. This discussion is limited to investors who will hold the Notes as capital assets and does not deal with holders that may be subject to special tax rules (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, dealers or traders in securities or currencies, U.S. holders whose functional currency is not the U.S. dollar, certain U.S. expatriates or holders who will hold the Notes as a hedge against currency risks or as part of a straddle, synthetic security, conversion transaction or other integrated investment comprised of the Notes and one or more other investments).

     This discussion is for general information only and does not address all aspects of United States federal income taxation that may be relevant to holders of the Notes in light of their particular circumstances, and it does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Holders should consult their own tax advisors as to the particular tax consequences to them of acquiring, holding or disposing of the Notes.

EXCHANGE OF OLD NOTE FOR NEW NOTE

     The exchange of an Old Note for a New Note should not constitute a taxable exchange. The Holder will have the same tax basis and holding period in the New Note as it did in the Old Note at the time of such exchange.

U.S. HOLDERS

     For purposes of this discussion, a "U.S. Holder" of a Note is a holder who for United States federal income tax purposes is (1) an individual that is a citizen or resident of the United States (including certain former citizens and former longtime residents), (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in United States Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be U.S. Holders. A "Non-U.S. Holder" is a holder that is not a U.S. Holder.

     INTEREST. Stated interest on a Note will generally be taxable to a U.S. Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the U.S. Holder's method of accounting for income tax purposes.

     Our failure to consummate the Exchange Offer or to file or cause to be declared effective the Shelf Registration Statement as described under "Description of the Notes -- Registration Rights" will cause additional interest to accrue on the Old Notes in the manner described in the Old Notes. In the unlikely event that the interest rate on the Old Notes is increased, then the increased interest may be treated as original issue discount, includable by a U.S. Holder in income as such interest accrues, in advance of receipt of any cash payment and regardless of the method of income tax accounting employed by the U.S. Holder.

     Even though the Notes may be redeemed prior to their stated maturity at our or the holder's option upon certain circumstances or automatically upon the occurrence of certain events, we believe that none of these redemption rights or obligations are more likely than not to occur, and, thus, under applicable Treasury regulations, none of these redemption rights or obligations will affect the manner of including original issue discount, if any, in income.

     DISPOSITION OF NOTES. Upon the sale, retirement at maturity or other taxable disposition of a Note (collectively, a "disposition"), a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized by the holder (except to the extent such amount is attributable to accrued interest, which will be treated as ordinary interest income) and the holder's adjusted tax basis in the Note. This capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period for the Note exceeds one year at the time of the disposition.

NON-U.S. HOLDERS

     INTEREST. Interest that we pay to a Non-U.S. Holder will not be subject to United States federal income or withholding tax if the interest is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder and, among other things, the Non-U.S. Holder (1) does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock; (2) is not a controlled foreign corporation for United States federal income tax purposes and to which we are a related person and (3) certifies to us, our paying agent or the person who would otherwise be required to withhold United States tax, on Form W-8 or W-9 or substantially similar form signed under penalties of perjury, that the holder is not a United States person and provides the holder's name and address (the "Certification Requirement"). In the case of interest on a Note that is not "effectively connected with the conduct of a trade or business within the United States" and does not satisfy the three requirements of the preceding sentence, the Non-U.S. Holder's interest on a Note would generally be subject to United States withholding tax at a flat rate of 30% (or a lower applicable treaty rate). If a Non-U.S. Holder's interest on a Note is "effectively connected with the conduct of a trade or business within the United States," then the Non-U.S. Holder will be subject to United States federal income tax on such interest income in essentially the same manner as a U.S. Holder and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to the branch profits tax.

     GAIN ON DISPOSITION. A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale, redemption or other disposition of a Note unless (1) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder or (2) in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the Note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     We will, when required, report to the holders of the Notes and the Internal Revenue Service ("IRS") the amount of any interest paid on the Notes in each calendar year and the amount of tax withheld, if any, with respect to these payments.

     Certain non-corporate U.S. Holders may be subject to backup withholding at a rate of 31% on payments of principal, premium and interest on, and the proceeds of the disposition of, the Notes. In general backup withholding will be imposed only if the U.S. Holder (1) fails to furnish its taxpayer identification number ("TIN"), which, for an individual, would be his or her Social Security number, (2) furnishes an incorrect TIN, (3) is notified by the IRS that it has failed to report payments of interest or dividends or (4) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has been notified by the IRS that it is subject to backup withholding tax for failure to report interest or dividend payments. In addition, payments of principal and interest to U.S. Holders will generally be subject to information reporting. U.S. Holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

     In the case of payments of interest to Non-U.S. Holders, the general 31% backup withholding tax and certain information reporting will not apply to those payments with respect to which either the Certification Requirement has been satisfied or an exemption has otherwise been established, provided that neither we nor our payment agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Information reporting and backup withholding requirements will apply to the gross proceeds paid to a Non-U.S. Holder on the disposition of the Notes by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States unless such broker has documentary evidence in its file that the holder of the Notes is not a United States person and such broker has no actual knowledge to the contrary, or the holder establishes an exception. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be credited toward a holder's United States federal income tax liability, if any. To the extent that the amounts withheld exceed a holder's tax liability, the excess may be refunded to the holder provided the required information is furnished to the IRS, and the holder files a United States tax return claiming a refund of excess withholding.

RECENTLY ISSUED TREASURY REGULATIONS

     The United States Treasury Department has promulgated new regulations regarding the withholding and information reporting rules discussed above. In general, the new regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The new regulations require, however, that a foreign person furnish its taxpayer identification number in certain circumstances to claim a reduction in United States federal withholding tax and new rules are provided for foreign persons that hold debt instruments through a foreign intermediary. In particular, in the case of payments to foreign partnerships (other than payments to foreign partnerships that qualify as "withholding foreign partnerships" within the meaning of the new regulations and payments to foreign partnerships that are effectively connected with the foreign partnership's conduct of a trade or business in the United States), the partners of such partnerships will be required to provide the certification discussed above in order to establish an exemption from backup withholding tax and information reporting requirements. Moreover, a payor may rely on a certification provided by a Non-U.S. Holder only if such payor does not have actual knowledge or a reason to know that any information or certification stated in such certificate is unreliable. The new regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules.

NON-U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE IMPACT, IF ANY, OF THE NEW REGULATIONS.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. PROSPECTIVE U.S. HOLDERS AND NON-U.S. HOLDERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE INCOME AND OTHER TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE EFFECTS OF CHANGES IN SUCH LAWS.

                              THE RECAPITALIZATION

     On January 28, 1999, Hershey completed the Recapitalization, in which New World LLC and Miller LLC acquired control of Hershey Pasta, while Hershey retained a 6% minority equity interest. Prior to the Recapitalization, Hershey completed a reorganization in which the net assets of Hershey Pasta were transferred into Hershey Pasta Manufacturing Company ("Hershey Manufacturing"), a pre-existing operating subsidiary of Hershey. Hershey Manufacturing subsequently changed its name to New World Pasta Company.

     As part of the Recapitalization, New World Pasta repurchased $307.7 million of its common stock from Hershey, and New World LLC purchased from Hershey $100.6 million of our mandatorily redeemable non-voting preferred stock and $41.7 million of our common stock. We sold $12.9 million of our mandatorily redeemable non-voting preferred stock and $5.3 million of our common stock directly to Miller LLC. After completing the Recapitalization, Hershey retained 6.0% of our common stock and voting equity (at an implied value of $3.0 million), and New World LLC and Miller LLC held 83.4% and 10.6%, respectively, of our common stock and voting equity. The historical basis of accounting for New World Pasta has been maintained.

     The Recapitalization valued New World Pasta at $453.0 million, subject to a subsequent working capital adjustment.

     In connection with the Recapitalization, a syndicate of lenders led by The Bank of Nova Scotia provided us with $250.0 million of senior credit facilities, including a (1) $50.0 million revolving credit facility (the "Revolving Credit Facility") and (2) $200.0 million in term loans consisting of a $50.0 million term loan (the "Term A Loan") and a $150.0 million term loan (the "Term B Loan"). The Revolving Credit Facility, the Term A Loan and the Term B Loan are collectively referred to in this Prospectus as the "Senior Credit Facilities." The Recapitalization was financed with the Term A Loan (which was repaid with a portion of the proceeds from the offering of the Old Notes), the Term B Loan, the $142.3 million stock purchase by New World LLC from Hershey, the equity investment of $18.2 million by Miller LLC and the issuance of $110.0 million in Senior Subordinated Increasing Rate Notes, which were refinanced with a portion of the proceeds from the offering of the Old Notes. The sources and uses of funds for the Recapitalization are summarized below:

                                SOURCES AND USES
                             (DOLLARS IN THOUSANDS)

                                                               AMOUNT
                                                              --------
SOURCES OF FUNDS
Senior Credit Facilities:
  Revolving Credit Facility.................................        --
  Term A Loan(1)............................................  $ 50,000
  Term B Loan...............................................   150,000
Senior Subordinated Increasing Rate Notes(1)................   110,000
Preferred stock investments:
  New World LLC.............................................   100,636
  Miller LLC................................................    12,849

                                                               AMOUNT
                                                              --------
Common stock investments:
  New World LLC.............................................    41,679
  Miller LLC................................................     5,321
Common stock retained by Hershey (implied value)............     3,000
Fees paid by Hershey........................................     1,925
                                                              --------
          Total sources.....................................  $475,410
                                                              ========

                                                               AMOUNT
                                                              --------
USES OF FUNDS
Repayment of demand note used to repurchase common stock
  from Hershey and purchase of common and preferred stock
  from Hershey..............................................  $450,000
Common stock retained by Hershey (implied value)(2).........     3,000
Estimated fees and expenses.................................    22,050
Cash retained by New World Pasta............................       360
                                                              --------
          Total uses........................................  $475,410
                                                              ========

-------------------------

(1) Net proceeds from the issuance and sale of the Old Notes were used to repay the Term A Loan and refinance the Senior Subordinated Increasing Rate Notes.

(2) Represents the post-Recapitalization value of the retained shares based on the price per share paid by Miller LLC. This non-cash retention has been included to show the implied value of the retained interest in relation to the overall capitalization of the Company.

                                 CAPITALIZATION

     The following table sets forth (1) the actual capitalization of New World Pasta as of December 31, 1998 and (2) the capitalization of New World Pasta as of December 31, 1998 after giving pro forma effect to the Recapitalization as if it had occurred as of December 31, 1998.

     This table should be read in conjunction with "Unaudited Pro Forma Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical combined financial statements of New World Pasta and the notes thereto appearing elsewhere in this Prospectus.

                                                  AS OF DECEMBER 31, 1998
                                                  -----------------------
                                                   ACTUAL      PRO FORMA
                                                  --------    -----------
                                                              (UNAUDITED)
                                                  (DOLLARS IN THOUSANDS)
Long-term debt (including current portion):
  Senior Credit Facilities
     Revolving Credit Facility(1)...............  $     --     $     749
     Term A Loan(2).............................        --             0
     Term B Loan................................        --       150,000
  Old Notes(2)..................................        --       160,000
                                                  --------     ---------
          Total long-term debt..................        --       310,749
Preferred stock (stated at liquidation
  value)(3).....................................        --       113,485
Stockholders' equity (deficit)(4)...............   166,944      (117,434)
                                                  --------     ---------
          Total capitalization..................  $166,944     $ 306,800
                                                  ========     =========

-------------------------

(1) The Revolving Credit Facility provides for a total commitment of $50 million. On a pro forma basis, New World Pasta anticipated borrowing approximately $749,000 thereunder to pay certain costs related to the offering of the Old Notes. Currently, New World Pasta has not drawn upon the Revolving Credit Facility.

(2) The Recapitalization was financed in part with the $50.0 million Term A Loan and the $110.0 million Senior Subordinated Increasing Rate Notes. The net proceeds from the offering of the Old Notes were used to repay the Term A Loan and refinance the Senior Subordinated Increasing Rate Notes.

(3) The preferred stock is stated at fair value and is mandatorily redeemable in 11 years. The dividends on this preferred stock are payable semi-annually in cash in arrears when, as and if declared by our board of directors and are cumulative. The Senior Credit Facilities and the Indenture impose restrictions on our ability to pay cash dividends on the preferred stock.

(4) The Unaudited Pro Forma Combined Balance Sheet included elsewhere in this Prospectus reflects the common stock held by Miller LLC, New World LLC and Hershey net of the pro forma adjustments relating to the recapitalization of stockholders' equity described in footnote (j) to the Unaudited Pro Forma Combined Balance Sheet. The implied value of these common stock investments totals $50 million. Prior to the Recapitalization, Hershey's equity interest in Hershey Pasta was recorded as "parent company's investment and advances." See "Unaudited Pro Forma Combined Financial Information."

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     Set forth below is certain unaudited pro forma combined financial information for the Company. The Unaudited Pro Forma Combined Balance Sheet as of December 31, 1998 gives effect to the Recapitalization and this Offering as if they had occurred at December 31, 1998. The Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1998 gives effect to the Recapitalization and the offering of the Old Notes as if they had occurred on the first day of the period presented. The historical basis of the Company's assets and liabilities was not impacted by the Recapitalization.

     The unaudited pro forma adjustments, as described in the notes to the Unaudited Pro Forma Combined Financial Statements, are based on available information and upon certain assumptions that management believes are reasonable.

     The unaudited pro forma combined financial information does not purport to represent what our financial position or results of operations would have been if such events had in fact occurred as of the dates or at the beginning of the periods presented, or to project our financial position or results of operations for any future date or period. The unaudited pro forma combined financial information should be read in conjunction with the historical combined financial statements of the Company and notes thereto included elsewhere in this Prospectus.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                                      AS OF DECEMBER 31, 1998
                                             -----------------------------------------
                                             HISTORICAL    ADJUSTMENTS    Pro Forma(a)
                                             ----------    -----------    ------------
                                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................  $      --     $        0(b)   $       0
  Accounts receivable, net.................     18,447             --         18,447
  Inventories..............................     22,547             --         22,547
  Deferred income taxes....................      3,275         (3,275)(c)          0
  Prepaid expenses and other current
     assets................................      4,793             --          4,793
                                             ---------     ----------      ---------
          Total current assets.............     49,062         (3,275)        45,787
                                             ---------     ----------      ---------
Property, plant and equipment:
  Land.....................................      3,666             --          3,666
  Buildings and leasehold improvements.....     33,486             --         33,486
  Machinery and equipment..................    188,185             --        188,185
  Less accumulated depreciation............   (116,409)            --       (116,409)
                                             ---------     ----------      ---------
  Property, plant and equipment, net.......    108,928             --        108,928
Other Assets:
  Goodwill.................................     67,027             --         67,027
  Deferred tax asset.......................         --        112,906(d)     112,906
Other......................................         --          8,288(e)       8,288
                                             ---------     ----------      ---------
          Total Assets.....................  $ 225,017     $  117,919      $ 342,936
                                             =========     ==========      =========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Revolving Credit Facility................  $      --     $      749(f)   $     749
  Current portion of term loans............         --          1,125(g)       1,125
  Trade accounts payable...................      9,657             --          9,657
  Accrued expenses and other current
     liabilities...........................     18,607             --         18,607
                                             ---------     ----------      ---------
          Total current liabilities........     28,264          1,874         30,138
Term loans, excluding current portion......         --        148,875(h)     148,875
Notes......................................         --        160,000(i)     160,000
Other long-term liabilities................      7,872             --          7,872
Deferred income taxes......................     21,937        (21,937)(c)         --
                                             ---------     ----------      ---------
          Total liabilities................     58,073        288,812        346,885
Mandatorily redeemable non-voting preferred
  stock....................................         --        113,485(j)     113,485
Stockholders' equity (deficit).............    166,944       (284,378)(j)   (117,434)
                                             ---------     ----------      ---------
          Total liabilities and
            stockholders' equity...........  $ 225,017     $  117,919      $ 342,936
                                             =========     ==========      =========

   See accompanying notes to the Unaudited Pro Forma Combined Balance Sheet.

            NOTES TO THE UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(a) Pro forma to give effect to the Recapitalization and the issuance of the Notes as if they had occurred as of December 31, 1998.

(b) Reflects the following (in thousands):

    Borrowings under Senior Credit Facilities...................  $ 200,749
    Proceeds from issuance of Senior Subordinated Increasing
      Rate Notes................................................    110,000
    Repurchase of common stock from Hershey.....................   (307,685)
    Proceeds from issuance of common and preferred stock to
      Miller LLC................................................     18,170
    Proceeds from Old Notes.....................................    160,000
    Repayment of Term A Loan and Refinancing of Senior
      Subordinated Increasing Rate Notes (including accrued
      interest of $286 and $823, respectively)..................   (161,109)
    Estimated total fees and expenses...........................    (22,050)
    Fees reimbursed by Hershey..................................      1,925
                                                                  ---------
                                                                  $       0
                                                                  =========

(c) Reflects elimination of historical deferred tax assets and liabilities.

(d) Reflects the increase in the deferred income tax assets of the Company since, for United States federal and state income tax purposes, the Recapitalization is treated as an asset purchase under Section 338h(10) of the Code. As a result there is a step-up in the tax basis of the assets which will provide incremental future income tax deductions of $282.3 million over the next 15 years to reduce future taxable income. The deferred tax asset was determined as follows (in thousands):

    Recapitalized equity at implied market value................  $ 453,000
    Interest and fees relating to the repaid Term A Loan and the refinanced Senior Subordinated Increasing Rate Notes to be
      refinanced................................................      5,384
    Estimated fees and expenses incurred in connection with the
      Recapitalization..........................................      9,487
                                                                  ---------
    Total Enterprise Value......................................    467,871
    Less stockholders' equity (adjusted for deferred taxes) (see
      note (c)).................................................   (185,606)
                                                                  ---------
    Excess of recapitalization value over historic tax basis of
      the net assets acquired...................................    282,265
    Estimated corporate tax rate................................       40.0%
                                                                  ---------
    Deferred income tax asset arising out of Code Section
      338h(10) election*........................................  $ 112,906
                                                                  ---------

-------------------------

     * A valuation reserve has not been established against the deferred income tax asset calculated above on the assumption that it is more likely than not the deferred income tax asset will be fully utilized in future years.

(e) Reflects estimated debt issuance costs for the Secured Credit Facilities, the Old Notes and the New Notes.

(f) Reflects the Revolving Credit Facility of which $50.0 million is currently available.

(g)  Reflects current portion of term loans.

(h) Reflects borrowings under the term loans excluding current portion.

(i) Reflects the New Notes (assuming 100% of the outstanding aggregate principal amount of Old Notes is exchanged for New Notes in the Exchange Offer).

(j) In connection with the Recapitalization, the historical equity will be recapitalized into stockholders' equity and preferred stock.

     The net proceeds from the Senior Subordinated Increasing Rate Notes, and the borrowings under the Term A loan and Term B loan, were used by the Company to repay a demand note in the amount of $307.7 million that was used to repurchase a portion of the recapitalized common stock of the Company from Hershey. New World LLC then acquired common stock and preferred stock of the Company directly from Hershey for $142.3 million as part of the Recapitalization.

     The total amount paid to Hershey for the redemption and purchase of common stock and preferred stock was $450.0 million. The Company issued common and preferred stock to Miller LLC for $18.2 million.

     Hershey's retained interest consists of $3.0 million of common stock of the Company based on the implied value.

     The implied equity investments in the Company following the Recapitalization by the constituent stockholders are expected to be as follows (in thousands):

                                                PREFERRED    COMMON       EQUITY
                                                  STOCK       STOCK     INVESTMENTS
                                                ---------    -------    -----------
    New World Pasta L.L.C. (common stock at
      implied value)..........................  $100,636     $41,679     $142,315
    Miller LLC................................    12,849      5,321        18,170
    Hershey retained interest (implied
      value)..................................        --      3,000         3,000
                                                --------     -------     --------
                                                $113,485     $50,000     $163,485
                                                ========     =======     ========

     Proceeds from the offering of the Old Notes were used to repay the Term A Loan and to refinance the Senior Subordinated Increasing Rate Notes.

     The pro forma adjustments to reflect these transactions are as follows (in thousands):

                                                                  STOCKHOLDERS'
                                                                     EQUITY
                                                                  -------------
    Historical book value.......................................    $ 166,944
                                                                    ---------
    Recapitalization transactions
      Recapitalization of certain historical equity into
         preferred stock........................................     (100,636)
      Repurchase from Hershey of common stock...................     (307,685)
      Issuance of common stock to Miller LLC....................        5,321
    Adjustments to establish new deferred tax balances under
      Code Section 338h(10):
      Elimination of historical deferred income tax liability...       21,937
      Elimination of historical deferred income tax asset.......       (3,275)
      Deferred income tax asset arising out of Code Section
         338h(10) election (see note (d) above).................      112,906

                                                                  STOCKHOLDERS'
                                                                     EQUITY
                                                                  -------------
    Estimated transaction fees, expenses and adjustments
      Estimated fees and expenses incurred in connection with
         the Recapitalization...................................       (9,487)
      Interest and fees relating to Term A loan that was repaid
         and to the Senior Subordinated Increasing Rate Notes
         that were refinanced with the proceeds from the
         offering of the Old Notes..............................       (5,384)
      Reimbursement of certain fees by Hershey..................        1,925
                                                                    ---------
                                                                    $(284,378)
    Pro forma book value........................................    $(117,434)
                                                                    =========

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                             FOR THE YEAR ENDED DECEMBER 31, 1998
                                           -----------------------------------------
                                           HISTORICAL    ADJUSTMENTS    PRO FORMA(a)
                                           ----------    -----------    ------------
                                                       ($ IN THOUSANDS)
Net Sales................................   $373,096      $     --        $373,096
Cost of sales............................    205,773            --         205,773
                                            --------      --------        --------
          Gross profit...................    167,323            --         167,323
Marketing expenses.......................     92,081            --          92,081
Selling, General and Administrative
  expenses...............................     33,374         2,163(b)       35,537
                                            --------      --------        --------
Operating Income before provision for
  income taxes...........................     41,868        (2,163)         39,705
Interest Expense.........................         --       (28,211)(c)     (28,211)
                                            --------      --------        --------
          Income before income taxes.....     41,868       (30,374)         11,494
Provision for income taxes...............     15,954       (11,357)(d)       4,597
                                            --------      --------        --------
          Net Income.....................     25,914       (19,017)          6,897
Dividends on preferred stock.............         --       (13,618)(e)     (13,618)
                                            --------      --------        --------
Net income (loss) attributable to common
  stock..................................   $ 25,914      $(32,635)       $ (6,721)
                                            ========      ========        ========

See accompanying notes to the Unaudited Pro Forma Combined Statement of Operations.

                   NOTES TO THE UNAUDITED PRO FORMA COMBINED
                            STATEMENT OF OPERATIONS

                                                                     PRO FORMA FOR
                                                                     THE YEAR ENDED
                                                                        12/31/98
                                                                     --------------
  (a)  Pro forma gives effect to the Recapitalization and the issuance of the Notes as if they had occurred on January 1,
       1998.
  (b)  Reflects the following (in thousands):
       Estimated incremental legal, audit, tax and other
       administration
       costs attributable to independent operations................     $  1,200
       Estimated incremental executive compensation attributable to new
       management team.............................................          963
                                                                        --------
                                                                        $  2,163
                                                                        ========
  (c)  Reflects the following (in thousands):
       Estimated cash interest expense associated with new debt....     $(27,479)
       Estimated amortization of new debt financing costs..........         (732)
                                                                        --------
                                                                        $(28,211)
                                                                        ========

                                                          PRINCIPAL    INTEREST COST
                                                          ---------    -------------
       Annual interest on new debt structure (in
       thousands)
       Revolving Credit Facility at LIBOR plus 2.75%....  $     --        $    58
       Unused revolver commitment fee (.50%)............                      246
       Term Loan B at LIBOR plus 3.25%..................   150,000         12,375
       Notes (9.25%)....................................   160,000         14,800
                                                                          -------
                                                                          $27,479
                                                                          =======

       For the purposes of the above, LIBOR is estimated to be 5.0%.

       The fees and accrued interest related to the Senior Subordinated Increasing Rate Notes and the Term A loan of $5.3 million are considered nonrecurring and hence are excluded from the pro forma presentation.

       A 0.25% increase or decrease in the assumed average interest rate on the variable rate debt incurred in connection with the Recapitalization would change the pro forma interest expense for the year ended December 31, 1998 by approximately $377,000 and the pro forma net income for the year ended December 31, 1998 by approximately $226,000.

       The deferred financing costs are amortized on the interest method over the term of the associated debt.

  (d) The tax effect of the pro forma adjustment is based on the estimated applicable effective tax rate of 40% for the periods presented.

  (e) The holders of the Company's preferred stock are entitled to receive cumulative preferred dividends, in a per share amount equal to 12% of the liquidation preference of such preferred stock, payable semi-annually in cash in arrears, when, as and if declared by the Company's Board of Directors.

      The cumulative preferred dividends are as follows (in thousands):

                                                                      YEAR ENDED
     COUPON                              LIQUIDATION PREFERENCE    DECEMBER 31, 1998
     ------                              ----------------------    -----------------
     12.00%............................         $113,485                $13,618

                  SELECTED HISTORICAL COMBINED FINANCIAL DATA

     The following table sets forth selected financial data for New World Pasta. The selected financial data for the years ended December 31, 1998, 1997 and 1996 has been derived from the audited combined financial statements of New World Pasta appearing elsewhere in this Prospectus. The selected financial data for the year ended December 31, 1995 has been derived from the unaudited combined financial statements of New World Pasta which have not been included in this Prospectus. The selected financial data for the year ended December 31, 1994 has been derived from the unaudited internal records of New World Pasta. In the opinion of management, the unaudited data for 1995 and 1994 reflects all adjustments necessary for a fair presentation of the information included therein for these periods. The data set forth in the following table should be read in conjunction with our audited combined financial statements and notes thereto appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                     YEAR ENDED DECEMBER 31,
                                    ----------------------------------------------------------
                                       1994          1995         1996       1997       1998
                                    -----------   -----------   --------   --------   --------
                                    (UNAUDITED)   (UNAUDITED)
                                                      (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
Net Sales.........................   $397,770      $419,090     $407,370   $386,218   $373,096
Cost of Sales.....................    237,485       241,464      235,025    210,003    205,773
                                     --------      --------     --------   --------   --------
         Gross Profit.............    160,285       177,626      172,345    176,215    167,323
Marketing expenses................     93,146       109,123      106,121    101,731     92,081
Selling, general and
  administrative expenses.........     36,543        36,878       35,080     32,764     33,374
                                     --------      --------     --------   --------   --------
         Operating income before
           provision for income
           taxes..................     30,596        31,625       31,144     41,720     41,868
         Income before provision
           for income taxes.......     30,596        31,625       31,144     41,720     41,868
Provision for income taxes........     13,470        13,188       12,451     16,563     15,954
                                     --------      --------     --------   --------   --------
         Net income...............     17,126        18,437       18,693     25,157     25,914
                                     --------      --------     --------   --------   --------
         Net income attributable
           to common stock........   $ 17,126      $ 18,437     $ 18,693   $ 25,157   $ 25,914
                                     ========      ========     ========   ========   ========
BALANCE SHEET DATA (AT PERIOD
  END):
Working capital...................   $ 19,621      $ 14,739     $ 15,084   $  8,183   $ 20,798
Total assets......................    293,678       259,731      246,563    231,920    225,017
Long-term debt (including current
  portion)(1).....................         --            --           --         --         --
Stockholders' equity..............    234,450       194,155      183,698    162,777    166,944
OTHER DATA:
EBITDA(2).........................   $ 46,466      $ 47,558     $ 47,136   $ 57,157   $ 56,515
EBITDA as a percentage of net
  sales...........................       11.7%         11.3%        11.6%      14.8%      15.1%
Depreciation and amortization
  expense.........................   $ 15,870      $ 15,933     $ 15,992   $ 15,437   $ 14,647
Capital expenditures..............      9,097         5,952        8,906      1,850      4,660
Ratio of earnings to combined
  fixed charges(3)................         --            --           --         --         --

-------------------------

(1) Historically, New World Pasta has not incurred indebtedness or related interest expense as a division of Hershey. As an independent company, New World Pasta is required to service the interest expense on any borrowings incurred by it including the debt associated with the Recapitalization.

(2) EBITDA represents earnings before interest, taxes, depreciation and amortization. We believe that EBITDA provides useful information regarding our ability to service our debt. EBITDA is not a measure of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, EBITDA may not be comparable to similarly titled measures of other companies. EBITDA may not be indicative of the historical operating results of New World Pasta, and is not meant to be predictive of future results of operation or cash flows. You should also see the audited statement of cash flows contained within the audited combined financial statements appearing elsewhere in this Prospectus. During 1998, the Company incurred certain legal expenses and paid retention bonuses related to the Recapitalization. EBITDA on an adjusted basis without the effect of these non-recurring charges would have been $59.0 million for the year ended December 31, 1998.

(3) Historically, New World Pasta has not incurred indebtedness or related interest expense as a division of Hershey. On a pro forma basis, combined fixed charges exceed earnings before income taxes for 1998 by $2.1 million.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of financial condition and results of operations should be read in conjunction with the financial statements of the Company, the notes thereto, and the other financial information appearing elsewhere in this Prospectus. This discussion contains, in addition to historical information, forward-looking statements that are subject to risks and other uncertainties. The Company's actual results may differ materially from those anticipated in these forward-looking statements. See "Forward-Looking Statements."

GENERAL

     New World Pasta is the leading manufacturer and distributor of retail branded pasta in the United States, and a supplier of dry pasta to the U.S. private label, industrial and foodservice sectors. The Company's primary business is the production of dry pasta, which is marketed and sold under regional brands through supermarkets and foodstores. The Company believes that these brands are among the oldest and most prominent in the industry. Moreover, we believe the Company's singular focus on pasta, historically proven regional branding strategy, advantageous raw material sourcing and flexible manufacturing capacity provide opportunities to expand both revenues and operating margins.

     New World Pasta's operations are a continuation of the operations of Hershey Pasta, which began as a division of Hershey in 1966. In a series of transactions that were completed prior to the Recapitalization, all of Hershey's pasta-related operations were combined into Hershey Pasta Manufacturing Company and its subsidiaries and Hershey Pasta Manufacturing Company's name was changed to New World Pasta Company.

     While part of Hershey, Hershey Pasta utilized various shared services, including distribution, procurement, quality assurance, information technology and finance, for which costs were allocated to Hershey Pasta. Certain other general and administrative costs for treasury, legal, tax, risk management and human resources departments have been excluded from the combined statements of income of Hershey Pasta. As a result of the consummation of the Recapitalization, the Company operates independently. Therefore, the Company's historical performance may not be indicative of future results.

     In mid-1996, Hershey's senior management decided to operate Hershey Pasta with a strategy focused on short-term return on investment at the expense of growth and long-term potential by, among other things, curtailing trade promotional spending. Primarily as a result of this lower promotional spending, Hershey Pasta's sales declined 2.8% in 1996, 5.2% in 1997 and 3.4% in 1998. Management believes there is an opportunity to grow sales and market share and, as a result increase profitability, through increased promotional spending and, to a lesser extent, expansion into new markets and product areas resulting in increased utilization and efficiency.

NET SALES

     Revenues are generated from the sale in the United States of retail branded dry pasta and egg noodle products, private label pasta products and pasta and other products to the foodservice and industrial sectors. These products can be separated into five broad categories: branded pasta, branded noodles, foodservice products, industrial and other miscellaneous products and private label products. Approximately 85% of our 1998 net sales was derived from branded pasta and noodles with 5.1% coming from foodservice products, 5.7% from industrial and other miscellaneous products and 4.2% from private label products. The Company occasionally increases its product prices to reflect increases in raw material costs. The last significant price increase was in 1994.

     Net sales consists of revenues from pasta sales reduced by payment discounts and returns of unsaleable product.

OPERATING EXPENSES

     COST OF SALES. Cost of sales consists primarily of raw material, packaging, manufacturing labor and manufacturing overhead (including depreciation) and freight and warehousing costs. Semolina, a flour derived from durum wheat, accounts for approximately 35% to 40% of our cost of sales. Prior to the Recapitalization, Hershey Pasta sourced up to 67% of its durum/semolina through Miller Milling Company ("Miller Milling"). Miller Milling has agreed to procure 100% of New World Pasta's durum/ semolina requirements. The prices paid for durum/semolina under arrangements with Miller Milling are based upon prevailing market prices. Over the last few years, high market prices for durum/semolina have caused durum/semolina costs as a percentage of cost of sales to be higher than historical averages. From 1993 to 1997, the average durum price was $5.97 per bushel versus an average of $4.45 per bushel from 1980 to 1992. The Company has entered into agreements for the purchase of over 90% of the Company's anticipated volume for 1999, which are expected to produce a cost savings of $10.0 to $11.0 million compared to 1998 costs. Durum wheat cost risk is managed by Miller Milling primarily through forward purchasing and, when appropriate, futures contracts. See "Business -- Raw Materials."

     The other components of cost of sales generally increase with sales volume and therefore comprise a relatively consistent percentage of sales except for overhead and freight and warehousing costs, which have a fixed cost component that can be leveraged with increasing volume. Freight and warehousing savings from increased volume, however, are expected to be offset by an increase in outbound product freight rates in 1999. Therefore, as a percent of sales, freight and warehousing expenditures are likely to be consistent with historical levels. Of the total cost of sales in 1998, raw materials represented 40.9%, manufacturing labor and manufacturing overhead costs (including depreciation) represented 29.7%, packaging represented 17.7% and freight and warehousing represented 11.7%.

     MARKETING EXPENSES. Marketing expenses represent trade promotions, advertising and other marketing costs. Trade promotions are critical to generating revenue growth and establishing a prominent position on retailers' shelves. Management anticipates a significant increase in trade promotional and other marketing spending over the next several years as the Company reestablishes brand awareness, creates new programs, improves customer relationships and enters new markets. For 1999, management expects to increase trade promotional spending by approximately 15% over 1998 levels. The Company's growth strategy thereafter is to maintain a level of trade promotional and other marketing spending that will support growth and long-term profitability.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. As an independent operation, management expects to incur an additional $2.2 million of costs over 1998 levels. Of this amount, $1.2 million is for functions such as legal, tax, audit and other administration, and $963,000 is for incremental executive compensation for the new management team. As a result, management expects selling, general and administrative expenses to increase as a percentage of sales in 1999 and decline over the next several years as management believes it will have a cost structure in place to support continued growth in the business.

     COST SAVINGS. In addition to our expected durum/semolina cost savings, our management team has identified a number of manufacturing initiatives, which are expected to save $2.0 to $2.5 million per year on an ongoing basis after initial capital investments of $6.2 million in 1999 and $2.1 million in 2000. We have also identified a number of synergies and cost saving initiatives which we expect will save an additional $3.0 to $4.0 million per year, with minimal up-front cost. These initiatives include shifting of production between plants, other staffing and shift adjustments, line upgrades and packaging procurement. Finally, management believes significant efficiencies and savings can be realized by having an independent, focused and coordinated organization dedicated to pasta, and continuing efforts are being made to identify and to evaluate cost saving opportunities. Other initiatives to utilize excess manufacturing capacity, which will increase efficiency and improve margins, are under way.

INTEREST EXPENSE

     Historically, the Company has not incurred indebtedness or related interest expense as a division of Hershey. As an independent company, New World Pasta is required to service the interest expense on any borrowings incurred by it including the debt associated with the Recapitalization. On an adjusted pro forma basis, the Company would have incurred interest expense of $28.2 million for the year ended December 31, 1998.

RESULTS OF OPERATIONS

     The following table sets forth certain financial data as a percentage of net sales for the periods indicated:

                                               YEAR ENDED DECEMBER 31
                                            ----------------------------
                                            1995    1996    1997    1998
                                            ----    ----    ----    ----
                                                    (UNAUDITED)
STATEMENT OF INCOME DATA:
Net sales.................................   100%    100%    100%    100%
Cost of Sales.............................  57.6    57.7    54.4    55.2
Gross Profit..............................  42.4    42.3    45.6    44.8
Marketing Expense.........................  26.1    26.1    26.3    24.7
Selling, general and administrative
  expense.................................   8.8     8.6     8.5     8.9
Operating Income before provision for
  income taxes............................   7.5     7.6    10.8    11.2
Interest expense..........................   0.0     0.0     0.0     0.0
Income before provision for income
  taxes...................................   7.5     7.6    10.8    11.2
Provision for income taxes................   3.1     3.0     4.3     4.3
Net income................................   4.4%    4.6%    6.5%    6.9%

YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997

     Net sales declined by $13.1 million, or 3.4% in 1998 versus 1997. Sales were negatively impacted by the continuation of Hershey's strategy to maximize short-term return on investment as implemented in mid-1996. This strategy resulted in a sales volume reduction of 3.3%, which equated to an $11.2 million decline in net sales for all of the Company's businesses. The decrease was also the result of unfavorable sales mix in our retail business and price reductions in our industrial business, both combining for $1.9 million of the decline in net sales.

     Cost of sales decreased by $4.2 million or 2.0% during 1998 versus 1997. This decrease includes $6.9 million attributable to the reduction in sales volume. Offsetting this decrease was an increase in the average purchase price of semolina, which increased from $.1460 per pound in 1997 to $.1462 per pound in 1998. The increased average semolina price is primarily attributable to purchases in early 1998 at higher market rates. In addition, labor and overhead costs also increased by $1.5 million and packaging material costs increased by $1.4 million, despite the volume reduction. These increases were partially offset by a $1.4 million decrease in freight and distribution costs resulting from reduced volume and favorable rates. Gross margin decreased from 45.6% to 44.8%.

     Marketing expenses decreased $9.7 million or 9.5% in 1998 from 1997. Trade promotion spending decreased by $12 million versus the prior year which was in-line with the marketing strategy to reduce promotional spending on lower margin products and shift the sales mix toward higher margin items. In addition, prior-year promotion fund reversals increased by $2.6 million in 1998, which had a favorable effect on trade promotion costs. Increased advertising, consumer promotion support, and other marketing costs had modest offsetting increases.

     Selling, general and administrative expenses increased by $610,000, or 1.9% compared to 1997. This increase is attributable to an increase in allocated corporate and shared service costs from Hershey offset by other selling and administrative efficiencies.

     Operating income increased $148,000 or .4% in 1998 compared to 1997 as a decrease in net sales was offset by greater reductions in cost of sales and marketing expenses.

YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

     Net sales declined by $21.2 million, or 5.2%, in 1997 versus 1996. Sales were negatively impacted by Hershey's strategy to maximize short-term return on investment that was implemented in mid-1996. The implementation of this new strategy had a positive impact on product mix increasing net sales $2.1 million during the year. However, the overall result of this strategy was a sales volume reduction of 5.7%, which equated to a $23.3 million decline in net sales.

     Branded net sales declined by $14.6 million, or 4.3%, versus 1996. The promotional strategy of focusing on higher margin items had a negative impact on branded sales volume, which declined $17.3 million, or 5.1%, from the previous year. This volume decline was partially offset by a small improvement in product mix. The decrease in sales volume corresponds with an adverse trend in the retail dry pasta sector, which showed a volume decline of approximately 4% as measured by IRI.

     Increased competition within the industry impacted 1997 foodservice and private label sales. The Company lost its largest foodservice account and a significant private label account as the result of its decision not to match competitors' pricing pursuant to Hershey's directive to maximize short-term return on investment.

     Cost of sales decreased $25.0 million, or 10.6%, during 1997 compared to 1996. More than half of this decrease was attributable to the reduced sales volume. A decrease in our semolina costs from $.1683 to $.1460, or 13.3%, also had a significant impact. Reductions in packaging costs reflected the volume decrease. Increases in freight and warehousing rates resulting from the volume reduction were partially offset by the Company benefitting from economies of scale from Hershey combining shipping volume for all its divisions. Manufacturing depreciation also was lower in 1997 due to the continuing trend of the Company reducing capital spending to maximize cash flow. As a result of these factors, gross margin improved from 42.3% in 1996 to 45.6% in 1997.

     Marketing expenses in 1997 decreased by $4.4 million, or 4.1%, from 1996. Volume sensitive trade promotions were reduced while trade spending in core markets was marginally increased resulting in a net decrease in trade promotional spending of $4.6 million, or 4.7%, compared to 1996. Advertising spending was also reduced by $700,000, or 23.3%, as advertising was not considered integral to a strategy focused on short-term profitability. These decreases were offset by an increase of $900,000 in other marketing expenses.

     Selling, general and administrative expenses in 1997 decreased by $2.3 million, or 6.6%, from 1996. This decrease is attributable to field sales expense reductions related to the consolidation of the pasta and grocery sales forces of Hershey and the start of broker commission rate reductions negotiated in 1997.

     Operating income increased by $10.6 million, or 34.0%, in 1997 compared to 1996. As noted above, decreased net sales were offset by decreases in costs of sales and marketing. The decrease in raw material costs was the primary driver in the improved operating margin of 10.8% versus 7.6% in the previous year.

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

     Net sales declined by $11.7 million, or 2.8%, in 1996 compared to 1995. This decline can be attributed to Hershey's senior management decision to have Hershey Pasta focus on short-term return on investment, as well as a lower level of promotional activity during the fourth quarter of 1996. An improvement in product mix had a positive $4.4 million impact on net sales. The increase in sales from the product mix improvement was outweighed by a substantial decrease in branded and private label sales volume. In particular, private label net sales decreased $5.8 million primarily as the result of the loss of a large private label account due to a decision not to match competitive pricing.

     Net sales declined in our retail branded dry pasta business in 1996 by $7.5 million, or 2.2%, from the prior year. Part of this decline can be attributed to a 1.1% volume decline in the retail dry pasta sector, as defined by IRI. Skinner and American Beauty brands were the only brands to have net sales increases between 1995 and 1996. The remaining decrease in net sales was attributable to a reduction in promotional spending in the fourth quarter of 1996 as well as the loss of a sales force focused exclusively on pasta and a decrease in the number of field sales personnel resulting from the transition to a combined pasta and grocery sales force for Hershey. Our industrial business showed a net increase in net sales of $1.7 million, consisting of a $2.8 million increase associated with one customer account, partially offset by lower net sales from other accounts resulting from the reduced emphasis on this business.

     Cost of sales decreased $6.4 million, or 2.7%, during 1996 compared to 1995 despite an increase in semolina prices from $0.1644 per pound to $0.1683 per pound during this period. This 2.3% increase in semolina costs was offset partially by a 5.6% decrease in packaging material costs due to favorable case and polyethylene costs. The increase in semolina procurement costs was further offset by a 6.6% decrease in freight and warehousing costs due primarily to consolidated rate and truckload rate efficiencies, as well as to the decrease in volume. The decrease in net sales was essentially offset by the net effect of these changes, resulting in a gross margin decline in 1996 of only 0.1% to 42.3%.

     Marketing expenses decreased by $3.0 million, or 2.8%, in 1996 from 1995. Lower promotional spending of $1.1 million resulting from reduced retail trade participation contributed to this decrease. Advertising spending was reduced by $500,000. Consumer and other marketing expenses declined by $1.4 million, primarily related to reductions on discretionary point of sale materials, couponing and packaging development expenses.

     Selling, general and administrative expenses decreased by $1.8 million, or 4.9%, in 1996 from 1995. This decrease was due to a $1.0 million reduction in field sales personnel expenses, primarily as a result of fourth quarter personnel reductions. The remainder was attributable to minor fluctuations in several other general and administrative expenses.

     Operating income declined slightly by $500,000, or 1.5%, in 1996 compared to 1995. Operating margin improved 0.1% to 7.6% resulting from a decrease in gross margin of 0.1% offset by reduced selling, general and administrative expenses of 0.2%.

QUARTERLY DATA

     The following table sets forth financial data for the quarters indicated (in thousands):

                        FIRST QUARTER(1)    SECOND QUARTER(2)   THIRD QUARTER(3)      FOURTH QUARTER
                       ------------------   -----------------   -----------------   ------------------
                        1997       1998      1997      1998      1997      1998       1997      1998
                       -------   --------   -------   -------   -------   -------   --------   -------
Net Sales............  $95,803   $108,647   $90,468   $84,263   $96,677   $89,242   $103,270   $90,944
Operating Income.....   10,715     12,157    10,053     8,833    10,514    11,924     10,438     8,954
EBITDA(4)............   14,489     15,939    13,817    12,382    14,556    15,620     14,295    12,574
EBITDA as a
  percentage of net
  sales..............     15.1%      14.7%     15.3%     14.7%     15.1%     17.5%      13.8%     13.8%

-------------------------

(1) The first quarter of 1997 ended on March 30, while the first quarter of 1998 ended on April 5.

(2) The second quarter of 1997 ended on June 30, while the second quarter of 1998 ended on July 5.

(3) The third quarter of 1997 ended on September 28, while the third quarter of 1998 ended on October 4.

(4) Please see note (2) to the Selected Historical Combined Financial Data on page 52 of this Prospectus.

     The Company experiences slight seasonality, with sales being the slowest in the summer and highest in the fall and winter. In addition, the first quarter ended March 30, 1997 was negatively impacted by the sales force consolidation, and the first quarter ended April 5, 1998 was positively impacted by an effective first quarter sales promotion and the Company's capitalizing on competitive opportunities. Net sales and operating income in the fourth quarter of 1998 were negatively impacted by reduced promotional spending.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, the Company's major source of financing has been cash generated from operations and funds provided by Hershey. The Company maintained zero cash balances as cash was swept daily by Hershey. The Company's income and consequently cash provided by operations during the year were primarily affected by promotional spending and raw material costs. Following the Recapitalization, the Company is independent. Therefore, historical cash flows may not be indicative of future liquidity. Ongoing operations will require the availability of sufficient funds to service debt, fund working capital, perform maintenance and expansion capital expenditures on plants and facilities and support trade and promotional programs. Management intends to finance these activities through cash flows from our operating activities and from amounts available under the Revolving Credit Facility.

     Net cash flow provided by operations was $26.8 million, $46.5 million and $36.3 million for the years ended December 31, 1998, 1997 and 1996, respectively. The decrease in 1998 was largely attributable to an increase in working capital requirements and an acceleration of payment terms for semolina purchases during 1998.

     Net cash used by investing activities was $5.0 million, $437,000 and $7.2 million for the years ended December 31, 1998, 1997 and 1996, respectively. 1997 was unusually low due to two factors. First, a significant cost savings project, the rationalization of the Mrs. Weiss manufacturing facility in Cleveland, was accelerated and completed in 1996. Second, the decision of Hershey Foods management to suspend capital spending in 1997 deferred a $2.6 million cost savings project at our Omaha plant into 1998.

     Net cash flow used by financing activities was $21.7 million, $46.1 million and $29.2 million for the years ended December 31, 1998, 1997 and 1996 respectively. Net cash used by financing activities represents the net of cash advances to, and cash withdrawals from, Hershey's cash management system in which Hershey Pasta participated and accordingly does not provide a meaningful indication of the Company's financing activities.

     During the period 1990 to 1998, Hershey funded $145.0 million of capital expenditures to modernize and update Hershey Pasta's plants and to construct Hershey Pasta's Winchester facility. Since Hershey Pasta was a division of Hershey, none of these capital expenditures were funded by Hershey Pasta. As a result of the high quality of the Company's facilities and the nature of the manufacturing process, the Company has had minimal maintenance capital expenditure requirements. Capital expenditures were $1.9 million in 1997 and $4.6 million in 1998. Management expects capital expenditures to be $15.0 million in 1999, including $6.2 million to facilitate cost savings initiatives, and $3.8 million of one-time expenditures required as an independent entity. These one-time items include costs for relocation, information technology systems, Year 2000 compliance, office furnishings and human resources administrative setup. In 2000, capital expenditure requirements are expected to fall to $7.1 million, consisting of $5.0 million of maintenance expenditures and $2.1 million of additional costs related to cost savings initiatives.

     As part of the Recapitalization, the Company entered into the $250.0 million Senior Credit Facilities, consisting of a $50.0 million Revolving Credit Facility, $49.2 million of which was available after the Recapitalization, a $50.0 million Term A Loan and a $150.0 million Term B Loan. In addition to the Senior Credit Facilities, the Recapitalization included a $142.3 million stock purchase by New World LLC, an equity investment of $18.2 million by Miller LLC, and the issuance of $110.0 million in Senior Subordinated Increasing Rate Notes. The $50.0 million Term A Loan was repaid, and the $110.0 million in Senior Subordinated Increasing Rate Notes were refinanced.

     The yearly term loan principal payments under the Term B Loan will be as follows: (1) $1,125,000 in 1999, (2) $1,500,000 per annum in each of the years 2000 through 2004 and (3) $141,375,000 in 2005 and beyond. Management believes that the Company will be capable of generating cash flow which, together with funds available under the Revolving Credit Facility, will be sufficient to pay such principal and other debt service and to finance capital expenditures.

     The Company must use a percentage of any Excess Cash Flow (as defined in the Senior Credit Facilities) to prepay outstanding term loans under the Senior Credit Facilities. Such percentage will equal:

     - 75% if the Debt to EBITDA Ratio (as defined in the Senior Credit Facilities) is greater than or equal to 4.0 to 1.0;

     - 50% if the Debt to EBITDA Ratio is greater than or equal to 2.5 to 1.0 but less than 4.0 to 1.0; and

     - 0% if the Debt to EBITDA Ratio is less than 2.5 to 1.0.

     The Company manages through Miller Milling the risk of durum price fluctuations through a procurement strategy that includes expanded sourcing of durum from a diversified geographic area, the use of forward purchasing and, where appropriate, futures contracts, and Miller Milling's prominence in the durum market.

YEAR 2000 COMPLIANCE

     Many computer systems in use today were designed and developed using two digits, rather than four, to specify the year. As a result, such systems will recognize the Year 2000 as "00." This could cause many computer applications to fail completely or to create erroneous results unless corrective measures are taken. The Company utilizes software and related computer technologies essential to its operations that will be affected by the Year 2000 Problem. The Company recognizes the critical role that our products and services play in the day to day operations of our direct and indirect customers, business partners and potential related parties. The Company's effort to address the Year 2000 Problem has been divided into five phases.

     ASSESSMENT. The first phase is the assessment of the Company's hardware and software systems, and the embedded systems contained in the Company's buildings, plant, equipment and other infrastructure. Efforts are underway to identify and prioritize those areas of the business operations affected by the Year 2000 Problem. The Company is also developing a comprehensive program and timetable for resolution of the Year 2000 Problem. The program will outline, among other things, (1) kind and amount of necessary resources, such as money and labor, (2) validation strategies and testing plans on a system-wide basis, and (3) contingency plans, particularly for core business processes. The Company is currently completing its Year 2000 assessment.

     RENOVATION. The second phase involves making software and hardware changes, developing replacement systems, and eliminating non-functional applications or system components. We have entered into a contract with a vendor to perform the remediation of the mission critical software on the AS/400. The project is on schedule and is expected to be completed by August 1999. We have done significant testing of embedded systems and hardware in the plants and have found our exposure to be minimal. We have also engaged an independent third party to review our Year 2000 remediation plans, and actions taken to date, during the second quarter of 1999.

     VALIDATION. As the Company makes changes to applications and components of its systems, its intention is to validate and test those changes for Year 2000 compliance. The Company plans to perform validation and testing on a system-wide basis to ensure that the changes are compatible with other aspects of its systems. The Company may also conduct acceptance testing, where it deems necessary. The Company anticipates completing this phase by the third quarter of 1999.

     IMPLEMENTATION. This phase involves integrating the changes made to the Company's system. As the Company implements and integrates the changes, it may discover that its systems may include both Year 2000 compliant and non-compliant applications and components. The Company does not expect this combination to have any significant adverse effect upon its operations but will develop appropriate contingency and disaster recovery plans to reduce the risk of such effects. The Company anticipates completing implementation of Year 2000 applications for our mission-critical systems by the fourth quarter of 1999.

     CONTINGENCY PLANS. The Company is in the process of determining its contingency plans, which are expected to include the identification of the Company's most reasonably likely worst-case scenarios.

     While costs incurred to date to address the Year 2000 Problem have not been material, the Company expects to incur incremental expenses of approximately $1.0 million through the end of 1999 to resolve any known Year 2000 Problems that relate to mission critical systems.

                                    BUSINESS

OVERVIEW

     New World Pasta is a corporation organized under the laws of the State of Delaware. The principals of New World Pasta acquired control of Hershey Pasta in the Recapitalization which was completed on January 28, 1999. Prior to the Recapitalization, Hershey Pasta, which was founded in 1966, was a wholly owned division of Hershey. Following a unique regional brand strategy, Hershey made several opportunistic acquisitions that rounded out its regional portfolio and formed the basis of New World Pasta's current business and operations. Those key acquisitions included:

     - RONZONI. The Ronzoni brand is the largest selling brand in the New York City metropolitan area. Ronzoni is also a popular brand in the New England, Mid-Atlantic and Florida markets. Hershey acquired Ronzoni from Kraft/General Foods in 1990.

     - SAN GIORGIO. San Giorgio is the sixth most popular brand in the U.S. with a strong market position on the East Coast and, in particular, in the Mid-Atlantic market, including Ohio, Pennsylvania and Virginia. Hershey acquired San Giorgio from the Guerrisi family in 1966.

     - AMERICAN BEAUTY. American Beauty was acquired from Pillsbury by Hershey in 1984 and is the leading brand west of the Mississippi River.

     - SKINNER. Hershey acquired the Skinner Macaroni Company in 1979. Skinner has its strongest market share in the Midwestern, Southwestern and Southeastern regions of the United States.

Additional acquisitions have included several brands which are leaders in particular markets such as P&R (based in Auburn, New York; acquired in 1978) and Ideal and Mrs. Weiss (based in Cleveland, Ohio; acquired in 1993).

     As a result of these acquisitions and internal growth, management believes the Company is the leading manufacturer and distributor of retail branded dry pasta in the United States, and a supplier of pasta to the U.S. private label, industrial and foodservice sectors. Our primary business is the production of dry pasta which is marketed and sold under regional brands through supermarkets and foodstores. We believe our brands are among the oldest and most prominent brands in the industry. They include such leading regional brands as Ronzoni, San Giorgio, American Beauty, Skinner, Ideal and P&R. On a combined basis, these brands give us the industry-leading national market share of approximately 27%, which is about 45% larger than our closest competitor. With approximately a 19% share of the national retail egg noodle market, our noodle products currently have the #1 share position in the U.S. market and include such famous brand names as Light 'N Fluffy, American Beauty, Skinner, Mrs. Weiss, P&R, Ideal and San Giorgio. Our leading national market share is supported by very strong regional share positions. In the 64 geographic market areas for pasta measured by Information Resources, Inc. ("IRI"), as of February 28, 1999, New World Pasta held the #1 brand position in 22 market areas, the #2 brand position in an additional 25 areas and the #3 brand position in 18 areas. We also held leadership positions in 15 market areas for egg noodles as of February 28, 1999. For the year ended December 31, 1998, we generated net sales of $373.1 million and Pro Forma EBITDA of $54.4 million.

     Despite Hershey Pasta's industry-leading position in the production and marketing of retail branded dry pasta products, it remained a non-core division of Hershey. After operating the division with a strategy focused on short-term return on investment at the expense of growth and long-term potential since mid-1996, Hershey decided to divest the division and focus exclusively on its core chocolate and confectionery business. New World Pasta reunites the key management who were largely responsible for engineering Hershey Pasta's ascent within the industry and who are eager to capitalize on the Company's unrealized potential. The principals of New World Pasta include Mickey Skinner (the President and Chief Executive Officer of Hershey Pasta from 1984 to 1997), John Miller and Michael Snow of Miller Milling, which has been the Company's largest durum/semolina supplier for over 11 years, and JLL, a private equity partnership specializing in corporate divestitures and recapitalizations.

     We categorize pasta into three broad groupings or "tiers" that vary in consumer familiarity and price elasticity. Tier I constitutes 50% of the category and consists of spaghetti, thin spaghetti, elbow macaroni, ziti (in the New York City market) and vermicelli (in western markets). Tier II constitutes 30% of the category and consists principally of Italian-style "short-cut" items, such as rotini, rotelle, mostaccioli, and "long cuts", such as linguine, capellini and lasagne. Finally, Tier III, constituting 20% of the category, consists of manicotti, jumbo shells, fettuccine, fortified products, flavored products, "soup" shapes and a range of specialty items. While the Tier I items are principally sold through discounted pricing and display, the remaining items are purchased more for planned recipe use than through price impulse. The leader in any given market enjoys a broader range of item distribution and can capitalize on its ability to sell higher margin Tier II and Tier III items. It has been the history of our Company to enjoy an increasing range of item distribution as a result of new product innovation and skillful market expansion.

COMPETITIVE STRENGTHS

     We believe we are well-positioned to increase our market share, sales and profitability due to the following competitive strengths:

     - NATIONAL MARKET LEADER IN BRANDED PASTA. We are the largest U.S. manufacturer and distributor of retail branded dry pasta and hold three of the top six brand positions in the United States. We have been able to achieve such high national market share due to our portfolio of attractive regional pasta brands, including Ronzoni, San Giorgio, American Beauty, Skinner, Ideal and P&R. Our national leadership position also enables us to better coordinate our regional sales efforts with central brokers and national category managers, particularly in light of increasing food brokerage and grocery chain consolidation.

     - STRONG REGIONAL PASTA BRANDS. According to IRI, as of February 28, 1999, we held the #1 brand position in 22 of the 64 IRI-measured pasta market areas, with typical market shares of 30% to 40%. We also held the #2 brand position in 25 areas and the #3 brand position in another 18 areas. We have focused our sales and marketing efforts on those areas with the greatest consumption of pasta. As a result, our brands hold the #1 position in 12 of the 20 largest dollar volume pasta markets. Established brand awareness and a broad product line are critical to a brand's profitability. Typically, a brand's high consumer awareness and consumer satisfaction in terms of quality and consistency earn it additional shelf space for the more profitable Tier II and Tier III products. We also derive additional benefits from our combined regional strengths including economies of scale in distribution, sales, marketing and manufacturing.

     - LOW-COST AND EFFICIENT MANUFACTURING AND DISTRIBUTION SYSTEM. We are a low-cost producer. Between 1990 and 1997, Hershey invested $140.0 million to update our manufacturing facilities with more modern pasta-making technology and process controls, including the construction of our flagship facility at Winchester, Virginia. Our six manufacturing plants and five distribution facilities are located near both our major durum/semolina millers as well as our major customers, significantly reducing our freight costs relative to our competitors' costs. We believe that this provides us with a significant advantage as our cost efficiencies can be directly applied to promotions designed to increase our market share and to the reduction of final product prices for our customers. Our network of strategically located distribution centers allows us to deliver over 95% of our volume in full truckload shipments resulting in significant freight cost savings.

     - CONSISTENT, LOW-COST DURUM/SEMOLINA SUPPLY. Durum/semolina accounts for 35% to 40% of our cost of sales. Hershey Pasta historically sourced up to 67% of its durum/semolina requirements from Miller Milling. Due to Miller Milling's purchasing expertise, nationally diversified sources of durum/semolina and near or on-site milling, we estimate that Hershey Pasta has saved approximately $6.0 to $7.0 million per year in raw materials costs versus spot buying. Miller Milling has agreed to procure 100% of our future durum/semolina requirements. See "Certain Relationships and Related Transactions" for a further discussion of the terms of these arrangements. We believe our savings will increase commensurately as a result of the expansion of this relationship. This expansion should make Miller Milling the largest buyer of durum/semolina products in North America. As a result, Miller Milling should be able to obtain more favorable terms and improve its buying through larger contracts, increased market leverage and lower freight rates, all of which should benefit New World Pasta. With Miller Milling's assistance, we have already secured more than 90% of our 1999 durum/semolina requirements for an expected savings of $10.0 to $11.0 million over our 1998 costs.

     - FOCUSED, VERTICALLY-INTEGRATED PASTA COMPANY. In contrast to most of our branded competitors, New World Pasta is an independent company, focused exclusively on the pasta business. We believe this autonomy and focus will allow us to better execute our growth strategy than Hershey Pasta had historically been able to do and better than many of our competitors are currently able to do. For example, in mid-1996, Hershey combined its longstanding dedicated pasta broker sales force with its general grocery sales force. We believe this combination lowered Hershey Pasta's sales. As the dynamics of pasta promotion and sales differ from those of other grocery items, personnel not experienced in pasta sales were unable to effectively promote our pasta products. In addition, Hershey Pasta's sales personnel were less inclined to sell pasta because it was less labor-intensive to sell Hershey's higher margin branded grocery products. We believe our singular focus on pasta, combined with contractual control of our raw material procurement, exclusive brokerage sales arrangements and the vertical integration of our manufacturing, distribution and marketing functions, will promote our flexibility and responsiveness to our customers and further differentiate us from our competitors.

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

     - EXPERIENCED OWNER-MANAGERS. We benefit from a highly incentivized management team with in-depth knowledge who are now exclusively focused on the pasta business. New World Pasta will reunite the key management who were largely responsible for engineering Hershey Pasta's ascent within the industry and who are eager to capitalize on the Company's unrealized potential. Our team of current and former Hershey Pasta executives has significant experience in the pasta industry. Our top ten executive officers combined have over 200 years of experience in the pasta business with Hershey Pasta and its affiliated brands. We believe the experience of our management team and their continuity with Hershey Pasta provide us with an advantage over our key competitors. In addition, our management team is highly incentivized and will have stock options to purchase up to 15.4% of the Company's common stock on a fully diluted basis.

GROWTH STRATEGY

     In mid-1996, Hershey decided to operate its pasta division with a strategy focused on short-term return on investment at the expense of growth and long-term potential by, among other things, curtailing trade and other promotional spending. Prior to this decision Hershey Pasta was successful in increasing revenue and generating market share gains. Excluding the Ideal Macaroni Company and Mrs. Weiss Noodle Company acquisitions, the compound annual growth rate ("CAGR") of the Company's net sales from the time of the Ronzoni acquisition in 1990 to 1995 was 6.4%. Excluding acquisitions, the Company's net sales CAGR from 1985 to 1995 was 7.0%.

     We have developed a growth strategy that leverages and builds upon our competitive strengths and the historical advantages that have enabled Hershey Pasta to generate consistent levels of cash flow and remain one of the leading pasta companies in the United States. We expect to achieve consistent revenue growth through highly-developed marketing and promotional programs, opportunistic private label and industrial collaborations, the introduction of innovative new products and geographic expansion of our strong regional brands. We can utilize our 29% excess production capacity to support increased sales volumes and generate higher incremental profit margins. We believe that our refocused sales strategy, our reunited experienced management team, favorable consumption trends and changes in the competitive environment in our key business -- retail branded dry pasta -- provide significant opportunities for New World Pasta to expand market share in the branded pasta business, grow revenues and improve profitability. The principal elements of our strategy to maximize these opportunities include the following:

     - INCREASE BRANDED SALES THROUGH PROMOTIONAL SPENDING. Primarily as a result of the lower promotional spending, Hershey Pasta's sales declined 2.8% in 1996, 5.2% in 1997 and 3.4% in 1998. As the category leader, we believe that we have a substantial opportunity to expand our sales and market share by increasing promotional spending. We intend to increase trade promotional spending in 1999 by approximately 15% over 1998 levels, which will be primarily directed at increasing sales in those markets where we have the #1 brand position. By increasing sales of lower priced Tier I products such as spaghetti and elbow macaroni, we believe we can earn more shelf space for our higher-priced, higher-margin Tier II and Tier III products and, therefore, increase overall category sales and improve the profitability of our brands. In addition, in the 29 markets where we have the #2 or #3, but not the #1, brand positions, effective trade promotional spending could strengthen our share position, enabling us to improve our product mix and thereby generate higher margins.

     - PURSUE STRATEGIC PRIVATE LABEL PARTNERSHIPS. Private label sales account for approximately 17% of the U.S. retail dry pasta market; however, private label sales represent only 4% of our net sales due mainly to Hershey's focus on branded products. In 1997, the former category leader, Borden Food Holdings Corporation ("Borden"), withdrew from the private label sector, providing an opportunity for other pasta companies to increase their private label market shares. We believe we can successfully expand into the private label sector given our historically limited participation and this favorable market development. While some of the recent growth in the private label sector is attributable to the underpromotion of branded pasta by key industry players, we believe there is a group of price-sensitive consumers who prefer private label pasta. As private label pasta appeals to a different consumer than branded pasta, we believe incremental sales can be gained without category cannibalization. Our strategy is to partner with key strategic wholesale and retail accounts. We believe our relationships with leading retail food stores and outlets, our low delivered cost position and economies to be gained through the use of our excess capacity and similar distribution and delivery channels make private label an attractive niche.

     - GROW PASTA SALES OPPORTUNISTICALLY IN INDUSTRIAL AND FOODSERVICE
       SECTORS. In 1997, we estimate the industrial and foodservice sectors accounted for approximately 50% of U.S. pasta dollar sales volume, but only approximately 12% of New World Pasta net sales. Therefore, we believe we have significant growth opportunities in these sectors. We intend to selectively pursue large contracts with industrial and, to a lesser extent, foodservice companies. Hershey's margin maximization strategy prevented the active pursuit of contracts in these sectors. In contrast, we believe competitively-priced industrial and foodservice contracts will naturally augment our core product sales and provide significant incremental volume to improve our operating leverage and cash flow. In addition, as a low-cost producer, we believe we can establish accounts within these sectors without relinquishing profitability. We believe that increased outsourcing among industrial food processors, fragmentation within the foodservice industry and consistent compound annual growth rates within both sectors of approximately 3% further support our participation in these markets.

     - DISTRIBUTE LIGHT 'N FLUFFY BRAND NATIONALLY. With approximately a 19% share of the national egg noodle market, we are the leading producer of egg noodle products in the United States. We believe substantial growth opportunities remain in this product category. One of our internally developed brands, Light 'N Fluffy, has risen to become the third leading noodle brand in the country. Unlike pasta, which benefits from regional name recognition and acceptance, we believe egg noodle products can be marketed on a national basis. As the highly successful Light 'N Fluffy brand is distributed in only 50% of the country, we believe significant potential exists for U.S. expansion.

     - CAPITALIZE ON CATEGORY MANAGEMENT CAPABILITIES. As a market leader in the branded pasta sector and with a renewed emphasis on private label, we have an opportunity to expand our category management activities for our largest customers and exploit our proprietary technology in this area. Hershey Pasta pioneered the analysis and utilization of scanner data through its internally developed and proprietary Pasta Experts(R) software program. We use this tool to analyze the price elasticity, display effectiveness and volume potential of our promotional programs to improve our profitability. By combining this tool with shelf management programs and manufacturer-initiated ordering, we can maximize category profitability for our customers while minimizing the resources required by either party.

     - EXPAND INTO NEW MARKETS AND INTRODUCE NEW PRODUCTS. We intend to expand the Ronzoni brand into other large markets to take advantage of its growing familiarity. We also intend to opportunistically enter markets currently occupied by weakening brands of our largest competitors. In addition, new products, such as fortified, flavored and specialty-cut pasta, have updated and modernized our brand images and increased our market share. More importantly, they have helped to transition consumers from lower-margin Tier I items to higher-margin Tier II and Tier III items.

SYNERGIES AND COST SAVING OPPORTUNITIES

     In addition to our expected durum/semolina cost savings, our management team has identified a number of manufacturing cost saving initiatives. We expect to save $2.0 to $2.5 million per year on an ongoing basis after an initial capital investment of $8.3 million at our Lebanon and Fresno plants. We have also identified a number of synergies and cost saving initiatives which we expect will save an additional $3.0 to $4.0 million per year, with minimal up-front cost. These initiatives include shifting of production between plants, staffing and other shift adjustments, line upgrades and changes in packaging procurement. Finally, we believe significant efficiencies and savings can be realized by having an independent, focused and coordinated organization dedicated to pasta. We expect to continue to identify and to evaluate such opportunities.

PASTA INDUSTRY

     OVERVIEW. We believe the U.S. dry pasta industry is a $2.6 billion non-cyclical industry that is both stable and growing. We estimate that total U.S. pasta consumption has grown about 3% to 4% per year over the last ten years reaching approximately 5.0 billion pounds in 1997. We believe this growth has been primarily driven by U.S. per capita consumption, which has, according to the U.S. Department of Commerce, increased at a compound annual growth rate of 3.9% for the period from 1986 to 1996. Based on industry and trade sources and our own analysis, we expect national pasta consumption to continue to grow, driven largely by pasta's attractive product attributes. According to the American Pasta Report, Americans are eating more pasta today than they did five years ago. Approximately 77% of Americans eat pasta at least once a week, and almost one-third consume pasta three or more times a week. Industry analysts attribute pasta's universal appeal to four main factors: taste, convenience, nutrition and value. The broad appetite appeal of pasta and its variety of forms and shapes have made it a favorite diet staple among U.S. consumers. As consumers have demonstrated a desire for food categories that are easy and quick to prepare, pasta has held its position as one of the most convenient at-home food choices, surpassing even restaurant take-out and home delivery. The increase in pasta consumption can also be explained by its nutritional value and the increased focus on healthy eating in the 1990s. The low-fat nature of pasta combined with its content of complex carbohydrates, proteins, vitamins and minerals is a major attraction and benefit to health-conscious consumers. Finally, consumers cite pasta's economic value as an important factor in their purchase decision. Increased pasta consumption has also been spurred by its recent addition to the base of the food pyramid by the U.S. Department of Agriculture, acknowledging pasta as a core food product and a healthy source of daily nutrition.

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

     ANNUAL PRODUCTION CAPACITY. The Company's competitive environment depends to a significant extent on the aggregate industry capacity relative to aggregate demand for pasta products. Our management estimates that the total U.S. production capacity was 4.0 billion pounds in 1998 and will increase to 4.3 billion pounds in 1999. This increase can be attributed to the recent facility expansions which we understand were undertaken or completed by several domestic pasta producers which have increased domestic production capacity. Specifically, American Italian Pasta Company ("AIPC") is rapidly expanding its production capacity with the completion of its new facility in Kenosha, Wisconsin, and additions to its Columbia, South Carolina and Excelsior Springs, Missouri plants expected to be completed in 1999. As a result, AIPC will increase its production capacity by approximately 260 million pounds. Similarly, Dakota Growers Pasta Company ("Dakota Growers") increased the capacity of its durum/semolina milling operations in December 1996 and has completed a pasta production capacity expansion which increased its total annual pasta production capacity to approximately 270 million pounds. Dakota Growers also recently acquired Primo Piatta, a Minnesota-based pasta producer with annual production capacity of approximately 200 million pounds. Part of the increase in production capacity can also be attributed to foreign producers establishing production facilities in the United States. Barilla G.ER.F. LLI S.p.A. ("Barilla") built a pasta production plant in late 1998 near Ames, Iowa with an annual capacity of approximately 200 million pounds. On the other hand, two major pasta producers have also reduced their pasta production capacity. Borden closed or sold six of its ten North American pasta plants in 1997 and 1998, and Bestfoods Inc. ("Bestfoods") decreased its capacity by approximately 180 million pounds when it closed its New Jersey facility and began sourcing its production through AIPC. Management believes that the net effect of these changes represents an increase of more than 200 million pounds in annual production capacity. The Company does not, however, expect this increase to have a significant impact on the Company's competitive position.

     CUSTOMER MARKETS. The pasta industry consists of two primary customer markets, retail, which includes both branded and private label sales, and institutional, which is jointly comprised of industrial and foodservice companies.

     - RETAIL. The retail sector includes domestic and imported branded pasta and private label pasta sold to grocery stores, club stores and mass merchants, who in turn sell to consumers. In 1997, the retail dry pasta sector accounted for approximately $1.3 billion, or approximately 50%, of dry pasta sold in the United States. Hershey Pasta, Borden and Bestfoods together account for a majority of the retail branded sales, while AIPC and Dakota Growers manufacture most of the pasta sold under private label brands. For the 52-week period ending February 28, 1999, Hershey Pasta, Borden and Bestfoods represented 26.7%, 18.3% and 9.6%, respectively, of the total dollars of retail dry pasta. Barilla was the leading imported brand with a 7.3% market share as of February 28, 1999.

     - INDUSTRIAL AND FOODSERVICE. The industrial and foodservice sectors include food processors that use pasta as a food ingredient as well as foodservice distributors that supply restaurants, hotels, schools and hospitals. Opportunities in the industrial sector are affected by the number of food processors that elect to produce pasta internally rather than outsource their production. Historically, most pasta used by food processors has been manufactured internally for use in food processors' own products. However, an increasing number of food processors are expected to discontinue the internal production of their own pasta and outsource their production to more efficient producers, which should produce growth in our

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

       industrial business. Large food processors that use pasta as a food ingredient include Kraft Foods, International Home Foods, Stouffers Corporation, Campbell Soup Company, ConAgra, Inc., Pillsbury, Lipton and General Mills. The foodservice sector, which is served by numerous regional and local food distributors, is highly fragmented and includes both traditional foodservice customers and chain restaurant customers. Management believes that in 1997, the industrial and foodservice pasta sectors accounted for approximately $1.3 billion, or 50% of dry pasta sold in the United States.

PRODUCTS

     OVERVIEW. New World Pasta is the leading manufacturer and distributor of retail branded dry pasta in the United States and is a supplier of pasta products to the U.S. private label, industrial and foodservice sectors. We provide a full range of pasta products to our customers. Our products can be separated into five broad categories for selling and marketing purposes: branded pasta, branded noodles, foodservice products, industrial and miscellaneous products and private label products. In 1998, approximately 85% of our net sales was derived from branded pasta and noodles, 5% from foodservice products, 6% from industrial and miscellaneous products, and 4% from private label products.

     BRANDED PASTA. Branded pasta accounts for the bulk of our revenue and includes numerous well-known brands such as Ronzoni, San Giorgio, American Beauty, Skinner, Ideal and P&R. We believe these brands are among the oldest and most prominent in the pasta industry. Three of these brands are among the nation's top six brands. Due to our ability to offer a wide selection of pasta items and well-known brands, we enjoy the highest national share of retail dry pasta sales. As of February 28, 1999, we led the retail dry pasta market with a 26.7% share as measured by IRI. New World Pasta's regional brands and representative brand leadership positions as of February 28, 1999 are detailed below:

     - RONZONI. The Ronzoni brand is one of the most established pasta brands in the U.S. with its origins dating back to 1915. Ronzoni is the largest selling brand in the New York City metropolitan area, the largest pasta-consumption area in the United States, with a 31% market share. Aside from New York City, Ronzoni is also popular in the New England, Mid-Atlantic and Florida markets, and is recognized west of the Mississippi as a premium brand. Ronzoni also holds brand leadership positions in the Miami/Ft. Lauderdale and Hartford/Springfield metropolitan areas, and holds the number two position in Philadelphia.

     - SAN GIORGIO. San Giorgio was the first pasta brand acquired by Hershey and is presently the sixth most popular pasta brand in the U.S. San Giorgio is a well-established brand, with its origins dating back to 1914. The brand has a strong market position on the East Coast with products primarily being distributed in New York, New Jersey, Pennsylvania, Maryland, Delaware, Connecticut, Indiana, Illinois, Michigan, Virginia and Ohio. San Giorgio holds the #1 brand position in Philadelphia, Baltimore/Washington, Harrisburg/Scranton, Columbus, Pittsburgh and Cincinnati/Dayton.

     - AMERICAN BEAUTY. Acquired by Hershey in 1984 from Pillsbury and originally founded in 1916, American Beauty is the leading brand in states west of the Mississippi River. American Beauty pasta's regions of particular strength include Phoenix/Tucson, Wichita and Kansas City (regions in which American Beauty leads its closest competitors by over 20 points), and Denver and Salt Lake City.

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

       American Beauty also holds strong number two positions in the Oklahoma City and San Antonio/Corpus Christi markets with 26.1% and 15.5% market shares, respectively.

     - SKINNER. Skinner is a leading pasta brand in the Midwestern, Southwestern and Southeastern parts of the United States. The Skinner brand has a rich heritage in these areas, having started its operations in Omaha, Nebraska in 1911. Hershey Pasta acquired the Skinner brand in 1979 and since gaining this foothold has been able to fortify its leadership position through targeted promotions and advertising in metropolitan areas such as Dallas, Oklahoma City, Houston and San Antonio/ Corpus Christi, where it has market-leading shares of 36.0%, 36.6%, 34.6% and 24.7%, respectively.

     - OTHER BRANDS. Other branded pastas produced by New World Pasta include Ideal, which holds the number one position in Cleveland with 30.2% market share, and P&R, with a leading market position in the Syracuse market (29.1%). In addition, P&R also holds the number one branded position in the Albany, New York market with a 22.2% share.

     A summary of our branded pasta product tiers is illustrated below:

                                 PRODUCT TIERS

                                                                         RELATIVE
                                                                          PROFIT
              TIER                            PRODUCT                     LEVEL
              ----                            -------                    --------
I    Pantry Restock Items     Spaghetti, Thin Spaghetti, Elbow             Low
     (50% of Category)        Macaroni, Ziti (in the New York
                              market), Vermicelli (in western
                              markets)
II   Transition/Continuing    Rotini, Rotelle, Mostaccioli, Linguine,    Medium
     Items (30% of Category)  Capellini, Lasagne
III  Occasion Items (20% of   Manicotti, Jumbo Shells, Fettuccine,        High
     Category)                "Soup" Shapes

     During the last few years, we have increasingly been identifying products which promote the transition of historical Tier I to Tier II and Tier III positions. New products enhance brand equity and profitability and help to maintain retail shelf space. Examples of successful new products developed by the Company include:

     - FORTIFIED PASTA. We were the first branded pasta manufacturer to market pasta fortified with calcium. The incremental profit provided by fortified Tier I products allows us to increase the profitability of otherwise discounted Tier I products.

     - FLAVORED PASTA. Responding to trends in home cooking and the foodservice industry, we introduced flavored pasta to its consumers in the IRI-defined areas where our brands have leadership positions. Our pasta flavors include roasted garlic, herb and garlic, lemon pepper, and roasted garlic and red bell pepper.

     - ADDITIONAL CUTS/SHAPES. New product developments in this area maintain excitement in the category and often drive industry growth.

These new products provide the Company with multiple benefits including increasing the profitability of Tier I products, updating and modernizing brand images, and addressing important consumer and industrial trends.

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

     EGG NOODLE PRODUCTS. We also manufacture egg noodle products for sale alongside our pasta brands. The Company's egg noodle brands have the largest collective market share in the United States and include such famous brand names as Light 'N Fluffy, American Beauty, Skinner, Ronzoni, Mrs. Weiss and P&R. We account for approximately 19% of all retail egg noodle sales in the United States, hold brand leadership positions in 15 market areas and produce seven of the top 30 brands in the country.

     PRIVATE LABEL PRODUCTS. While we have historically sold private label pasta only to selected accounts in conjunction with a full-line of our branded products, we believe that there are significant profitable opportunities for expansion of this activity. We compete with other private label suppliers based on the ability to provide a broad line of products at a low cost. With our existing retail relationships and our strategically located plants, we believe we have a significant competitive advantage.

     INDUSTRIAL AND FOODSERVICE PRODUCTS. We also sell products to various industrial and foodservice clients. In the foodservice sector, the business dynamics are controlled by a handful of large food distributors that buy on the basis of price and service reliability.

     MISCELLANEOUS PRODUCTS. We sell a range of miscellaneous dry grocery products as a result of the 1984 acquisition of American Beauty. These items include instant mashed potatoes, spaghetti sauce mix, dry beans, popcorn and rice and are generally sold in a very limited geographic area on a very profitable basis. This activity is virtually self-supporting with little management attention required. For accounting purposes, miscellaneous products, which account for less than 1% of the Company's sales, are grouped with industrial sales.

MARKETING

     Over its 32 year history, Hershey Pasta, through a series of strategic geographic acquisitions, was successful in executing a business strategy of maintaining and/or establishing its brands in market leading positions in high pasta consumption areas. We believe that our planned marketing strategy leverages and builds upon our competitive strengths and the historical advantages that have enabled Hershey Pasta brands to produce consistent levels of cash flow and remain one of the country's leading pasta companies.

     We expect to achieve consistent revenue growth through highly-developed marketing and promotional programs, the introduction of innovative new products and geographic expansion of our strong regional brands. We believe that we have a substantial opportunity to expand our sales and market share by increasing promotional spending. We intend to increase trade promotional spending in 1999 by approximately 15% over 1998 levels, which will be primarily directed at increasing sales in those markets where we have the #1 position. By increasing sales of lower priced Tier I products such as spaghetti and elbow macaroni, we believe we can earn more shelf space for our higher-priced, higher-margin Tier II and Tier III products and, therefore, increase overall category sales and the profitability of our brands. Specialty products including new shapes and cuts also have a strong correlation to increased product sales. Finally, we intend to use innovative marketing, advertising and merchandising programs to enhance brand awareness in regions where we do not have as strong a presence and to build market share.

     Even with a declining marketing budget, Hershey Pasta has been able to maintain its share position due to the strength of its brands. As a result, we believe there exists significant opportunity to generate both revenue growth and increased profitability through a refocused sales and marketing strategy that emphasizes our regional brand names. Key elements of our strategy include:

     - refocusing the sales force;

     - increasing promotional intensity;

     - pursuing private label sales;

     - growing industrial and foodservice sales;

     - capitalizing on category management capabilities;

     - distributing Light 'N Fluffy brand nationally;

     - introducing new products; and

     - expanding into new markets.

The combination of these growth opportunities, our industry marketing expertise and available production capacity gives us an opportunity to generate incremental margins through increased volume, thereby generating additional cash flow. For further discussion of our growth strategy, see "-- Growth Strategy."

SALES

     - We have a dedicated and focused sales and marketing staff to serve both our customers and our consumers. Many of the sales and marketing personnel who were responsible for directing Hershey Pasta's earlier growth will once again be employed exclusively in the interest of our Company's products. We believe this focused sales team with our network of food brokers and long-standing trade relationships will provide the resources to increase sales volume and market share. The sales staff devoted exclusively to branded pasta consists of a National Sales Director, 8 Zone Sales Managers, 22 Regional Sales Managers, 13 District Managers and numerous support staff at the Company's headquarters. In addition, there are 7 sales professionals responsible for our private label, foodservice and industrial sales. The overall sales organization is headed by a vice-president with 23 years of pasta sales management experience. The marketing staff consists of 12 professionals, most of whom have advanced degrees as well as a number of professionals and administrative personnel who provide marketing and sales support. The Company believes that it has both the largest sales staff and the largest marketing staff in the industry. Our branded products are marketed by 48 retail brokers. In addition to our retail brokers, we have a national network of 28 foodservice brokers. All of these brokers work exclusively for the Company with respect to pasta products.

     Our experienced sales organization understands each sector of the industry in which we participate. Our sales force knows how to work with and train brokers. Broker training maximizes profitable product sales, promotes excellent trade relations and results in better retail execution. For example, our sales force has an excellent track record for launching new items and achieving above-average distribution levels. Furthermore, our sales force uses the highly-efficient EDI (electronic data interchange) order system for approximately 87% of its orders and 56% of invoices, resulting in what we believe to be some of the highest service levels in the industry.

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

CUSTOMERS

     Our branded and private label products are sold primarily through grocery store chains and grocery wholesalers. In addition, we sell our products through wholesale clubs, mass merchandisers, chain drug stores, convenience stores and food distributors. Mass merchandisers, wholesale clubs and chain drug stores are growing distribution channels and represent significant revenue enhancement opportunities for the Company. Our ten largest customers accounted for approximately 43.4% of 1998 net sales, with no single customer accounting for more than 7.1%.

PRODUCTION

     PASTA PRODUCTION. Semolina and water are the two main ingredients used to produce a quality pasta product. Egg is the main additional ingredient included in noodles. Each variety of durum, which is milled into semolina, has its own unique set of protein, gluten content, moisture, density, color and other attributes which affect the quality and character of the semolina. In order to produce pasta, we mix semolina with water and other ingredients and then extrude or roll the mixture into the desired shapes. Subsequently, it travels through a series of state-of-the-art dryers before being stabilized at room temperature. After the stabilization process, the pasta is packaged in a variety of packaging configurations and forwarded through an automated palletizing and distribution system. The finished product is then loaded on to trucks for transport to our distribution centers and/or shipment directly to customers.

     PRODUCTION FACILITIES. New World Pasta has a flexible, vertically integrated manufacturing organization with regional facilities to support our low delivered-cost strategy. Our suppliers supply semolina from their mills to our six manufacturing plants strategically located throughout the United States. The finished products are then shipped to regionally located distribution centers which allows us to minimize our freight costs and enhance our ability to efficiently match our raw material supply to our production and delivery demands. A map of our nationwide network of plants, distribution centers and our suppliers' mills appears below:
                                     [MAP]

     Our six modern manufacturing plants, all of which we own, have an annual aggregate production capacity of 688 million pounds of pasta. With the exception of the Winchester plant, these plants were acquired as part of the assets purchased during Hershey Pasta's acquisition of regional pasta brands over the past 32 years. Between 1990-1997, Hershey spent $140.0 million to modernize and update these plants and construct the Winchester plant. As a result, each of our plants is equipped with modern pasta making technology and process controls. Each plant plays a unique role in our processing and distribution system. Management believes that the Winchester plant, constructed in 1993 at a cost of approximately $60.0 million, is a state-of-the-art facility and one of the most cost-efficient pasta plants in North America. The other plants have been repeatedly refurbished and their infrastructure upgraded to ensure their cost competitiveness and ability to meet Hershey Pasta's high product-quality standards. Overall plant utilization is approximately 71%, with utilization being highest at the Winchester, Virginia plant (95% utilization) and lowest at the Lebanon, Pennsylvania plant (47% utilization). A detailed summary of key plant statistics appears below:

                         MANUFACTURING FACILITY SUMMARY

                                       PRODUCTION   PRODUCTION     SQUARE     UTILIZATION
FACILITY LOCATION                        LINES      CAPACITY(1)     FEET        (%)(2)
-----------------                      ----------   -----------   ---------   -----------
Winchester, VA.......................       7         208,000       180,000       95%
Lebanon, PA..........................      13         152,000       256,000       47%
Omaha, NE............................       8         138,000       114,000       72%
Fresno, CA...........................       7          96,000       130,000       62%
Louisville, KY.......................       8          73,000       207,415       68%
Kansas City, KS......................       5          21,000       130,000       71%
                                           --         -------     ---------       --
          Total......................      48         688,000     1,017,415       71%

-------------------------

(1) Measured in thousands of pounds, based on 320 operating days per year.

(2) Based upon 1998 actual production.

In addition, the Winchester plant currently operates seven production lines and could add two more within its existing facility, which would increase production capacity by up to approximately 150 million pounds.

     COST-SAVINGS OPPORTUNITIES. We believe there exist numerous opportunities to improve efficiencies or rationalize capacity. Our management team has identified a number of manufacturing initiatives, primarily at our Lebanon and Fresno plants, which are expected to save $2.0 to $2.5 million per year after approximately $8.3 million of capital expenditures. We have also identified a number of synergies and cost-saving initiatives which we expect will save a further $3.0 to $4.0 million per year with minimal up-front cost. These initiatives include shifting of production between plants, staffing and other shift adjustments, line upgrades and changes in packaging procurement. We expect to realize the full benefits of these savings beginning in the year 2000.

TRANSPORTATION AND DISTRIBUTION

     Our distribution network is an important factor in maintaining New World Pasta's low delivered-cost structure. In general, it is more cost-efficient to ship durum wheat than to ship semolina flour, and to ship semolina flour than to ship finished goods. For this reason, the location of mills, factories and warehouses relative to the customer base is a critical factor in achieving low delivered costs to market.

     Durum wheat is shipped to milling sites by rail or truck. Semolina flour is shipped from the mill to our plants by either rail, truck or pneumatic tube based on location and financial considerations. Finished goods are shipped from plant sites to distribution centers or customers in truckload quantities. Over 95% of shipments from distribution centers to final customers are shipped in full truckload quantities. Truck shipments are handled by contract carriers with annual transportation contracts.

     For finished products, New World Pasta utilizes three primary distribution centers located in Fresno, California, Omaha, Nebraska, and New Kingston, Pennsylvania, and two secondary warehouses located in Portland, Oregon and Louisville, Kentucky. With the exception of the Louisville warehouse which is housed in a portion of the manufacturing facility, the distribution centers and warehouses are leased facilities, run by professional warehousing companies under multi-year contracts.

QUALITY

     New World Pasta and its predecessors have an 85-year tradition of producing high quality products for customers and consumers. We strive to use the finest raw materials, processed in our modern manufacturing facilities, by an experienced and highly-trained workforce in order to meet and exceed our customers' expectations. New World Pasta's quality has been consistently recognized by leading consumer publications.

     New World Pasta's history reflects a commitment to quality. New World Pasta was one of the first companies to work with the FDA in establishing a Cooperative Quality Assurance Program. This program, later a model for other industries, called for New World Pasta to establish stringent quality and safety controls and be self-policing in their enforcement. Today, all products are manufactured using a comprehensive Hazard Analysis Critical Control Point (HACCP) program to ensure food safety. This program calls for strict monitoring and control activities in every facet of the manufacturing operations.

     New World Pasta also uses a toll-free number to maintain direct contact with the public. Printed on all packaging, this direct link to our final consumers keeps New World Pasta in touch with their concerns and comments.

RAW MATERIALS

     Pasta's primary ingredient is semolina flour, which is extracted from durum wheat through a milling process. Semolina is currently delivered to our manufacturing plants directly from milling operations. These mills source their durum directly from farmers and grower-owned co-operatives in North Dakota, Montana, Arizona, California and Canada. We now source 100% of our durum/semolina needs through Miller Milling, to ensure the availability of semolina in the quantity and quality required to fulfill our production requirements.

     The cost of semolina over the last five years has typically represented 35% to 40% of the Company's total cost of sales. This percentage is high relative to historical trends as average durum prices have been at historically high levels since 1993. From 1993 to 1997 the average durum price was $5.97 per bushel versus an average of $4.45 per bushel from 1980 to 1992. The Company expects to benefit from a drop in durum prices toward historical norms in 1999 and 2000. The U.S. Department of Agriculture recently released its 1998 U.S. durum harvest estimates, which amounted to 141 million bushels, a 60% increase over 1997. Although durum consumption is also on the rise, ending stocks for 1998 are expected to have increased by a similar amount, from approximately 26 million to approximately 69 million bushels. Durum cash prices currently reflect this and were $4.30 per bushel as of August 1998, far below the August 1997 prices of $7.25 to $7.75 per bushel. We expect lower durum prices to continue in the near future as evidenced by current March 1999 futures contracts at $3.97 per bushel as of January 14, 1999. We believe that the industry in general will not be subject to the same volatility as it had historically experienced due to diversified sourcing of durum from different regions, government policies such as the "freedom to farm" initiative and various incentives under NAFTA. For example, the industry has had success in developing and growing durum varieties suitable for regions where durum was not previously grown, such as Virginia, central California, and Oregon.

     Packaging materials represent another significant portion of the cost of sales. We expect the costs of these materials to remain constant as a percentage of sales.

                             DURUM WHEAT PRICES(1)
                                  (1980-1997)

(1) Cash grain prices for hard amber durum on the Minneapolis Grain Exchange.

MILLER MILLING

     OVERVIEW. Miller Milling was founded in 1985 in response to consolidation in the pasta industry, rail deregulation and the failure of various competitors to take advantage of technological innovations. Miller Milling then grew from one mill dedicated to serving Hershey Pasta's Lebanon, Pennsylvania facility into what is now the largest durum/semolina supplier in North America.

     Miller Milling provides numerous services beyond those of a wheat buyer or semolina miller. By providing cost-efficient buying opportunities in addition to milling, storage and transportation services, Miller Milling effectively manages the entire sourcing process for its customers. Miller Milling maintains fixed-margin contracts with its customers deriving its profitability from the volume of the durum/semolina supplied.

     Miller Milling owns a substantial interest in Miller LLC after investing in excess of $6 million and, as a result, owns indirectly a 10.6% interest in the Company.

     RELATIONSHIP WITH NEW WORLD PASTA. In addition to lower durum/semolina prices, the Company will benefit from the shifting of all procurement responsibilities from Hershey to New World Pasta and Miller Milling. While Hershey had sugar and cocoa traders sourcing its durum/semolina requirements, in the future, John Miller, Chairman, President and Chief Executive Officer of Miller Milling and President and Director of the Company, and Mickey Skinner, Chairman and Chief Executive Officer of the Company who together have over 60 years experience in the sourcing of durum/semolina, will jointly head this function for the Company. Prior to the Recapitalization, Hershey Pasta sourced up to 67% of its durum/semolina through Miller Milling. Due to Miller Milling's purchasing expertise, diversified sources of durum/semolina, our advantageous milling arrangement and low durum/semolina freight costs, we estimate Miller Milling currently saves us approximately $6.0 to $7.0 million annually versus spot buying. We believe that we will save a commensurate amount by expanding the Miller Milling purchasing and milling arrangements to procure 100% of our durum/semolina requirements. New World Pasta is Miller Milling's largest customer. Miller Milling is a supplier of durum/semolina to a number of manufacturers of pasta. The advantages Miller Milling brings include:

     - MULTINATIONAL PURCHASING. By procuring all of our durum/semolina needs, Miller Milling will be able to expand its multinational purchasing of durum/semolina as it will control or source approximately 25% of the durum/semolina consumed in the United States, which should make it the largest buyer of durum/semolina in North America. Multinational purchasing will enable Miller Milling to obtain more favorable terms and improve its buying through larger contracts, increased leverage and improved freight rates.

     - NEAR OR ON-SITE MILLING. Miller Milling has built on-site or near-site milling operations to support three of the Company's largest facilities, enabling us to lower our durum/semolina costs, improve quality standards, lower our durum/semolina freight costs and our delivered cost of finished product.

     - MULTIPLE SOURCES OF SUPPLY. Miller Milling can purchase and supply durum/semolina from multiple locations including North Dakota, Canada, California, Virginia and from its new mill in Mexico which became operational in March 1999. This dispersion of production allows the Company to obtain the best pricing and buying opportunities. The ability to draw durum/semolina from three countries in North America gives the Company a unique advantage in both pricing and availability of its primary raw material.

     - INCREASED FLEXIBILITY. As the sole procurer of durum/semolina for the Company, Miller Milling can use its capabilities to shift durum/semolina needs from plant to plant and source from a variety of locations. These capabilities limit the Company's exposure to changes in a particular market and improve its lead times, thus, lowering the amount of inventory the Company may require at any given time and increase its production flexibility.

     Since the cost of durum/semolina represents a significant share of our overall cost of production, its price is inversely related to our gross margin. New World Pasta's management believes that the expertise and capabilities of Miller Milling, the emergence of a futures market for durum/semolina and the availability of new alternative durum/ semolina sources should reduce the price volatility of the Company's main raw material. We believe that our arrangements with Miller Milling provide us with many benefits. For a more detailed description of the arrangements between the Company and Miller Milling, see "Certain Relationships and Related Transactions."

COMPETITION

     We operate in a highly competitive environment and compete against numerous well-established national, regional and foreign companies, and many smaller companies. New World Pasta competes with these companies on a regional and national basis in the sale and marketing of pasta products. Our competitors include both independent pasta producers and pasta divisions and subsidiaries of large food products companies. Of these, the largest competitors are AIPC, Barilla, Bestfoods, Borden and Dakota Growers. The competitive dynamics in the pasta industry have undergone significant change over the last several years as the corporate parents of the leading brands have underinvested and underpromoted their labels or shifted out of private label and industrial sectors. Management believes the current environment leaves substantial opportunity for New World Pasta to increase its branded market share and its private label business. For example, over the past five years Borden and Bestfoods have lost market share of 8 points and 1.5 points, respectively, which has been picked up by imported pasta makers and private label producers.

     We compete primarily in the branded sector of the retail consumer market. Competition in this market generally is based upon product quality and taste, pricing, packaging and customer service and logistics capabilities. Our branded competitors include Borden (Creamette), Bestfoods (Muellers), and Barilla whose respective national market shares as of February 28, 1999 were 18.3%, 9.6% and 7.3%. Branded pasta sales represented 85% of our net sales in 1998. Given the current market dynamics, we are optimistic that we can increase our national market share with our renewed emphasis on promotional pricing.

     Our private label competitors include AIPC and Dakota Growers. Competition in this market is based predominantly on price. Private label sales represented 4.0% of our net sales in 1998.

     On a more limited basis, we compete in the foodservice and industrial sectors. In 1998, these sales represented approximately 11.0% of net sales. Competition in this market is based primarily on price and secondarily on reliability. Our main competitor in this market is AIPC.

TRADEMARKS AND DOMAIN NAMES

     We consider our branded specialty products to be of considerable value and importance to our business, and therefore own many registered trademarks in the United States and abroad. Our marks that are registered with the United States Patent and Trademark Office include American Beauty, Light & Fluffy, Mrs. Weiss, Ronzoni, San Giorgio, Skinner and others. We also own several U.S. Internet domain names that incorporate certain of our trademarks, such as RONZONI.COM and SANGIORGIO.COM.

REGULATION

     We are subject to various laws and regulations administered by federal, state and other governmental agencies, relating to the operation of our production facilities, and the production, packaging, labeling and marketing of our products and pollution control, including air emissions. The Company's facilities are subject to inspections by the U.S. Food and Drug Administration, U.S. Occupational Safety and Health Administration and various state regulatory agencies. The Company believes that it is in material compliance with all federal, state and local laws and regulations governing our products and facilities.

     Various federal, state and local laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. In addition such laws impose liability for such costs on persons who disposed of or arranged for the disposal of hazardous substances at third-party sites. Such liability may be imposed without regard to the legality of the original actions and without regard to whether the person knew of, or was responsible for, the presence of such hazardous or toxic substances, and such liability may be joint and several with other parties. If the liability is joint and several, the person could be responsible for payment of the full amount of the liability, whether or not any other responsible party is also liable.

     A number of current and former Hershey Pasta facilities have been operated as manufacturing facilities for some time. Although the Company does not believe that it will incur significant liability for environmental matters from such historical operations, there can be no assurance that the Company will not incur such liability in the future if evidence of environmental problems is subsequently discovered.

     In addition, the Company's operations are subject to extensive environmental laws and regulations concerning, among other things, emissions to air, discharges to water, and the generation, treatment, and disposal of wastes and other materials. Potential costs and expenses may also be incurred in connection with the repair or upgrade of facilities to meet existing or new requirements under environmental laws. In many instances, the ultimate costs and the time period during which such costs are likely to be incurred are difficult to predict.

EMPLOYEES

     The Company has approximately 900 employees in its facilities throughout the United States. Most of the Company's hourly employees are represented by unions, with the exception of those at the Winchester plant. The Company's employees at the Winchester plant are currently engaged in union organizing activities with The Bakery, Confectionery, Tobacco Workers and Grain Millers International Union and are expected to vote on recognition of the Union on May 5 and 6, 1999. In total, approximately 56% of the Company's employees are currently unionized. The following unions represent Company employees: The Bakery, Confectionery, Tobacco Workers International Union of America, United Foods and Commercial Workers International Union, International Union of Operating Engineers, and the Teamsters. Employment contracts with the unions are generally renegotiated every three years. The only collective bargaining agreement scheduled for renegotiation in 1999 is with the United Foods and Commercial Workers International Union, Local 271 at the Omaha, Nebraska facility. Our management anticipates renegotiating this agreement on similar terms and conditions as the current agreement, however, there is no assurance that a satisfactory renegotiation will be obtained. The Company considers its relationship with both its union and non-union employees to be good.

LEGAL PROCEEDINGS

     In ordinary course of its business, the Company is a party to litigation involving its operations and employees. Our management believes that the outcome of this litigation will not have a material adverse effect upon our business or financial condition.

                                   MANAGEMENT

     Set forth below is information concerning the executive officers and directors of New World Pasta.

NAME                           AGE                       POSITION
----                           ---                       --------
C. Mickey Skinner............  65     Chairman, Chief Executive Officer and Director
John C. Miller...............  48     President and Director
Michael L. Snow..............  47     Executive Vice President and Director
Clifford K. Larsen...........  59     Executive Vice President, Marketing and Sales
Cecil A. Archbold............  57     Vice President, Human Resources
James A. Bohenick............  41     Vice President, Finance and Chief Financial
                                        Officer
Vito M.J. Castelgrande.......  48     Vice President, Sales
Burton R. Freeman............  50     Vice President, Manufacturing
Mark E. Kimmel...............  40     Vice President, Administration and Development
                                      and General Counsel
Glenn A. Zearfoss............  44     Vice President, Logistics
Paul S. Levy.................  51     Director
Jeffrey C. Lightcap..........  40     Director
Brett N. Milgrim.............  30     Director
David Y. Ying................  44     Director

     MR. SKINNER is Chairman, Chief Executive Officer and a Director of New World Pasta. Mr. Skinner was President of Hershey Pasta from 1984 to 1997. Mr. Skinner then served as Vice Chairman of Hershey's Pasta and Grocery Group from 1997 to 1998. Mr. Skinner currently serves on the boards of directors of Streck Laboratories and Coleman Natural Products, Inc.

     MR. MILLER is President and a Director of New World Pasta. He also serves, and during the last five years has served, as Chairman, President and Chief Executive Officer of Miller Milling which is responsible for all of the Company's durum/semolina purchasing functions. Mr. Miller is also a founder, Director and President of TABLEX-MILLER SA de C.V., a Mexican durum milling company. He currently serves on the Board of Directors of the Minneapolis Grain Exchange, where he is Vice Chairman, and on the executive committee of the North American Millers' Association (an industry trade organization).

     MR. SNOW is Executive Vice President and a Director of New World Pasta and, during the last five years, also has served as Executive Vice President, Secretary, Treasurer and a Director of Miller Milling. Mr. Snow is of counsel to, and was a former partner of, the commercial law firm of Maslon Edelman Borman & Brand LLP. Mr. Snow is also a founder, Director and officer of TABLEX-MILLER SA de C.V., a Mexican durum milling company. Mr. Snow currently acts as counsel to and Director of Osmonics, Inc., Navarre Corporation, QuikPages, Inc. and Artesian Management, Inc.

     MR. LARSEN is Executive Vice President, Marketing and Sales of New World Pasta. From mid-1996 through 1998, Mr. Larsen was retired. Mr. Larsen was Vice President, Marketing for Hershey Pasta from 1979 until his retirement in mid-1996.

     MR. ARCHBOLD is Vice President, Human Resources of New World Pasta. He was previously Vice President, Human Resources of Hershey's Pasta and Grocery Group since 1997 and Vice President, Human Resources of Hershey Pasta since 1990.

     MR. BOHENICK is Vice President, Finance and Chief Financial Officer of New World Pasta. He was previously Vice President, Finance of Hershey Pasta and Grocery Group since 1996. From 1993 to 1996, he was Director of Corporate Development at Hershey.

     MR. CASTELGRANDE is Vice President, Sales of New World Pasta. He was previously Director of Field Sales of Hershey's Pasta and Grocery Group, a position he held since 1998, and was also Director of Pasta Sales for Hershey Pasta since 1997. Within Hershey Pasta, Mr. Castelgrande held the position of Eastern Sales Director from 1989 to 1997.

     MR. FREEMAN is Vice President, Manufacturing of New World Pasta. He was previously Vice President, Manufacturing of Hershey Pasta since 1991. Mr. Freeman joined Hershey in 1988 as Director of Engineering.

     MR. KIMMEL is Vice President, Administration and Development and General Counsel of New World Pasta. He was previously Senior Counsel of Hershey since October 1994.

     MR. ZEARFOSS is Vice President, Logistics of New World Pasta. Mr. Zearfoss was Manager of Application Consulting at Hershey from 1997 to 1999, and was Vice President of Technical Services and Quality Assurance at Hershey Pasta from 1991 to 1997.

     MR. LEVY is a Director of New World Pasta. Mr. Levy has been a Partner of JLL since its formation in May 1988. Mr. Levy serves on the boards of directors of Hayes Lemmerz International Inc., BSL Holdings, Inc., Jackson Automotive Group, Inc. and Fairfield Manufacturing Company, Inc.

     MR. LIGHTCAP is a Director of New World Pasta and a Partner of JLL, which he joined in 1997. From 1993 to 1997, he was a Managing Director and head of leveraged buyout firm coverage for the mergers and acquisitions group at Merrill Lynch & Co., Inc. ("Merrill Lynch"). Mr. Lightcap serves on the boards of directors of Hayes Lemmerz International Inc. and Jackson Automotive Group, Inc.

     MR. MILGRIM is a Director of New World Pasta and a Vice President of JLL, which he joined in 1997. From 1996 through 1997, he was an Associate in the investment banking group at Donaldson, Lufkin & Jenrette, Inc. ("DLJ") where he worked on a variety of transactions including high yield and merchant banking projects. From 1993 to 1994, Mr. Milgrim was a financial analyst with Vrolyk & Company, an investment banking boutique specializing in mergers and acquisitions and private financings. From 1991 to 1993, Mr. Milgrim was a Financial Analyst at PaineWebber Incorporated.

     MR. YING is a Director of New World Pasta and a Partner of JLL, which he joined in 1997. He was previously a Managing Director at DLJ, which he joined in January 1993, and the head of its restructuring department. Mr. Ying serves on the boards of directors of Hayes Lemmerz International Inc. and BSL Holdings, Inc.

EXECUTIVE COMPENSATION

     The current principals of New World Pasta acquired control of the Company from Hershey in the Recapitalization which was completed on January 28, 1999. Prior to that time, the Company was a wholly owned division of Hershey which was operated by a management team comprised of Hershey appointees. None of the executive officers of New World Pasta received any compensation from New World Pasta relating to any period prior to January 28, 1999.

EMPLOYMENT AGREEMENTS

     On January 28, 1999, the Company entered into employment agreements with each of Mr. Skinner, Mr. Miller and Mr. Snow. The employment agreement with Mr. Skinner provides for his full-time employment as Chairman of the Board of Directors and Chief Executive Officer of the Company for an initial term of three years, with an option to renew the term for an additional two years on either a full-time basis, in which case Mr. Skinner will remain Chairman and CEO during the renewal term, or on a part time basis, in which case Mr. Skinner will function as Chairman during the renewal term. Mr. Skinner's agreement provides for a base salary of $400,000 to be paid during the term (unless Mr. Skinner elects to work on a part-time basis during the renewal term, in which case his base salary during the renewal term will be $250,000) and a maximum annual bonus opportunity equal to 50% of his base salary. In addition, the Skinner agreement provides for a grant of options to purchase an aggregate of 170,213 shares of common stock under the 1999 Stock Option Plan described below. The exercise price of options to purchase 111,111 shares is equal to $10 per share and the exercise price of options to purchase 59,102 shares is equal to $73.50 per share. Pursuant to Mr. Skinner's agreement, Mr. Skinner is also entitled to health, welfare and pension benefits no less favorable in the aggregate than those provided to senior executives of the Hershey Pasta Group, and is entitled to the reimbursement of expenses incurred for country club membership (up to $12,000 per year), income tax return preparation (up to $2,000 per year), car allowance (up to $1,200 per month) and business expenses (including first class travel for Mr. Skinner and, where appropriate, travel expenses for his spouse).

     In the event Mr. Skinner's employment is terminated by the Company without cause (as defined in Mr. Skinner's agreement) or by Mr. Skinner with good reason (as defined in Mr. Skinner's agreement), Mr. Skinner will be entitled to receive his then-current base salary and benefits under his agreement for the remainder of the term. However, if the termination occurs during the initial term, Mr. Skinner will be entitled to receive his then-current base salary during the remainder of the initial term and $250,000 per year for the two-year period following the end of the initial term. Upon the occurrence of a change in control of the Company (as defined in Mr. Skinner's agreement), Mr. Skinner's agreement will automatically terminate, unless Mr. Skinner does not have the right to receive cash or marketable securities with respect to his equity investment in the Company or with respect to the options then held by him, in which event, his agreement will not automatically terminate, but will become terminable by Mr. Skinner at any time during the 60-day period following the change in control of the Company.

     Mr. Skinner's agreement provides that he will be subject to certain non-competition and non-solicitation provisions following the termination of his employment during any period that he is receiving payments from the Company thereunder. However, upon the termination of Mr. Skinner's employment following a change in control of the Company, the non-competition and non-solicitation provisions will remain in effect for two years following the termination of his employment.

     The employment agreement with Mr. Miller provides for his part-time employment as Co-Chairman of the Board of Directors and President of the Company for an initial term of three years, with an option to renew the term for an additional two years. Mr. Miller's agreement provides for a base salary of $200,000 to be paid during the term (increased annually by an amount equal to the percentage increase in the Consumer Price Index for the Minneapolis area) and a maximum annual bonus opportunity equal to 50% of his base salary. In addition, Mr. Miller's agreement provides for a grant of options to purchase an aggregate of 200,936 shares of common stock under the Company's 1999 Stock Option Plan. The exercise price of options to purchase 92,778 shares is equal to $10 per share and the exercise price of options to purchase 108,158 shares is equal to $73.50 per share. Pursuant to Mr. Miller's agreement, Mr. Miller is also entitled to receive the welfare and pension benefits generally available to senior executives of the Company.

     In the event Mr. Miller's employment is terminated by the Company without cause (as defined in Mr. Miller's agreement) or by Mr. Miller with good reason (as defined in Mr. Miller's agreement), Mr. Miller will be entitled to receive his then-current base salary and benefits under his agreement for the remainder of the term. However, if the termination occurs during the initial term, Mr. Miller will be entitled to receive his then-current base salary during the remainder of the term. Upon the occurrence of a change in control of the Company (as defined in Mr. Miller's agreement), Mr. Miller's agreement will automatically terminate, unless Mr. Miller does not have the right to receive cash or marketable securities with respect to his equity investment in the Company or with respect to the options then held by him, in which event, his agreement will not automatically terminate, but will become terminable by Mr. Miller at any time during the 60-day period following the change in control of the Company.

     Mr. Miller's agreement provides that he will be subject to certain non-competition and non-solicitation provisions following the termination of his employment during any period that he is receiving payments from the Company thereunder. However, upon the termination of Mr. Miller's employment following a change in control of the Company, the non-competition and non-solicitation provisions will remain in effect for two years following the termination of his employment.

     The employment agreement with Mr. Snow provides for his part-time employment as Executive Vice President of the Company for an initial term of three years, with an option to renew the term for an additional two years. Mr. Snow's agreement provides for a base salary of $100,000 to be paid during the term (increased annually by an amount equal to the percentage increase in the Consumer Price Index for the Minneapolis area) and a maximum annual bonus opportunity equal to 50% of his base salary. In addition, Mr. Snow's agreement provides for a grant of options to purchase an aggregate of 141,832 shares of common stock under the Company's 1999 Stock Option Plan. The exercise price of options to purchase 92,778 shares is equal to $10 per share and the exercise price of options to purchase 49,054 shares is equal to $73.50 per share. Pursuant to Mr. Snow's agreement, Mr. Snow is also entitled to receive the welfare and pension benefits generally available to senior executives of the Company.

     In the event Mr. Snow's employment is terminated by the Company without cause (as defined in Mr. Snow's agreement) or by Mr. Snow with good reason (as defined in Mr. Snow's agreement), Mr. Snow will be entitled to receive his then-current base salary and benefits under his agreement for the remainder of the term. However, if the termination occurs during the initial term, Mr. Snow will be entitled to receive his then-current base salary during the remainder of the term. Upon the occurrence of a change in control of the Company (as defined in Mr. Snow's agreement), Mr. Snow's agreement will automatically terminate, unless Mr. Snow does not have the right to receive cash or marketable securities with respect to his equity investment in the Company or with respect to the options then held by him, in which event, his agreement will not automatically terminate, but will become terminable by Mr. Snow at any time during the 60-day period following the change in control of the Company.

     Mr. Snow's agreement provides that he will be subject to certain non-competition and non-solicitation provisions following the termination of his employment during any period that he is receiving payments from the Company thereunder. However, upon the termination of Mr. Snow's employment following a change in control of the Company, the non-competition and non-solicitation provisions will remain in effect for two years following the termination of his employment.

THE 1999 STOCK OPTION PLAN AND OTHER INCENTIVE ARRANGEMENTS

     The Company adopted the 1999 Stock Option Plan (the "Plan") providing for the grant to key employees and consultants of the Company of incentive stock options and nonqualified stock options, in either case, to acquire shares of common stock, par value $.01 per share, of the Company ("Common Stock"). The Plan provides for the issuance of options to acquire up to an aggregate of 910,166 shares of Common Stock, or 15.4% of the Common Stock on a fully-diluted basis, of which options to purchase 170,213 shares, 200,936 shares, 141,832 shares, 70,934 shares, 42,553 shares and 838,948 shares have been granted to Messrs. Skinner, Miller, Snow, Bohenick and Larsen and all executive officers as a group, respectively. Approximately two-thirds of the options granted to the executives have an exercise price of $10 per share, which is the per share price paid by New World LLC and Miller LLC in connection with the Recapitalization, and the exercise price of the balance of the options is $73.50 per share. Each of New World LLC and Miller LLC has entered into agreements with each optionholder providing for certain payments to the optionholders based upon the value of the Company's equity. The Plan and the arrangements described in the preceding sentence are intended to assist the Company in attracting and retaining employees of outstanding ability.

DIRECTOR COMPENSATION

     Directors of New World Pasta do not receive any compensation for their services. They are, however, reimbursed for travel expenses and other out-of-pocket costs incurred in connection with attendance at Board and Committee meetings. None of the directors of New World Pasta received any compensation from New World Pasta relating to any period prior to January 28, 1999.

                               STOCK OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding ownership of shares of the Company's Common Stock and the Company's Preferred Stock, par value $.01 per share (the "Preferred Stock"), as of April [16], 1999 by each person known to be the owner of 5% or more of the Common Stock, by each person who is a director or executive officer of the Company and by all directors and executive officers of the Company as a group. Unless otherwise indicated, the address of each person listed below is 100 Crystal A Drive, Hershey, Pennsylvania 17033.

                                       COMMON STOCK OF         PREFERRED STOCK OF
                                      NEW WORLD PASTA(1)       NEW WORLD PASTA(1)
                                    ----------------------   -----------------------
                                     NUMBER     PERCENTAGE     NUMBER     PERCENTAGE
                                    OF SHARES    OF CLASS    OF SHARES     OF CLASS
                                    ---------   ----------   ----------   ----------
New World LLC(2)..................  4,167,869      83.4%     100,636.31      88.7%
Miller LLC(3).....................    532,131      10.6       12,848.69      11.3
Hershey...........................    300,000       6.0              --        --
C. Mickey Skinner(4)..............    532,131      10.6       12,848.69      11.3
John C. Miller(4).................    532,131      10.6       12,848.69      11.3
Michael L. Snow(4)................    532,131      10.6       12,848.69      11.3
Clifford K. Larsen................         --        --              --        --
Cecil A. Archbold.................         --        --              --        --
James A. Bohenick.................         --        --              --        --
Vito M.J. Castelgrande............         --        --              --        --
Burton R. Freeman.................         --        --              --        --
Mark E. Kimmel....................         --        --              --        --
Glenn A. Zearfoss.................         --        --              --        --
Paul S. Levy(5)...................  4,167,869      83.4      100,636.31      88.7
Jeffrey C. Lightcap(5)............  4,167,869      83.4      100,636.31      88.7
Brett N. Milgrim..................         --        --              --        --
David Y. Ying(5)..................  4,167,869      83.4      100,636.31      88.7
All directors and executive
  officers as a group (14
  persons)(4)(5)..................  4,700,000      94.0         113,485     100.0

-------------------------

(1) The amounts and percentages of the Company's Common Stock and Preferred Stock beneficially owned are reported on the basis of regulations of the Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.

(2) Through its interest in New World LLC, JLL Fund III is deemed to beneficially own all of the shares of Common Stock and Preferred Stock owned by New World LLC.

(3) Miller LLC is owned by a group of investors, including Messrs. Skinner, Miller and Snow. Through their interests in Miller LLC, Messrs. Skinner, Miller and Snow are deemed to beneficially own all of the shares of Common Stock and Preferred Stock owned by Miller LLC.

(4) Messrs. Skinner, Miller and Snow all own membership interests in Miller LLC, which owns 10.6% of the Common Stock and 11.3% of the Preferred Stock. Through their interests in Miller LLC, Messrs. Skinner, Miller and Snow are deemed to beneficially own all of the shares of Common Stock and Preferred Stock owned by Miller LLC.

(5) Messrs. Levy, Lightcap and Ying are general partners of JLL Associates III, LLC, the general partner of JLL Fund III, which owns membership interests in New World LLC. As a result, each may be deemed to beneficially own all of the shares of Common Stock and Preferred Stock owned by New World LLC.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     New World LLC, which beneficially owns 83.4% of the Company's Common Stock, is controlled by JLL Fund III, which is controlled by JLL. Miller LLC, which beneficially owns 10.6% of our Common Stock, is controlled by a group of investors, including Mickey Skinner, John Miller, Michael Snow and Miller Milling. Messrs. Skinner, Miller and Snow are executive officers and directors of New World Pasta, and Messrs. Miller and Snow are principals of Miller Milling. Some of these entities and individuals are parties to material agreements with the Company, as described below. See also "Management."

STOCKHOLDERS AGREEMENT

     In connection with the Recapitalization, the Company, New World LLC, Miller LLC, Hershey and certain members of Miller LLC entered into a Stockholders' Agreement dated January 28, 1999 (the "Stockholders Agreement"), which provides among other things that New World LLC and Miller LLC will vote their shares of Common Stock so that the Board of Directors will be comprised of seven directors consisting of the Chief Executive Officer (currently, Mr. Skinner), four designees of New World LLC (currently, Messrs. Levy, Lightcap, Milgrim and Ying) and two designees of Miller Milling (currently, Messrs. Miller and Snow). Under the Stockholders' Agreement, Mr. Skinner has the right to continue to serve on the Board of Directors through January 28, 2004 and New World LLC has, at all times, the right to elect a majority of the Board of Directors.

     Pursuant to the Stockholders Agreement, Miller LLC and Hershey agreed not to transfer any securities of the Company, except to certain Permitted Transferees (as defined therein), and the members of Miller LLC agreed not to transfer any of their interests in Miller LLC, except that securities of the Company held by Miller LLC and Hershey are subject to certain "tag along" and "drag along" rights upon the transfer of any securities of the Company by New World LLC. After 180 days following the consummation of an initial public offering of Common Stock (the "Sale Date"), (1) Hershey and all of the members of Miller LLC (other than Miller Milling and Messrs. Skinner, Miller and Snow) will be able to sell their shares of Common Stock without restriction and (2) Miller Milling and Messrs. Skinner, Miller and Snow will be able to sell up to 75% of their shares of Common Stock during various time periods following the Sale Date.

     Each of New World LLC and Miller LLC will have the right after the Sale Date, under certain circumstances and subject to certain conditions, to require the Company to register under the Securities Act shares of Common Stock held by it pursuant to the Stockholders Agreement. The Stockholders Agreement provides, among other things, that the Company will pay all expenses in connection with the first three demand registrations requested by each of New World LLC and Miller LLC and in connection with any registration commenced by the Company as a primary offering in which New World LLC and Miller LLC participate through piggyback registration rights granted under that agreement. The Company will also be required to pay all expenses in connection with any registration commenced by the Company as a primary offering in which Hershey participates through piggyback registration rights granted to Hershey under the Stockholders Agreement. New World LLC, Miller LLC and Hershey also are granted certain preemptive rights under the Stockholders Agreement to participate in future private equity offerings. Certain rights under the Stockholders Agreement terminate when either New World LLC or Miller LLC cease to own at least 25% of their initial investment in the

Company. Unless terminated earlier pursuant to its terms, the Stockholders Agreement will terminate on January 28, 2009.

PROCUREMENT AGREEMENT

     The Company is a party to a long-term Procurement Agreement, dated January 28, 1999 (the "Procurement Agreement"), with Miller Milling, pursuant to which Miller Milling has agreed to procure (x) all of the Company's requirements for semolina and certain other products (such products, collectively, "Contract Goods") and (y) contracts for the milling of durum and other related services, including quality testing, execution of futures and hedging contracts, transportation and storage (such services, collectively, "Contract Services"), other than those Contract Goods and Contract Services supplied pursuant to the Fresno Mill Agreement and the Winchester Mill Agreement (each as defined below). Miller Milling has agreed to use reasonable commercial efforts to procure the Contract Goods and Contract Services under the Procurement Agreement on terms the Company believes are commercially favorable. In return for its services under the Procurement Agreement, Miller Milling is entitled to a minimum fee per year, subject to adjustment. The Procurement Agreement may be terminated by either party if the other defaults and such default is not cured within a specified period of its receiving written notice thereof. The Company has the right under the Procurement Agreement to inspect Miller Milling's purchase and manufacturing records. In addition, the Procurement Contract contains customary indemnification provisions for both parties.

FRESNO MILL AGREEMENT

     Pursuant to a multi-year Amended and Restated Mill Agreement dated March 1, 1998 (the "Fresno Mill Agreement"), as amended, between Miller Milling and the Company, the Company has agreed to purchase from Miller Milling a substantial portion of the semolina needs of its Fresno, California plant. The Company will purchase semolina milled at Miller Milling's Fresno, California mill (the "Fresno Mill") at a price which the Company believes is commercially favorable.

     The Fresno Mill Agreement may be terminated by either party if the other defaults and such default is not cured within a specified period. In addition, the Company has the right to inspect the Fresno Mill.

WINCHESTER MILL AGREEMENT

     Pursuant to a multi-year Mill Agreement dated January 28, 1999 (the "Winchester Mill Agreement"), among Miller Milling, Winchester Pasta, L.L.C., a wholly owned subsidiary of the Company ("Winchester LLC"), and the Company, the Company has agreed to purchase from Miller Milling substantially all of the semolina needs of its Winchester, Virginia plant (the "Winchester Plant"). Under certain circumstances, the Company will purchase from Miller Milling a significant portion of the Company's semolina requirements for its Lebanon, Pennsylvania plant (the "Lebanon Plant"). The Company will purchase semolina from Miller Milling's Winchester mill (the "Winchester Mill") at a price which the Company believes is commercially favorable.

     The Company may inspect the Winchester Mill and Miller Milling's books and records on request. The Winchester Mill Agreement may be terminated by either party if the other defaults and such default is not cured within a specified period.

WINCHESTER LEASE

     The Winchester Mill is located on real property owned by Winchester LLC and leased to Miller Milling pursuant to an Amended and Restated Ground Lease, dated July 29, 1998 (the "Winchester Ground Lease"), between Winchester LLC f/k/a Hershey Pasta Group Winchester, Inc. and Miller Milling. The rent under the Winchester Ground Lease has been prepaid in full through the end of the term, including the extension terms. In consideration of this prepayment, the Company has agreed to transfer the land underlying the Winchester Mill to Miller Milling for nominal consideration.

TRANSITIONAL SERVICES AGREEMENT

     The Company is a party to a Transitional Services Agreement, dated as of January 28, 1999, with Hershey, pursuant to which, for a period generally not to exceed six months from January 28, 1999, Hershey has agreed to provide certain services, including leased office space and office services, systems technology services, transition support for open positions, telephone, copier and fax services, consumer relations services, benefits administration and international pasta sales to the Company, and the Company has agreed to provide crisp rice manufacturing services to Hershey, in each case approximately at the service provider's cost plus a nominal profit.

EMPLOYMENT AGREEMENTS

     The Company is party to employment agreements with Messrs. Skinner, Miller and Snow, each of whom is an executive officer and director of the Company. See "Management -- Employment Agreements."

TAX SHARING AGREEMENT

     The Company and its current subsidiaries are included in New World LLC's consolidated group (the "Consolidated Group") for U.S. federal income tax purposes as well as in certain consolidated, combined or unitary groups which include New World LLC (a "Combined Group") for state, local and foreign income tax purposes. The Company and New World LLC have entered into a tax sharing agreement (the "Tax Sharing Agreement") in connection with the Recapitalization. Pursuant to the Tax Sharing Agreement, the Company generally will make payments to New World LLC such that, with respect to tax returns for any taxable period in which the Company or any of its subsidiaries is included in the Consolidated Group or any Combined Group, the amount of taxes to be paid by the Company will be determined, subject to certain adjustments, as if the Company and each of its subsidiaries included in the Consolidated Group or Combined Group filed their own consolidated, combined or unitary tax return. The Company and New World LLC will prepare pro forma tax returns with respect to any tax return filed with respect to the Consolidated Group or any Combined Group in order to determine the amount of tax sharing payments under the Tax Sharing Agreement. The Tax Sharing Agreement does not alter the Company's general responsibility for any taxes with respect to tax returns that include only the Company and its subsidiaries.

     New World LLC will be responsible for filing any tax return with respect to the Consolidated Group or any Combined Group. Pursuant to the Tax Sharing Agreement, the Company will be responsible for preparing such tax returns. The Tax Sharing Agreement does not alter the Company's general responsibility for preparing and filing any tax returns that include only the Company and its subsidiaries.

     New World LLC will be primarily responsible for controlling and contesting any audit or other tax proceeding with respect to the Consolidated Group or any Combined Group. Pursuant to the Tax Sharing Agreement, the Company will conduct the contest of any audit or tax proceeding that relates to any tax return which the Company is responsible for preparing; provided, that the entering into of any settlement or agreement or any decision in connection with any judicial or administrative tax proceeding will be subject to the control of New World LLC.

     Each member of a consolidated group for U.S. federal income tax purposes is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the Tax Sharing Agreement allocates tax liabilities between the Company and New World LLC, for any period in which the Company was included in the Consolidated Group, the Company could be liable in the event that any federal tax liability was incurred, but not discharged, by any other member of the Consolidated Group.

                            DESCRIPTION OF THE NOTES

     The Old Notes were issued and the New Notes will be issued under the Indenture, dated as of February 19, 1999, by and among New World Pasta, New World Pasta's wholly owned subsidiaries, Pasta LLC and Winchester LLC (the Guarantors), and The Bank of New York, as Trustee. The following summary of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act and to all of the provisions of the Indenture, including the definitions of certain terms in the Indenture and those terms made a part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. The Indenture is attached as an exhibit to the Registration Statement of which this Prospectus forms a part and is incorporated by reference in this Prospectus in its entirety. A copy of the Indenture may be obtained from the Company by any holder of the Notes upon request. The definitions of capitalized terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this description, references to the "Company" include only New World Pasta Company and not its subsidiaries.

GENERAL

     The Notes are general unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Indebtedness of the Company, pari passu in right of payment with all senior subordinated Indebtedness of the Company and senior in right of payment to all junior subordinated Indebtedness of the Company. The Notes are effectively subordinated to all Indebtedness of the Company's Subsidiaries (other than Restricted Subsidiaries that are parties to the Subsidiary Guarantees described below).

     The Notes are guaranteed by (x) each Subsidiary of the Company on the Issue Date and (y) each Restricted Subsidiary of the Company which becomes a Guarantor after the Issue Date in accordance with the provisions of the Indenture as described below. The Subsidiary Guarantees of the Notes are general unsecured obligations of the respective Guarantor, ranking subordinate in right of payment to all Guarantor Senior Indebtedness of the respective Guarantor, pari passu in right of payment with all senior subordinated Indebtedness of the respective Guarantor and senior in right of payment to all junior subordinated Indebtedness of the respective Guarantor. Not all Subsidiaries of the Company will be required to guarantee the Notes. Furthermore, if a Subsidiary of the Company is, or becomes, a Guarantor, such Guarantor may be released from its obligations pursuant to the respective Subsidiary Guarantee as described below under "-- Covenants -- Limitation of Guarantees by Restricted Subsidiaries."

     At the date of this Prospectus, all Subsidiaries of the Company are Restricted Subsidiaries. However, in accordance with the definition of Unrestricted Subsidiary, certain Subsidiaries of the Company may in the future be designated as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants contained in the Indenture. Unrestricted Subsidiaries will not guarantee the Notes.

     The Old Notes were, and the New Notes will be, issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the New Notes. The New Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate trust office in New York, New York. At the Company's option, interest may be paid at the

Trustee's principal corporate trust office or by check mailed to the registered address of Holders. Any Old Notes that remain outstanding after the completion of the Exchange Offer, together with the New Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Notes in an aggregate principal amount of $160.0 million will mature on February 15, 2009. Additional Notes may be issued from time to time, subject to the limitations set forth under "-- Certain Covenants -- Limitation on Incurrence of Indebtedness." Interest on the Notes will accrue at the rate of 9 1/4% per annum and will be payable semiannually in cash on each August 15 and February 15, commencing on August 15, 1999, to the persons who are registered Holders at the close of business on the August 1 and February 1 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. In addition to interest payable as described above, certain additional amounts may be payable from time to time as Liquidated Damages (as defined above under the caption "Exchange Offer -- Registration Rights") in the amounts, and in the circumstances, described above under the caption "Exchange Offer -- Registration Rights."

MANDATORY REDEMPTION

     The Company is not required to make mandatory redemption or sinking fund payment with respect to the Notes.

OPTIONAL REDEMPTION

     GENERAL. The Notes are redeemable, at the Company's option, in whole at any time or in part from time to time, on and after February 15, 2004, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on February 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon and Liquidated Damages, if any, to the date of redemption:

YEAR                                                  PERCENTAGE
----                                                  ----------
2004................................................   104.6250%
2005................................................   103.0833%
2006................................................   101.5417%
2007 and thereafter.................................   100.0000%

     OPTIONAL REDEMPTION UPON EQUITY OFFERINGS. At any time, or from time to time, on or prior to February 15, 2002, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the sum of (i) the initial aggregate principal amount of Old Notes issued in this Offering and (ii) the respective initial aggregate principal amounts of Notes issued under the Indenture after the Issue Date, at a redemption price equal to 109.25% of the principal amount thereof plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the date of redemption; provided that at least 65% of the sum of (i) the initial aggregate principal amount of Notes issued in this Offering and (ii) the respective initial aggregate principal amounts of Notes issued under the Indenture after the Issue Date remains outstanding immediately after any such redemption. In order to effect the foregoing redemption with the proceeds of any Equity Offering, the Company shall make such redemption not more than 120 days after the consummation of any such Equity Offering.

     As used in the preceding paragraph, "Equity Offering" means any issuance or sale after the Issue Date by the Company of Qualified Capital Stock.

     SELECTION AND NOTICE OF REDEMPTION. In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Notes of a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

REPURCHASES AT THE OPTION OF HOLDERS

     In the circumstances, and to the extent, provided below under:

          (1) "-- Repurchase of Notes upon a Change of Control;" and

          (2) "-- Covenants -- Limitation on Asset Sales;"

     Notes or portions thereof may be required to be purchased by the Company at the option of the Holders of the Notes.

SUBORDINATION

     The payment of all Obligations on the Notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on Senior Indebtedness, whether outstanding on the Issue Date or thereafter incurred, including, without limitation, the Company's obligations under the New Credit Facility. Except with respect to the money, securities or proceeds held under any defeasance trust established in accordance with the Indenture, upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all Obligations due or to become due upon all Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, whether or not such interest is an allowed claim in such proceeding) shall first be paid in full in cash or Cash Equivalents, or such payment duly provided for to the satisfaction of the holders of Senior Indebtedness, before any payment or distribution of any kind or character is made on account of any Obligations on the Notes, or for the acquisition of any of the Notes for cash or property or otherwise. If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any Designated Senior Indebtedness, no payment of any kind or character (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the Indenture) shall be made by or on behalf of the Company or any other Person on its or their behalf with respect to any obligations on the Notes or to acquire any of the Notes for cash or property or otherwise.

     In addition, if any other event of default occurs and is continuing with respect to any Designated Senior Indebtedness, as such event of default is defined in the instrument creating or evidencing such Designated Senior Indebtedness, permitting the holders (without any notice or lapse of time, except any required notice of acceleration) of such Designated Senior Indebtedness then outstanding to accelerate the maturity thereof and if the Representative for the respective issue of Designated Senior Indebtedness gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until all events of default specified in the Default Notice have been cured or waived or have ceased to exist or the Trustee receives notice from the Representative for the respective issue of Designated Senior Indebtedness terminating the Blockage Period (as defined below), during the 179 days after the delivery of such Default Notice (the "Blockage Period"), neither the Company nor any other Person on its behalf shall (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the Indenture) (x) make any payment of any kind or character with respect to any Obligations on the Notes or (y) acquire any of the Notes for cash or property or otherwise. Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 179 days from the date the payment on the Notes was due, and only one such Blockage Period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Indebtedness shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Indebtedness whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

     By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Indebtedness, including the Holders of the Notes, may recover less, ratably, than holders of Senior Indebtedness.

     As of December 31, 1998, on a pro forma basis after giving effect to the offering of the Old Notes and the Recapitalization, the Company would have had approximately $150.7 million of Senior Indebtedness outstanding, and unused and available commitments of $50.0 million under the New Credit Facility, and the Guarantors would have had no Guarantor Senior Indebtedness outstanding (other than guarantees of Senior Indebtedness).

SUBSIDIARY GUARANTEES

     Each Guarantor unconditionally guarantees, on an unsecured senior subordinated basis, jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of and interest on (and Liquidated Damages with respect to) the Notes. The Subsidiary Guarantees will be subordinated to Guarantor Senior Indebtedness on the same basis as the Notes are subordinated to Senior Indebtedness.

     The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. See "Risk
Factors -- Subsidiary Guarantees Could Be Deemed To Be Fraudulent Conveyances." Each Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor, determined in accordance with GAAP.

     Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Restricted Subsidiary of the Company without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. Please refer to the section of this Prospectus entitled "-- Covenants -- Merger, Consolidation and Sale of Assets." In certain circumstances a Guarantor's Subsidiary Guarantee will be released. Please refer to the section of this Prospectus entitled "-- Covenants -- Limitation of Guarantees by Restricted Subsidiaries."

     Separate financial statements of the Guarantors are not included herein because such Guarantors are jointly and severally liable with respect to the Company's obligations pursuant to the Notes, and the aggregate net assets, earnings and equity of the Guarantors and the Company are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis. However, summarized financial information of the Guarantors has been included in note 9 to the historical combined financial statements of the Company included elsewhere in this Prospectus.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

     The Company must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest and Liquidated Damages, if any, to the Payment Date.

     There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other Indebtedness of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase the Notes will, unless consents are obtained, require the Company to repay all Indebtedness then outstanding which by its terms would prohibit such Note repurchase (including, without limitation, the New Credit Facility), either prior to or concurrently with such Note repurchase.

COVENANTS

     The Indenture contains, among others, the following covenants:

     LIMITATION ON INCURRENCE OF INDEBTEDNESS. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness; provided, however, that the Company may Incur Indebtedness (including, without limitation, Acquired Indebtedness incurred by the Company), if in each case on the date of the Incurrence of such Indebtedness and after giving effect thereto, the Consolidated Fixed Charge Coverage Ratio is greater than 2.0 to 1.0.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

          (1) Indebtedness under the Old Notes issued in the Initial Offering and the New Notes issued in exchange therefor in an aggregate principal amount of $160,000,000 and the related Subsidiary Guarantees;

          (2) Indebtedness of the Company incurred pursuant to one or more Credit Facilities in an aggregate principal amount at any time outstanding not to exceed the sum of (a) $200,000,000 and (b) the greater of (x) $50,000,000 and (y) 60% of inventory plus 85% of accounts receivable (each as determined in accordance with GAAP, but excluding accounts receivable that are past due by more than 60 days) of the Company and its Restricted Subsidiaries determined on a consolidated basis as of the end of the last fiscal quarter for which financial statements have been prepared (with the amount of all principal payments and commitment reductions under one or more Credit Facilities made with the Net Cash Proceeds of one or more Asset Sales pursuant to the covenant described under the caption "-- Certain Covenants -- Limitation on Asset Sales" to be applied, at the option of the Company, to reduce the amounts specified in clause (a) and/or (b) above (and in the case of any application to reduce clause (b) above, the amount so applied shall reduce both the amounts specified in sub-clauses (x) and
     (y) thereof) so long as the aggregate amount so applied to the amounts of Indebtedness permitted pursuant to preceding clauses (a) and (b) equals the amount of the principal payments and commitment reductions so made to the Credit Facilities (until such time as the aggregate amount of Indebtedness permitted under this clause (2) has been reduced to $0);

          (3) Indebtedness arising from any agreement entered into by the Company or any of its Restricted Subsidiaries providing for indemnification, purchase price adjustment or similar obligations (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of the assets disposed of pursuant to the respective Asset Sale), in each case incurred or assumed in connection with any Asset Sale;

          (4) Indebtedness under Interest Rate Agreements of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Rate Agreements are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Indebtedness under Interest Rate Agreements does not exceed the principal amount of the Indebtedness to which such Interest Rate Agreements relate;

          (5) Indebtedness under Currency Agreements designed to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates and not for speculative purposes;

          (6) Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company, a Wholly Owned Restricted Subsidiary of the Company or the lenders or collateral agent under one or more Credit Facilities in each case subject to no Lien held by a Person other than the Company, a Wholly Owned Restricted Subsidiary of the Company or such other lenders or collateral agent; provided that if as of any date any Person other than the Company, a Wholly Owned Restricted Subsidiary of the Company or the lenders or collateral agent under one or more Credit Facilities owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness pursuant to this clause (6);

          (7) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company or the lenders or collateral agent under the Credit Facilities, in each case subject to no Lien held by a Person other than a Wholly Owned Restricted Subsidiary or such other lenders or collateral agent; provided that (a) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary of the Company which is not a Guarantor is unsecured and subordinated (on substantially the same terms as the Company's obligations under the Indenture and the Notes are subordinated to the Senior Indebtedness), pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company or such lenders or collateral agent owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company pursuant to this clause
     (7);

          (8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten business days of incurrence;

          (9) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, issued in the ordinary course of business of the Company or such Restricted Subsidiary, including, without limitation, in order to provide security for workers' compensation claims or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business and other Indebtedness with respect to workers' compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

          (10) Indebtedness (A) consisting of Capitalized Lease Obligations and
     (B) consisting of Purchase Money Indebtedness of the Company and its Restricted Subsidiaries or under purchase money mortgages or secured by purchase money security interests, in the case of (A) or (B) incurred for the purpose of leasing or financing or refinancing all or any part of the purchase price or cost of construction or improvement of any property (real or personal) or other assets that are used or useful in the business of the Company or such Restricted Subsidiary (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and whether such Indebtedness is owed to the seller or Person carrying out such construction or improvement or to any third party), so long as (x) such Indebtedness is not secured by any property or assets of the Company or any Restricted Subsidiary other than the property or assets so leased, acquired (directly or indirectly), constructed or improved and (y) such Indebtedness is created within 90 days of the acquisition or completion of construction or improvement of the related property or asset; provided that the aggregate principal amount of Indebtedness at any time outstanding pursuant to this clause (10), when added to the aggregate principal amount of any Refinancing Indebtedness incurred in respect of Indebtedness originally incurred pursuant to this clause (10) or subsequent refinancings thereof, shall at no time exceed the greater of (x) $25,000,000 and (y) 10% of Total Assets, at the time of any incurrence thereof;

          (11) Refinancing Indebtedness;

          (12) Guarantees of Indebtedness otherwise permitted under the Indenture; provided that the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation of Guarantees by Restricted Subsidiaries" covenant described below;

          (13) Acquired Indebtedness of Restricted Subsidiaries acquired by the Company after the Issue Date, or resulting from the merger of one or more Persons into one or more Restricted Subsidiaries of the Company after the Issue Date; provided that the respective Acquired Indebtedness is not incurred in contemplation of the respective acquisition or merger; and, provided further, that after giving effect to any Indebtedness Incurred, acquired or assumed pursuant to this clause (13), the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of this "Limitation of Incurrence of Indebtedness" covenant;

          (14) Obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

          (15) Indebtedness consisting of deferred payment obligations under
     Section 2.7 of the Recapitalization Agreement; and

          (16) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $40,000,000 at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the New Credit Facility).

     Notwithstanding any other provision of this "Limitation on Incurrence of Indebtedness" covenant, (x) all Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date shall be deemed Incurred on the Issue Date (and shall only be permitted to be outstanding on such date if same would be permitted to be Incurred on such date pursuant to the provisions of this covenant) and (y) the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Incurrence of Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies. For the purposes of determining compliance with this covenant, (x) Indebtedness Incurred under the New Credit Facility on or prior to the Issue Date shall be treated as Incurred pursuant to clause (2) of the immediately preceding paragraph and (y) subject to the provisions of preceding clause (x), in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness or is otherwise entitled to be incurred pursuant to this covenant, the Company shall, in its sole discretion, classify (or reclassify) such item of Indebtedness in any manner that complies with this covenant and such items of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest or accretion of accreted value will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Accruals of dividends or the payment of dividends through the issuance of additional shares of the same class of Capital Stock in accordance with the provisions thereof permitting such pay-in-kind dividends will not be deemed an issuance of Capital Stock for purposes of this covenant.

     PROHIBITION ON INCURRENCE OF SENIOR SUBORDINATED DEBT. Neither the Company nor the Guarantors will incur or suffer to exist Indebtedness that is senior in right of payment to the Notes or the Subsidiary Guarantees, as the case may be, and subordinate in right of payment to any other Indebtedness of the Company or the Guarantors, as the case may be.

     LIMITATION ON LIENS. Neither the Company nor any Guarantor shall Incur or suffer to exist any Indebtedness secured by a Lien ("Secured Indebtedness") which is not Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be, unless contemporaneously therewith effective provision is made to secure the Notes or the Subsidiary Guarantee, as the case may be, equally and ratably with (or, if the Secured Indebtedness is subordinated in right of payment to the Notes, or the Subsidiary Guarantee, as the case may be, prior to) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

     LIMITATION ON RESTRICTED PAYMENTS. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock held by Persons other than the Company or any of its Restricted Subsidiaries (other than (x) dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock (so long as, in the case of any Restricted Subsidiary, the Qualified Capital Stock is issued in accordance with the other relevant requirements of the Indenture) and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders), (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person (other than the Company or a Wholly Owned Restricted Subsidiary) or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of the Company,
(iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company or any Guarantor that is subordinated in right of payment to the Notes or a Subsidiary Guarantee or (iv) make any Investment (including, without limitation, any

Investment deemed made upon (x) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or (y) any Restricted Subsidiary ceasing to constitute a Restricted Subsidiary, in each case in accordance with the definition of Investment contained herein), other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

          (A) a Default or Event of Default shall have occurred and be continuing,

          (B) the Company could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Incurrence of Indebtedness" covenant or

          (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of:

             (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the Issue Date and ending on the last day of the last fiscal quarter preceding the date of the respective Restricted Payment for which annual or quarterly financial statements, as the case may be, are available; plus

             (2) the aggregate Net Cash Proceeds received by the Company after the Issue Date from the issuance and sale permitted by the Indenture of its Qualified Capital Stock to (or, without duplication, from the receipt of capital contributions (so long as the equity in respect of which the capital contributions are made constitutes Qualified Capital Stock of the Company) from) a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by the Indenture of Indebtedness of the Company for cash subsequent to the Issue Date upon the conversion of such Indebtedness into Qualified Capital Stock of the Company and including any additional proceeds received by the Company upon such conversion, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Qualified Capital Stock of the Company (in each case, exclusive of any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes); provided that there shall not be included pursuant to this clause (2) any Net Cash Proceeds (x) of any issuance of Designated Preferred Stock (or options, warrants or other rights to acquire same), (y) which are, or will be, used to make Permitted Investments pursuant to clause (xiii) of the definition of Permitted Investment contained herein; plus

             (3) an amount equal to the net reduction in Investments made after the Issue Date (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

     The foregoing provision shall not be violated by reason of:

          (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

          (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, subordinated Refinancing Indebtedness Incurred under clause (11) of the second paragraph of the "Limitation on Incurrence of Indebtedness" covenant;

          (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company, an Unrestricted Subsidiary or a Restricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of Qualified Capital Stock of the Company (or options, warrants or other rights to acquire such Qualified Capital Stock);

          (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Qualified Capital Stock of the Company (or options, warrants or other rights to acquire such Qualified Capital Stock);

          (v) distributions made by the Company on the Issue Date that are utilized solely to consummate the Recapitalization and distributions made subsequent to the Issue Date in order to make payments pursuant to the Recapitalization Agreement, as in effect on the Issue Date and as amended from time to time so long as any such amendment or modification is, in the good faith judgment of the Board of Directors, not more disadvantageous to the Holders of Notes in any material respect than the Recapitalization Agreement as in effect on the Issue Date;

          (vi) repurchases by the Company of Qualified Capital Stock (or options therefor) of the Company from directors, officers or employees of the Company or any of its Restricted Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such officers or employees, in an aggregate amount not to exceed, in any calendar year, $2,000,000; provided that unused amounts in any calendar year (beginning with calendar year 1999) may be carried forward and used to make repurchases as described above in this clause (vi) in any succeeding calendar year; provided further that the aggregate amount spent pursuant to this clause (vi) in any calendar year (both pursuant to the immediately preceding proviso and the portion of this clause (vi) which precedes said proviso) does not exceed $4,000,000 in any calendar year;

          (vii) the declaration and payment of regularly accruing dividends to holders of any class or series of Disqualified Capital Stock of the Company or its Restricted

     Subsidiaries or the declaration and payment of regularly accruing dividends to holders of Preferred Stock of Restricted Subsidiaries, in each case, issued after the Issue Date in accordance with the "Limitation on Incurrence of Indebtedness" covenant;

          (viii) the declaration and payment of regularly accruing dividends to holders of any class or series of Designated Preferred Stock of the Company issued after the Issue Date; provided that at the time of such issuance, and after giving effect to such issuance on a pro forma basis (for purposes of making determinations on a pro forma basis pursuant to this clause
     (viii), treating all dividends which will accrue on such Designated Preferred Stock, as well as all other Designated Preferred Stock then outstanding, as if same will in fact be, or have in fact been, paid in cash), the Company would have been able to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the "Limitation on Incurrence of Indebtedness" covenant; and

          (ix) Restricted Payments in aggregate amount not to exceed
     $15,000,000;

provided that, except in the case of clauses (i), (iii) and (v), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     Except as set forth in the next sentence, each Restricted Payment and issuance of Capital Stock described in the preceding paragraph shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. The following Restricted Payments described in the preceding paragraph shall not be included in such calculation:

          (x) Restricted Payments described in clauses (ii), (v), (viii) and
     (ix); and

          (y) an exchange of Capital Stock for Capital Stock or Indebtedness described in clause (iii) or (iv).

     In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness. For purposes of determining compliance with this "Limitation on Restricted Payments" covenant, in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, the Company, in its sole discretion, may order and classify, and from time to time may reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of such reclassification.

     LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary;

          (2) pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

          (3) make loans or advances to the Company or any other Restricted Subsidiary; or

          (4) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

     However, the foregoing provisions shall not restrict any encumbrances or restrictions:

          (1) existing on the Issue Date in the New Credit Facility, the Indenture or any other agreements in effect on the Issue Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

          (2) existing under or by reason of applicable law;

          (3) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;

          (4) in the case of clause (4) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

          (5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary, pending such sale or disposition;

          (6) existing under purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (4) above on the property so acquired;

          (7) existing under applicable law or any applicable rule, regulation or order;

          (8) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

          (9) existing under Secured Indebtedness otherwise permitted to be incurred pursuant to the "Limitation on Incurrence of Indebtedness" and "Limitation on Liens" covenants that limit the right of the debtor to dispose of the assets securing such Indebtedness;

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

          (10) restrictions on cash or other deposits or net worth imposed by customers under contracts (not evidencing or relating to Indebtedness) entered into the ordinary course of business; and

          (11) existing under customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business.

     Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

     LIMITATION OF GUARANTEES BY RESTRICTED SUBSIDIARIES. The Company will not permit any of its Restricted Subsidiaries directly or indirectly to Guarantee any Indebtedness of the Company or any other Restricted Subsidiary (excluding any Guarantee of a Restricted Subsidiary which constitutes Acquired Indebtedness of such Subsidiary, so long as such Guarantee does not apply to Indebtedness pursuant to the New Credit Facility or any other Indebtedness of the Company and its Restricted Subsidiaries not acquired pursuant to the respective acquisition or merger) unless, in any such case, (a) such Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture providing a Subsidiary Guarantee by such Restricted Subsidiary and (b) if any such guarantee of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the Notes, such guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinated Indebtedness shall be subordinated to the Subsidiary Guarantee pursuant to subordination provisions no less favorable to the Holders of the Notes than those contained in the Indenture.

     Notwithstanding the foregoing, any such Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon:

          (1) the release and discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee (as well as the release or discharge of any subsequently created Guarantees which would have resulted in the creation of such Subsidiary Guarantee if same did not already exist), in each case except a discharge or release by or as a result of payment under such Guarantee;

          (2) any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of the Company of all of the Company's and its other Restricted Subsidiaries' Capital Stock in such Restricted Subsidiary; provided that such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the Indenture;

          (3) the designation of such Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the Indenture; or

          (4) the sale or other disposition of shares of Capital Stock of such Subsidiary to a Person other than the Company or a Restricted Subsidiary such that such

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

     Subsidiary ceases to constitute a Subsidiary of the Company, provided such disposition is otherwise in accordance with the provisions of the Indenture.

     LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Company or with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's length transaction with a Person that is not such a holder or an Affiliate.

     The foregoing limitation does not limit, and shall not apply to:

          (1) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized accounting, valuation or investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view;

          (2) any transaction solely between the Company and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries;

          (3) management and administrative services provided by the Company or any Restricted Subsidiary to any Restricted Subsidiary or any Person in which the Company or any Restricted Subsidiary has an Investment;

          (4) the payment of reasonable and customary regular fees to directors of the Company;

          (5) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant;

          (6) issuances of Qualified Capital Stock of the Company, to the extent otherwise permitted under the Indenture, to the Principals and the Management Investor and its equity holders;

          (7) customary investment banking, underwriting, placement agent or financial advisory fees paid in connection with services rendered to the Company or its Subsidiaries;

          (8) management fees (x) paid to the Management Investor in amounts not to exceed $400,000 in any calendar year and (y) to JLL Fund III in amounts not to exceed $500,000 in any calendar year;

          (9) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, employee stock options and employee stock ownership plans approved by the Board of Directors;

          (10) loans or advances to employees in the ordinary course of business of the Company or any of its Restricted Subsidiaries consistent with past practices;

          (11) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter, in each case subject to compliance with the other provisions of this Indenture; provided, however, that the existence, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause
     (11) to the extent that the terms (taken as a whole) of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respect;

          (12) arrangements with Miller Milling relating to the procurement of raw materials on behalf of the Company and its Restricted Subsidiaries, so long as the respective arrangements are pursuant to terms which have been approved by the majority of the disinterested members of the Board of Directors;

          (13) any Permitted Investment made pursuant to clause (xii) of the definition of Permitted Investment contained herein;

          (14) Mr. Miller Real Property Transactions;

          (15) the entering into of agreements with lenders to Miller Milling, pursuant to which the Company and its Subsidiaries (a) consent to such lenders' liens on Miller Milling's assets, and (b) agree to subordinate any rights of first refusal they may have against such assets; and

          (16) payments made pursuant to the following conditions: if the Issuer is to file consolidated federal income tax returns with New World LLC or combined or unitary state income tax returns with New World LLC, the Issuer may enter into a tax sharing agreement with New World LLC and may pay to New World LLC amounts when due and payable pursuant to such tax sharing agreement in respect of amounts of tax due with respect to such consolidated, combined or unitary returns, as the case may be, in each case in an amount not to exceed the amount of tax that the Issuer would have been obligated to pay to the appropriate taxing authority if the Issuer and its subsidiaries had filed a hypothetical separate consolidated, combined or unitary return for the then current year and all prior years ending after the Issue Date.

     Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (2) through (16) of this paragraph, (a) the aggregate amount of which exceeds $5,000,000 in value, must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above and (b) the aggregate amount of which exceeds $10,000,000 in value, must be determined to be fair in the manner provided for in clause (1)(B) above.

     LIMITATION ON ASSET SALES. The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary is at least equal to the fair market value (as determined in good faith by the Board of Directors) of the assets sold or disposed of and (ii) at least 75% of the consideration received consists of cash or Cash Equivalents; provided that for purposes of preceding clause (ii) each of the following shall be deemed to constitute cash;

          (a) the outstanding principal amount of Indebtedness of the Company or any Restricted Subsidiary (other than (x) Capital Stock which constitutes Indebtedness

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

     and (y) Indebtedness to the Company or any Restricted Subsidiary) assumed by the transferee (which shall not constitute the Company or a Restricted Subsidiary) pursuant to the respective Asset Sale, so long as the Company or such Restricted Subsidiary is irrevocably and unconditionally released from all liability under such Indebtedness;

          (b) any notes or other obligations received by the Company or any Restricted Subsidiary from such transferee that are, within 180 days after the date of the respective Asset Sale, converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion); and

          (c) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received since the date of the Indenture pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of
     (x) $30,000,000 and (y) 10% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to any subsequent changes in value).

          Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company shall or shall cause the relevant Restricted Subsidiary to:

             (i) (A) apply an amount equal to 100% of such Net Cash Proceeds to permanently repay Senior Indebtedness of the Company, or Guarantor Senior Indebtedness of any Restricted Subsidiary providing a Subsidiary Guarantee or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries; or

             (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 365 days after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in the Capital Stock of a company (which company shall become a Restricted Subsidiary upon the making of such investment) having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment; and

             (ii) apply (no later than the end of the 365-day period following the receipt of such Net Cash Proceeds) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant.

     The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during a 365-day period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10,000,000, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess

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

Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes, plus, in each case, accrued interest and Liquidated Damages (if any) to the Payment Date.

     MERGER, CONSOLIDATION AND SALE OF ASSETS. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

          (1) either (i) the Company shall be the surviving or continuing corporation or (ii) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity") (x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;

          (2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(ii) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Incurrence of Indebtedness" covenant;

          (3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(ii) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

          (4) the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

     Notwithstanding the foregoing clauses (2), (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its property and assets to the Company or any other Restricted Subsidiary and (b) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall, succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

     Each Guarantor (other than any Guarantor whose Subsidiary Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of "-- Limitation on Asset Sales") will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

          (1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

          (2) such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Subsidiary Guarantee;

          (3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

          (4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant.

     Notwithstanding the foregoing clause (4), (a) any Guarantor may consolidate with, merge into or transfer all or part of its property and assets to the Company or any other Guarantor and (b) any Guarantor formed solely for the purpose of merging with and into any other Person, may merge with or into such Person.

     CONDUCT OF BUSINESS. The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar or reasonably related or complementary to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date (as determined in good faith by the Board of Directors of the Company).

     REPORTS TO HOLDERS. Whether or not required by the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes, within the time periods specified in the Commission's rules and regulations:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants; and

          (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

     If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

     In addition, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and
(2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. Moreover, the Company has agreed, and each Guarantor will agree, that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT

     Each of the following is an Event of Default:

          (1) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to an Offer to Purchase), whether or not such payment is prohibited by the subordination provisions of the Indenture;

          (2) default in the payment of interest on, or Liquidated Damages with respect to, any Note when the same becomes due and payable, and such default continues for a period of 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture;

          (3) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under the Notes (other than a default specified in clause (1) or (2) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate outstanding principal amount of the Notes;

          (4) there occurs with respect to any issue or issues of Indebtedness of the Company or any Restricted Subsidiary having an outstanding principal amount of $10,000,000 or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 10 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 10 days of such payment default;

          (5) there shall be any period of 60 consecutive days following entry of one or more final judgments or orders (not covered by insurance) for the payment of money in excess of $10,000,000 in the aggregate (treating any deductibles, self-insurance or retention as not so covered) against the Company and/or one or more Significant Restricted Subsidiaries, during which a stay of enforcement of such final judgment or order, by reason of pending appeal or otherwise shall not be in effect or such judgments or orders shall not be paid;

          (6) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any Significant Restricted Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Restricted Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Restricted Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Restricted Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

          (7) the Company or any Significant Restricted Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Restricted Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Restricted Subsidiary or (C) effects any general assignment for the benefit of creditors; or

          (8) any Subsidiary Guarantee of any Guarantor that is a Significant Restricted Subsidiary ceases to be in full force and effect or any such Subsidiary Guarantee is declared to be null, void or unenforceable or any such Subsidiary Guarantee is found to be invalid or any such Guarantor denies its liability under its Subsidiary Guarantee (other than by reason of a release of a Guarantor in accordance with the terms of the Indenture).

     If an Event of Default (other than an Event of Default specified in clause
(6) or (7) above that occurs with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. If an Event of Default specified in clause (6) or (7) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "-- Amendments, Modifications and Waivers."

     The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may subject the Trustee to personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

          (1) the Holder gives the Trustee written notice of a continuing Event of Default;

          (2) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

          (3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

          (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

          (5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

     However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

     The Indenture requires certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Indenture and that the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company is also obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

DEFEASANCE

     LEGAL DEFEASANCE. The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors (except as described below) discharged with respect to the outstanding Notes, the Indenture and the Subsidiary Guarantees ("Legal Defeasance"). Such Legal Defeasance means that the Company and, if it so elects, each of the Guarantors, shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and cured all then existing Defaults and Events of Default, except for (i) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the

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

maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. Any such Legal Defeasances will be effective on the 91st day after the deposit referred to below, if, among other things:

          (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes,

          (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or
     (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and
     (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 91 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law,

          (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 91st day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound,

          (D) the Company is not prohibited from making payments in respect of the Notes by the provisions described under "-- Subordination", and

          (E) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

     DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT. The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clause (2) under the first paragraph, and clause
(4) of the last paragraph, of the "Merger, Consolidation and Sale of Assets" covenant and all other covenants described herein under " -- Covenants," clause
(3) under "-- Events of Default" with respect to such other covenants (or portions thereof) and clauses (4) and (5) under "-- Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any,

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

and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(ii), (C), (D) and (E) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     DEFEASANCE AND CERTAIN OTHER EVENTS OF DEFAULT. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

AMENDMENTS, MODIFICATIONS AND WAIVERS

     Except as provided in the two succeeding paragraphs, the Indenture and the Notes may be amended or supplemented with the consent of the Holders of at least the majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with the purchase of, or tender or exchange offer for, Notes).

     From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for any of the following purposes:

          (1) to evidence the succession of another person to the Company or any Guarantor and the assumption by any such successor of the covenants of the Company or any Guarantor in the Indenture and in the Notes; or

          (2) to add to the covenants of the Company or any Guarantor for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company or any Guarantor; or

          (3) to add additional Events of Default; or

          (4) to provide for uncertificated Notes in addition to or in place of the certificated Notes; or

          (5) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee; or

          (6) to secure the Notes or any Subsidiary Guarantee; or

          (7) to cure any ambiguity, to correct or supplement any provision in the Indenture that may be defective or inconsistent with any other provisions in the Indenture or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such actions taken pursuant to this clause (7) do not, in the opinion of the Trustee, adversely affect the interests of the Holders in any material respect; or

          (8) to comply with any requirements of the Commission in order to effect and maintain the qualification of the Indenture under the TIA; or

          (9) to add any Subsidiary as a Guarantor in accordance with the provisions of the Indenture; or

          (10) to release any Guarantor from its Guarantee in accordance with the provisions of the Indenture (including in connection with a sale of all of the Capital Stock or all or substantially all of the assets of such Guarantor).

     In formulating its opinion on the matters in clause (7), the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel.

     Notwithstanding anything to the contrary contained above, without the consent of each Holder affected thereby, no amendment, modification or waiver may:

          (1) reduce the amount of Notes whose Holders must consent to an amendment;

          (2) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Notes;

          (3) reduce the principal of or change the fixed maturity of any Notes, or change the scheduled date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor;

          (4) make any Notes payable in money other than that stated in the Notes;

          (5) make any change in the express provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

          (6) amend, change or modify in any material respect the obligation of the Company to make and consummate an Offer to Purchase in the event of a Change of Control or make and consummate an Offer to Purchase with respect to any Asset Sale, or modify any of the provisions or definitions with respect thereto;

          (7) modify or change any provision of the Indenture or the related definitions affecting the ranking or subordination of the Notes; or

          (8) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS,
DIRECTORS, OR EMPLOYEES

     The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

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

CONCERNING THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will not be liable except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the TIA incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

SATISFACTION AND DISCHARGE

     The Indenture, the Notes and the Guarantees will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

GOVERNING LAW

     The Indenture provides that it, the Notes and the Guarantees are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

     "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction by which such Person becomes a Restricted Subsidiary or at the time of such merger or consolidation or acquisition of assets shall not be Acquired Indebtedness.

     "ADJUSTED CONSOLIDATED NET INCOME" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP and before any reduction in respect of preferred stock dividends; provided that (x) there shall be added to such aggregate net income (or loss) the amount of any decrease in the deferred tax asset for such period relating to the actual cash tax benefit realized by the Company (or the consolidated tax group of which the Company is a member) resulting from the election under Section 338(h)(10) of the Code in respect of the Recapitalization so long as the aggregate amounts added back in determining Adjusted Consolidated Net Income pursuant to this clause (x) at no time exceed the actual amount of tax savings realized by the Company and its Restricted Subsidiaries as a result of the Section 338(h)(10) election referenced above and
(y) the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

          (i) the net income of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person during such period;

          (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described above (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries;

          (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

          (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales;

          (v) all extraordinary, non-recurring and unusual gains and losses (on an after-tax basis) and, without duplication, all restructuring charges (on an after-tax basis);

          (vi) write-offs of intangible assets, including research and development, relating to assets acquired by the Company and its Restricted Subsidiaries if such write-offs are done at the time of, or within three months after, such acquisition;

          (vii) any non-cash compensation expense incurred in connection with the exercise of or paid or payable solely with Qualified Capital Stock of the Company or any options, warrants or other rights to acquire Qualified Capital Stock of the Company;

          (viii) in the case of any successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

          (ix) the fees, expenses or other costs incurred in connection with the Recapitalization;

          (x) any net after-tax earnings (or losses) from discontinued operations and any net after-tax gains or losses on any disposal of discontinued operations; and

          (xi) the cumulative effect of changes in accounting principles after the Issue Date.

     "AFFILIATE" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

     "ASSET ACQUISITION" means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person.

     "ASSET SALE" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of (a) any Capital Stock of any Restricted Subsidiary of the Company or
(b) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $1,000,000, (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company, or the consolidation or merger of the Company with any other Person, in each case as permitted under "-- Merger, Consolidation and Sale of Assets", (iii) any disposition of property of the Company or any of its Restricted Subsidiaries that, in the reasonable judgment of the Company, has become uneconomic, damaged, obsolete or worn out, (iv) the sale of inventory in the ordinary course of business, (v) the sale or discount, in each case without recourse (other than recourse for a breach of a representation or warranty) of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (vi) sales of Cash Equivalents, (vii) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, (viii) granting of Liens not prohibited by the Indenture, (ix) the licensing of intellectual property, (x) the sale, lease, conveyance, disposition or other transfer of Permitted Investments or the Capital Stock of or any Investment in any Unrestricted

Subsidiary, (xi) leases or subleases to third persons not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries, (xii) the Miller Real Property Transactions and (xiii) the making of any Permitted Investments or other Restricted Payments permitted by the covenant described under the caption "-- Covenants -- Limitation on Restricted Payments."

     "BOARD OF DIRECTORS" means the board of directors of the Company or any duly authorized committee thereof.

     "BOARD RESOLUTION" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "CAPITAL STOCK" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

     "CAPITALIZED LEASE OBLIGATION" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "CASH EQUIVALENTS" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having one of the two highest ratings obtainable from S&P or Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; (vi) investments in money market funds with assets of $5,000,000 or greater; and (vii) Indebtedness (issued by Persons other than the Company and its Subsidiaries), which Indebtedness matures within one year from the date of the acquisition thereof and has a rating of "A" or higher from S&P or "A2" or higher from Moody's.

     "CHANGE OF CONTROL" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof

(whether or not otherwise in compliance with the provisions of the Indenture) other than to a Subsidiary of the Company, the Principals and their Related Parties; (ii) the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (iii) any Person or Group (other than the Principals and their Related Parties) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or (iv) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

     "COMMON STOCK" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "CONSOLIDATED EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus (A) to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income: (i) consolidated interest expense, (ii) income taxes (other than income taxes or income tax effects (either positive or negative) attributable to extraordinary, unusual and non-recurring gains or losses or sales of assets and all restructuring charges),
(iii) depreciation expense, (iv) amortization expense, (v) any out-of-pocket costs and transaction expenses relating to any issuance of Capital Stock or incurrence of Indebtedness or Asset Acquisition or Permitted Investment and (vi) all other non-cash items reducing Adjusted Consolidated Net Income, less (B) (i) all non-cash items increasing Adjusted Consolidated Net Income (excluding reversals of accruals or reserves referred to in the following clause (ii)) and
(ii) the amount of all reversals of accruals or reversals of reserves established in the ordinary course of business, and all amortizations of prepaid cash expenses from prior periods, occurring during the respective period, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Consolidated EBITDA attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries.

     "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" means the ratio of (i) Consolidated EBITDA during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") for which financial statements are available to (ii) Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to (i) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including or excluding, as the case may be, any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. Furthermore, if the Company has categorized any of its Subsidiaries or operations as discontinued operations in accordance with GAAP, and if there is any Indebtedness or Preferred Stock relating solely to such discontinued operations for which no recourse is available, whether pursuant to direct obligations, Guarantees or otherwise, to the non-discontinued operations (or related Assets) of the Company and its Restricted Subsidiaries (in any event excluding Indebtedness incurred pursuant to the New Credit Facility or other Indebtedness with direct liability on the part of the Company which survives such discontinuation), "Consolidated Fixed Charges" shall be calculated giving pro forma effect to the deemed retirement of such Indebtedness or Preferred Stock, as the case may be. If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Indebtedness of a third Person, the second preceding sentence shall give effect to the Incurrence of such Guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly Incurred or otherwise assumed such Guaranteed Indebtedness. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Acquisition or Asset Sale or other disposition that would have required adjustment pursuant to this definition, then the Consolidated Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto as if such Asset Acquisition or Asset Sale or other disposition had occurred at the beginning of the applicable Four Quarter Period. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio," (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the average rate of interest on such Indebtedness in effect on the 30 business days preceding the Transaction Date; (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest

Rate Agreements with a remaining term at the Transaction Date of at least 12 months, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

     "CONSOLIDATED FIXED CHARGES" means, for any period, the sum, without duplication, of:

          (1) the consolidated interest expense of the Company and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or banker's acceptance financings, and net payments, if any, pursuant to Interest Rate Agreements or Currency Agreements, but excluding amortization or write-off debt issuance costs; plus

          (2) the consolidated interest expense of the Company and its Restricted Subsidiaries that was capitalized during such period; plus

          (3) any interest expense on Indebtedness of another Person that is Guaranteed by the Company or one of its Restricted Subsidiaries or secured by a Lien on assets of such person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

          (4) the product of (a) all dividend accruals, whether or not paid or payable in cash, during such period on any Disqualified Capital Stock of the Company or any of its Restricted Subsidiaries, and on any Preferred Stock of Restricted Subsidiaries of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Company, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; plus

          (5) the product of (a) all dividends actually paid, whether paid in cash or in any other consideration (but excluding any dividends to the extent paid through the issuance of additional shares of Qualified Capital Stock of the Company), during such period with respect to any Preferred Stock (not constituting Disqualified Capital Stock) of the Company, times
     (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Company, expressed as a decimal, in each on a consolidated basis and in accordance with GAAP.

     "CREDIT FACILITIES" means, with respect to the Company and its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the New Credit Facility) or commercial paper facilities or indentures providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against receivables), letters of credit or other long-term indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     "DEFAULT" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "DESIGNATED NONCASH CONSIDERATION" means any non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an officer's certificate executed by the principal executive officer or the principal financial officer of the Company. Such officer's certificate shall state the basis of valuation, and the fair market value of the Designated Noncash Consideration being received in the respective Asset Sale (which shall be determined in good faith by the Board of Directors). A particular item of Designated Noncash Consideration shall no longer be considered outstanding when it has been sold for cash or redeemed or paid in full in the case of non-cash consideration in the form of promissory notes or equity.

     "DESIGNATED PREFERRED STOCK" means Preferred Stock (not constituting Disqualified Capital Stock) of the Company (excluding the Company's 12% Cumulative Redeemable Preferred Stock, any other Preferred Stock issued on or prior to the Issue Date and any Preferred Stock issued in exchange or substitution for any of the foregoing) that is designated as Designated Preferred Stock pursuant to an officer's certificate executed by the principal executive officer or the principal financial officer of the Company, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in the clause (C)(2) of the "Limitation on Restricted Payments" covenant.

     "DESIGNATED SENIOR INDEBTEDNESS" means (i) Indebtedness under or in respect of the New Credit Facility and (ii) any other Indebtedness constituting Senior Indebtedness which, at the time of determination, has an aggregate principal amount of at least $25,000,000 and is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by the Company.

     "DISQUALIFIED CAPITAL STOCK" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions therein giving holders thereof the right to cause the issuer thereof to repurchase or redeem such Capital Stock upon the occurrence of an "Asset Sale" or "Change of Control" occurring prior to the final stated maturity of the Notes will not constitute Disqualified Capital Stock if the "Asset Sale" or "Change of Control" provisions applicable to such Capital Stock, taken as a whole, are not materially more favorable to the holders of such Capital Stock than the provisions described under "-- Certain Covenants -- Change of Control" and "-- Certain Covenants -- Limitation on Assets Sales"; provided further that if such Capital Stock is issued pursuant to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

     "FAIR MARKET VALUE" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

     "GUARANTEE" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "GUARANTOR" means each of (i) Winchester Pasta, L.L.C., a Delaware limited liability company, and Pasta Group, L.L.C., a Delaware limited liability company and (ii) each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Subsidiary Guarantee is released in accordance with the terms of the Indenture.

     "GUARANTOR SENIOR INDEBTEDNESS" means, with respect to any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of a Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing, "Guarantor Senior Indebtedness" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing by the respective Guarantor in respect of, (x) all obligations (including Guarantees thereof) of every nature under the New Credit Facility, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, (y) all obligations under Interest Rate Agreements (including Guarantees thereof) and (z) all obligations (including Guarantees thereof) under Currency Agreements, in each case whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing, "Guarantor Senior Indebtedness" shall not include (i) any Indebtedness of such Guarantor to the Company or any other Subsidiary of the Company or to any Affiliate of such Guarantor or any of such Affiliate's Subsidiaries, (ii) Indebtedness to, or guaranteed on behalf of, any director, officer or employee of such Guarantor or any Restricted

Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation), (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, commodities, materials or services, (iv) Indebtedness represented by Preferred Stock or Disqualified Capital Stock, (v) any liability for federal, state, local or other taxes owed or owing by such Guarantor, (vi) that portion of any Indebtedness incurred in violation of the Indenture provisions set forth under "-- Certain Covenants -- Limitation on Incurrence of Indebtedness", (vii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

     "INCUR" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

     "INDEBTEDNESS" means, with respect to any Person at any date of determination (without duplication):

          (i) all indebtedness of such Person for borrowed money;

          (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (iii) all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (including reimbursement obligations with respect thereto);

          (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than two months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

          (v) all Capitalized Lease Obligations;

          (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

          (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

          (viii) all Disqualified Capital Stock and, in the case of a Restricted Subsidiary, all Preferred Stock issued by such Person; and

          (ix) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, (B) that the amount of

Indebtedness at any time of any Disqualified Capital Stock or Preferred Stock shall be the greater of its voluntary or involuntary liquidation preference and the maximum fixed redemption or repurchase price in respect thereof, and (C) that Indebtedness shall not include (x) trade accounts payable, contingent liabilities (excluding contingent liabilities of the types described in clauses
(iii), (iv), (vi), (vii) and (ix) above) and accrued liabilities arising in the ordinary course of business and (y) any liability for federal, state, local or other taxes.

     "INTEREST RATE AGREEMENT" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, interest rate option or interest rate future contract or other similar agreement or arrangement.

     "INVESTMENT" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary (which shall be deemed to constitute an Investment made on the date of such designation) and (ii) an amount equal to the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that was a Restricted Subsidiary and that has ceased for any reason to be a Restricted Subsidiary, including without limitation, by reason of any Asset Sale or any other issuance of Capital Stock by such Restricted Subsidiary (with an Investment in the amount described above being deemed made on the date the respective Person ceases to be a Restricted Subsidiary, for any reason). For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, with the fair market value of the various items as required to be determined pursuant to the foregoing provisions of this sentence to be determined, in each case, in good faith by the Board of Directors.

     "ISSUE DATE" means the date of original issuance of the Old Notes.

     "LIEN" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "MANAGEMENT INVESTOR" means Miller Pasta LLC, a Delaware limited liability company.

     "MILLER REAL PROPERTY TRANSACTIONS" means (a) the lease by the Company to Miller Milling of real property in Winchester, Virginia underlying Miller Milling's flour milling facility (the "Miller Property"), and (b) the transfer for $1.00 by the Company to Miller Milling of the Miller Property.

     "MOODY'S" means Moody's Investors Service, Inc. and its successors.

     "NET CASH PROCEEDS" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to permanently repay Indebtedness or any other obligation (excluding Indebtedness and obligations pursuant to the Credit Facilities) outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and
(b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "NEW CREDIT FACILITY" means the Credit Agreement dated as of January 28, 1999, among the Company, the lenders party thereto in their capacities as lenders thereunder and The Bank of Nova Scotia, as administrative agent and a lender, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "OBLIGATIONS" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "OFFER TO PURCHASE" means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

          (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

          (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date");

          (iii) that any Note not tendered will continue to accrue interest pursuant to its terms;

          (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

          (v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

          (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

          (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

     On the Payment Date, the Company shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

     "PERMITTED INVESTMENTS" means:

          (i) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company;

          (ii) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment to the extent held by a Restricted Subsidiary that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture;

          (iii) investments in cash and Cash Equivalents;

          (iv) loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes;

          (v) Currency Agreements and Interest Rate Agreements entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture;

          (vi) investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

          (vii) Investments made pursuant to the Recapitalization;

          (viii) Guarantees of Indebtedness and other obligations otherwise permitted under the Indenture;

          (ix) obligations of one or more officers or other employees of the Company or any of its Restricted Subsidiaries in connection with such officer's or employee's acquisition of shares of Common Stock of the Company so long as no cash is paid by the Company or any of its Restricted Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

          (x) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

          (xi) commission, travel, payroll, entertainment, relocation and similar advances to officers and employees of the Company or any Restricted Subsidiary made in the ordinary course of business;

          (xii) advances or payments to individuals in an amount equal to any income taxes payable by such individuals resulting solely from imputed income attributable to Preferred Stock of the Company owned by them or the Management Investor; provided that the aggregate amount of advances and payments made pursuant to this clause (xii) in any fiscal year of the Company shall not exceed $775,000;

          (xiii) Investments acquired in exchange for, or out of the Net Cash Proceeds (which have not, and will not, be included pursuant to clause
     (C)(2) of the "Limitation on Restricted Payments" covenant) of a substantially concurrent offering of, shares of Qualified Capital Stock (which is not Designated Preferred Stock) of the

     Company (or options, warrants or other rights to acquire such Qualified Capital Stock);

          (xiv) Investments in Unrestricted Subsidiaries not to exceed an amount equal to (a) $10,000,000 plus (b) to the extent not previously reinvested under this clause (xiv), any cash return of capital (whether realized as a result of payments from the respective Unrestricted Subsidiary, the receipt of Net Cash Proceeds from the sale of the respective Permitted Investment or otherwise) realized on a Permitted Investment made after the Issue Date pursuant to this clause (xiv) (but with the total return of capital for purposes of this clause (xiv) not to exceed the amount Invested pursuant to this clause (xiv)); and

          (xv) additional Investments not to exceed an amount equal to (a) the greater of $25,000,000 or 10% of Total Assets, as determined on the date of the making of each Investment, plus (b) to the extent not previously reinvested under this clause (xv), any cash return of capital (whether realized as a result of payments from the respective Person in which the Permitted Investment was made, the receipt of Net Cash Proceeds from the sale of the respective Permitted Investment or otherwise) realized on a Permitted Investment made after the Issue Date pursuant to this clause (xv) (but with the total return of capital for purposes of this clause (xv) not to exceed the amount Invested pursuant to this clause (xv)).

     "PERSON" means an individual, partnership, corporation, unincorporated organization, limited liability company, trust or joint venture, or a governmental agency or political subdivision thereof.

     "PREFERRED STOCK" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

     "PRINCIPALS" means (i) JLL Fund III and each Affiliate of JLL Fund III as of the Issue Date; and (ii) each officer or employee of JLL Fund III or any such member referred to in clause (i) as of the Issue Date.

     "PURCHASE MONEY INDEBTEDNESS" means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

     "QUALIFIED CAPITAL STOCK" means any Capital Stock that is not Disqualified Capital Stock.

     "RECAPITALIZATION" shall mean the transactions contemplated by the Recapitalization Agreement and the incurrence of Indebtedness under the New Credit Facility and the Note Purchase Agreement dated as of January 28, 1999 among the Issuer, Morgan Stanley & Co. Incorporated and Scotiabanc Inc. in connection therewith.

     "RECAPITALIZATION AGREEMENT" shall mean that certain Recapitalization Agreement, dated as of December 15, 1998 (as amended, modified or supplemented from time to time), by and among Hershey Foods Corporation, Hershey Chocolate & Confectionery Corporation (as the successor in interest to Hershey CRE, Inc.), Homestead, Inc., the Company, New World LLC, JLL Fund III (with respect to Sections 7.7 and 7.8 only), Pasta Group, L.L.C., and Winchester Pasta, L.L.C.

     "REFINANCE" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or
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

Indebtedness (whose proceeds are applied within 90 days after the incurrence thereof) in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

     "REFINANCING INDEBTEDNESS" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the "Limitation on Incurrence of Indebtedness" covenant (other than pursuant to clauses (2), (3), (4), (5), (6), (7), (8), (9), (12), (14), (15) or (16) of the
definition of Permitted Indebtedness), in each case that does not (1) result in an increase in the aggregate principal amount (or accreted value, if applicable) of Indebtedness of such Person as of the date of such proposed Refinancing (provided that the amount of any penalties, interest or premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable fees, discounts, commissions and other expenses incurred by the Company in connection with such Refinancing may also be Refinanced) or (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (B) a Stated Maturity earlier than the Stated Maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is solely Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company, (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes or any Subsidiary Guarantee, then such Refinancing Indebtedness shall be subordinate or junior to the Notes and/or the respective Subsidiary Guarantees at least to the same extent and in substantially the same manner as the Indebtedness being Refinanced and (z) if such Indebtedness being Refinanced constitutes Preferred Stock of a Restricted Subsidiary or Disqualified Capital Stock, then the refinancing Indebtedness shall also constitute Capital Stock of the respective issuer of the Capital Stock being refinanced.

     "RELATED PARTY" with respect to any Principal means (A) any controlling stockholder or 80% (or more) owned Subsidiary of such Principal or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

     "REPRESENTATIVE" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Indebtedness; provided that if, and for so long as, any Designated Senior Indebtedness lacks such a representative, then the Representative for such Designated Senior Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Indebtedness in respect of any Designated Senior Indebtedness.

     "RESTRICTED SUBSIDIARY" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, and its successors.

     "SALE AND LEASEBACK TRANSACTION" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

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

     "SENIOR INDEBTEDNESS" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Indebtedness" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing by the Company in respect of,
(x) all obligations (including guarantees thereof) of every nature under the New Credit Facility, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, (y) all obligations under Interest Rate Agreements (including guarantees thereof) and (z) all obligations (including guarantees thereof) under Currency Agreements, in each case whether outstanding on the Issue Date or thereafter incurred. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (i) any Indebtedness of the Company to a Subsidiary of the Company or any Affiliate of the Company or any of such Affiliate's Subsidiaries, (ii) Indebtedness to, or guaranteed on behalf of, any director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation), (iii) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, commodities, materials or services, (iv) Indebtedness represented by Preferred Stock or Disqualified Capital Stock, (v) any liability for federal, state, local or other taxes owed or owing by the Company, (vi) that portion of any Indebtedness incurred in violation of the Indenture provisions set forth under "-- Certain
Covenants -- Limitation on Incurrence of Indebtedness", (vii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company and (viii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.

     "SIGNIFICANT RESTRICTED SUBSIDIARY" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent period of four full fiscal quarters (or, if shorter, the period beginning on the Issue Date and) ending on or prior to the date of any determination pursuant to this definition for which financial statements are available, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries for such period or (ii) as of the end of such fiscal quarter or year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal quarter or year.

     "STATED MATURITY" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "SUBSIDIARY" with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

     "SUBSIDIARY GUARANTEE" means the guarantee of the Obligations of the Company with respect to the Notes by each Guarantor pursuant to the terms of the Indenture.

     "TOTAL ASSETS" means the total consolidated assets of the Company and its Restricted Subsidiaries, as set forth on the Company's most recent consolidated balance sheet.

     "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary of the Company that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may at any time and from time to time after the Issue Date designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that (x) the Company certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant and (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions. The Board of Directors of the Company may at any time and from time to time after the Issue Date designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) no Default or Event of Default shall occur or result from such designation and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred or issued at such time, have been permitted to be Incurred or issued (and shall be deemed to have been Incurred or issued) for all purposes of the Indenture. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

     "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

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

BOOK-ENTRY; DELIVERY AND FORM

     Except as described below, the New Notes will initially be issued in the form of one or more registered New Notes in global form without coupons (each, a "Global Note"). Each Global Note will be deposited with, or on behalf of, The Depository Trust Company and registered in the name of Cede & Co., as nominee of The Depository Trust Company, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between The Depository Trust Company and the Trustee.

     The Depository Trust Company has advised the Company that it is (1) a limited purpose trust company organized under the laws of the State of New York,
(2) a member of the Federal Reserve System, (3) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (4) a "clearing agency" registered pursuant to Section 17A of the Exchange Act. The Depository Trust Company was created to hold securities for its participating organizations (collectively, the "DTC Participants") and facilitates the clearance and settlement of securities transactions between DTC Participants through electronic book-entry changes to the accounts of the DTC Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC Participants include securities brokers and dealers (including the Placement Agents), banks and trust companies, clearing corporations and other organizations. Access to The Depository Trust Company's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect DTC Participants") that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. Holders who are not DTC Participants may beneficially own securities held by or on behalf of The Depository Trust Company only through DTC Participants or Indirect DTC Participants.

     The Company expects, as provided in the procedures established by The Depository Trust Company, that (1) upon deposit of the Global Notes, The Depository Trust Company will credit the accounts of DTC Participants with an interest in the Global Note and (2) ownership of the New Notes will be shown on, and the transfer of ownership of the New Notes will be effected only through, records maintained by The Depository Trust Company (with respect to the interest of DTC Participants), the DTC Participants and the Indirect DTC Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that a security interest in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer the New Notes or to pledge the New Notes as collateral will be limited to this extent.

     So long as The Depository Trust Company or its nominee is the registered owner of a Global Note, The Depository Trust Company or the nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have the New Notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated securities (the "Certificated Securities"), and will not be considered the owners or holders of the New Notes under the Indenture for any purpose, including with respect to the giving of any directions, instruction or approval to the Trustee under the Indenture. As a result, the ability of a person having a beneficial interest in New Notes represented by a Global Note to pledge or transfer that interest to persons or entities that do not participate in The Depository Trust Company's system or to otherwise take action with respect to that interest, may be affected by the lack of a physical certificate evidencing the interest.

     Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of The Depository Trust Company and, if the holder is not a DTC Participant or an Indirect DTC Participant, on the procedures of the DTC Participant through which the holder owns its interest, to exercise any rights of a holder of New Notes under the Indenture or the Global Note. The Company understands that under existing industry practice, in the event the Company requests any action of holders of New Notes or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that The Depository Trust Company, as the holder of the Global Note, is entitled to take, The Depository Trust Company would authorize the DTC Participants to take the action and the DTC Participants would authorize holders owning through the DTC Participants to take the action or would otherwise act upon the instruction of such holders. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the New Notes by The Depository Trust Company, or for maintaining, supervising or reviewing any records of The Depository Trust Company relating to the New Notes.

     Payments with respect to the principal of, premium on, if any, and interest on, any New Notes represented by a Global Note registered in the name of The Depository Trust Company or its nominee on the applicable record date will be payable by the Trustee to or at the direction of The Depository Trust Company or its nominee in its capacity as the registered holder of the Global Note representing the New Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the New Notes, including the Global Notes, are registered as the owners for the purpose of receiving payment and for any and all other purposes whatsoever. As a result, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of amounts due to beneficial owners of interest in the Global Note (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant DTC Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Note as shown on the records of The Depository Trust Company. Payments by the DTC Participants and the Indirect DTC Participants to the beneficial owners of interests in the Global Note will be governed by standing instructions and customary practice and will be the responsibility of the DTC Participants or the Indirect DTC Participants and The Depository Trust Company.

CERTIFICATED SECURITIES

     If (1) The Depository Trust Company notifies the Company in writing that it is no longer willing or able to act as a depository or The Depository Trust Company ceases to be registered as a clearing agency under the Exchange Act and the Company is unable to locate a qualified successor within 90 days, (2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of New Notes in definitive form under the Indenture or (3) upon the occurrence of certain other events, then, upon surrender by The Depository Trust Company of its Global Notes, Certificated Securities will be issued to each person that The Depository Trust Company identifies as the beneficial owner of the New Notes represented by the Global Notes. Upon any such issuance, the Trustee is required to register the Certificated Securities in the name of the persons identified as beneficial owners (or the nominee of any thereof), and cause the same to be delivered to these persons.

     Neither the Company nor the Trustee will be liable for any delay by The Depository Trust Company or any DTC Participant or Indirect DTC Participant in identifying the beneficial owners of the related New Notes and each beneficial owner may conclusively rely on, and will be protected in relying on, instructions from The Depository Trust Company for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the New Notes to be issued).

REGISTRATION RIGHTS

     Holders of the New Notes are not entitled to any registration rights with respect to the New Notes. On February 19, 1999, New World Pasta, New World Pasta's wholly owned subsidiaries, Pasta LLC and Winchester LLC (the Guarantors), and the Placement Agents entered into a Registration Rights Agreement. The Registration Rights Agreement requires the Company and the Guarantors to use their reasonable best efforts to cause a registration statement relating to the exchange of Old Notes for registered New Notes to be declared effective under the Securities Act by August 18, 1999. We have also agreed to bear the cost of preparing, filing and having the Registration Statement declared effective. The Registration Statement of which this Prospectus forms a part is the registration statement required by the Registration Rights Agreement. Upon the Registration Statement being declared effective, the Company and the Guarantors will offer to all holders of the Old Notes an opportunity to exchange their securities for a like principal amount of the New Notes (and the related guarantees). The Company and the Guarantors will keep the Exchange Offer open for acceptance for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes (subject to certain customary exceptions). For each Old Note accepted for exchange in the Exchange Offer, the holder of the Old Note will receive a New Note having a principal amount at maturity equal to that of the surrendered Old Note. Interest on the New Note will accrue (1) from the later of (a) the last date to which interest was paid on the Old Note surrendered in exchange for the New Note or (b) if the Old Note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date to which interest will be paid on such interest payment or (2) if no interest has been paid on such Old Note, from and including February 19, 1999.

     Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, we believe that the New Notes (and the related guarantees) you receive in the Exchange Offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. By tendering your Old Notes, you represent to us:

     - that any New Notes you receive in the Exchange Offer are being acquired by you in the ordinary course of your business;

     - that at the time of the commencement of the Exchange Offer, you do not have any arrangement or understanding with any person to participate in the distribution (as defined in the Securities Act) of the New Notes in violation of the Securities Act;

     - that you are not an "affiliate" (as defined in Rule 405 under the Securities Act) of New World Pasta;

     - if you are not a broker-dealer, that you are not engaged in, and do not intend to engage in, the distribution of the New Notes; and

     - if you are a Participating Broker-Dealer, that you will receive the New Notes for your own account in exchange for Old Notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the New Notes you receive. See "Plan of Distribution."

The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to resales of the New Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) by delivering this Prospectus to prospective purchasers. The Company and the Guarantors have agreed that for a period of not less than 90 nor more than 270 days after the date on which the Registration Statement of which this Prospectus forms a part is declared effective, they will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any resale of the New Notes.

     Under certain circumstances, we may be required to file a shelf registration statement covering resales of the Old Notes (the "Shelf Registration Statement"). This requirement will be triggered if:

     - because of any change in currently prevailing interpretations of the staff of the Commission, we are not permitted to effect the Exchange Offer;

     - the Exchange Offer is not completed by September 17, 1999;

     - under certain circumstances, holders of unregistered New Notes request that we do so; or

     - upon completion of the Exchange Offer, a holder who has properly tendered Old Notes does not receive in exchange New Notes that are freely transferrable under federal and state securities laws (other than as a result of the holder's status as an "affiliate" of New World Pasta Company, as defined in the Securities Act).

     If we are required to file the Shelf Registration Statement, then we will

     - promptly deliver to the holders of the Old Notes and the Trustee written notice of our intention to file the Shelf Registration Statement;

     - as promptly as practicable and at our expense, file the Shelf Registration Statement with the Commission;

     - use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act; and

     - subject to certain customary exceptions, use our reasonable best efforts to keep the Shelf Registration Statement effective until the earlier of:

        - the date on which, in the written opinion of our counsel, all outstanding Old Notes held by persons that are not affiliates of New World Pasta may be resold without registration under the Securities Act pursuant to Rule 144(k) under the Securities Act or any successor provision; and

        - such time as all of the Old Notes have been sold under the Shelf Registration Statement.

     In the event that a Shelf Registration Statement is filed, we will:

     - provide a copy of the prospectus that forms a part of the Shelf Registration Statement to each holder of Old Notes;

     - notify each holder of Old Notes when the Shelf Registration Statement has been declared effective; and

     - and take other actions as are required to permit unrestricted resales of the Old Notes.

     If you sell Old Notes under the Shelf Registration Statement:

     - you must be named as a selling security holder in the prospectus that forms a part of the Shelf Registration Statement;

     - you must deliver a prospectus to any purchasers of your Old Notes;

     - you will be subject to the civil liability provisions of the Securities Act in connection with such sales; and

     - you will be bound by the provisions of the Registration Rights Agreement that are applicable to holders who sell their Old Notes under the Shelf Registration Statement (including certain indemnification rights and obligations).

     If by [the 35th day following effectiveness of the Registration Statement], 1999, neither (i) the Exchange Offer is completed nor (ii) the Shelf Registration Statement is declared effective, the rate per annum at which the Old Notes bear interest will increase by 0.5% every 90 days to a maximum of 1.0%, until the earlier of (i) the completion of the Exchange Offer and (ii) the effective date of the Shelf Registration Statement.

     This summary of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part and is incorporated by reference in this Prospectus.

                       DESCRIPTION OF OTHER INDEBTEDNESS

     In connection with the Recapitalization, the Company entered into the Senior Credit Facilities. The following summary of the material provisions of the Senior Credit Facilities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the terms of the Senior Credit Facilities.

     Under the Senior Credit Facilities, a syndicate of lenders led by The Bank of Nova Scotia made a total of $250.0 million available to the Company in the form of the $50.0 million Term A Loan, fully drawn on the closing thereof, the $150.0 million Term B Loan, fully drawn on the closing thereof, and a commitment to provide a Revolving Credit Facility of up to $50.0 million. To date, the Company has borrowed $200.0 million under the Term A Loan and Term B Loan and has not borrowed any funds under the Revolving Credit Facility. Proceeds from the Senior Credit Facilities were used by the Company to finance a portion of the stock purchase price associated with the Recapitalization, to pay fees and expenses associated with the Recapitalization and to provide for the general corporate and working capital needs of the Company and its subsidiaries. The Company used a portion of the proceeds of the offering of the Old Notes to repay the Term A Loan in full. The loans under the Senior Credit Facilities bear interest at variable rates at a fixed margin above either The Bank of Nova Scotia's alternate base rate or its reserve-adjusted LIBO rate. The terms and conditions of the Senior Credit Facilities with respect to collateral, guarantees, covenants and events of default are customary for transactions similar to the Recapitalization.

     The Senior Credit Facilities are secured by a first-priority perfected lien on a portion of the capital stock of the Company and substantially all of the capital stock of each of its subsidiaries and all property and assets (tangible and intangible) of the Company and each of its subsidiaries, whenever acquired and wherever located, except that no assets of non-U.S. subsidiaries and not more than 65% of the equity interests of non-U.S. subsidiaries are required to be pledged as security supported by the pledge by New World LLC and Miller LLC of their respective shares of stock in the Company.

     The Senior Credit Facilities are also guaranteed by New World LLC and all direct and indirect subsidiaries of the Company other than non-U.S. subsidiaries.

     The Company may voluntarily prepay some or all of its obligations under the Senior Credit Facilities. In addition, the loans under the Senior Credit Facilities are subject to mandatory prepayment under certain circumstances, including if the Company generates Excess Cash Flow (as defined therein). The Company must apply the following percentage of Excess Cash Flow to repay outstanding term loans: (i) 75% so long as the Debt to EBITDA Ratio (as defined therein) as of the end of the fiscal year in respect of which the prepayment is to be made is greater than or equal to 4.00 to 1.00, (ii) 50% so long as such Debt to EBITDA Ratio is greater than or equal to 2.50 to 1.00 but less than 4.00 to 1.00 and (iii) 0% so long as such Debt to EBITDA Ratio is less than 2.50 to 1.00.

     REVOLVING CREDIT FACILITY. Pursuant to the Revolving Credit Facility, up to $50.0 million may be borrowed, repaid and reborrowed by the Company from time to time. Letters of credit up to $10,000,000 in the aggregate and swing line loans up to $5,000,000 in the aggregate are available under the Revolving Credit Facility. At the Company's option, loans under the Revolving Credit Facility bear interest at either The Bank of Nova Scotia's alternate base rate or reserve-adjusted LIBO rate, plus, in each case, an applicable margin (the "Applicable Margin"). For the first six months following the closing of the Senior Credit Facilities, the Applicable Margin will be 2.75% in the case of LIBO rate loans and 1.75% in the case of alternate base rate loans. Thereafter, the Applicable Margin will be subject to performance based reductions, with the rate determined according to the results of the Company's operations and its financial position. Swing line loans bear interest at The Bank of Nova Scotia's alternate base rate plus an Applicable Margin then in effect for Revolving Credit Loans. The Revolving Credit Facility terminates six years after the closing date of the Senior Credit Facilities.

     TERM A LOAN. The $50.0 million Term A Loan was made available in a single borrowing that occurred on the closing date of the Senior Credit Facilities, and once repaid, cannot be reborrowed. The Term A Loan bears interest at the same optional rates as the Revolving Credit Facility and matures on the sixth anniversary of the closing of the Senior Credit Facilities. The Company must make mandatory repayments of principal on the Term A Loan on each March 31, June 30, September 30 and December 31, beginning June 30, 1999 as follows: $1,250,000 on each of the first four such dates, $1,875,000 on each of the following eight such dates, $2,500,000 on each of the following 11 such dates and $2,500,000 (or the remaining principal amount outstanding on the Term A Loan, if different) at maturity. The Term A Loan was repaid with a portion of the proceeds from the offering of the Old Notes.

     TERM B LOAN. The $150.0 million Term B Loan was made available in a single borrowing that occurred on the closing date of the Senior Credit Facilities, and once repaid, cannot be reborrowed. At the Company's option, the Term B Loan bears interest at either Scotiabanc's alternate base rate plus 2.25% or its reserve-adjusted LIBO rate plus 3.25%. The Term B Loan matures on the seventh anniversary of the closing of the Senior Credit Facilities. The Company must make mandatory repayments of principal on the Term B Loan on a quarterly basis as follows: $375,000 on each March 31, June 30, September 30 and December 31, beginning June 30, 1999 through and including March 31, 2005, $35,250,000 on June 30, September 30 and December 31, 2005 and $35,250,000 (or the remaining principal amount outstanding on the Term B Loan, if different) at maturity.

     The Senior Credit Facilities contain restrictive covenants limiting the ability of the Company to, among other things, incur debt, create liens, pay dividends, make distributions or stock repurchases, make investments or capital expenditures, engage in transactions with affiliates, sell assets, and engage in mergers or acquisitions. Except on terms satisfactory to The Bank of Nova Scotia, the Company is also restricted from refinancing, defeasing, repurchasing or prepaying its subordinated debt or redeeming or paying cash dividends on the Preferred Stock.

     The Senior Credit Facilities require the Company to comply with certain financial tests and to maintain certain financial ratios relating to total debt, fixed charge coverage, and interest expense coverage. Failure to satisfy any of these financial covenants constitutes an event of default under the Senior Credit Facilities. The Senior Credit Facilities also include other customary events of default, including, without limitation, a cross-default to other material indebtedness of the Company (and its subsidiaries or any guarantor) or a change of control of the Company.

                         DESCRIPTION OF PREFERRED STOCK

     The Company has one class of Preferred Stock. A total of 115,000 shares of Preferred Stock are authorized and 113,485 shares were outstanding upon consummation of the Recapitalization. Holders of the Preferred Stock are not entitled to preemptive rights. The

Preferred Stock is mandatorily redeemable by the Company on January 28, 2010 for $1,000 per share plus all accrued and unpaid dividends to the redemption date or as soon thereafter as will not be prohibited by the Company's then-existing debt agreements. The Preferred Stock has a liquidation preference over the Common Stock equal to the redemption price of $1,000 per share plus all accrued and unpaid dividends. Dividends on the Preferred Stock are cumulative and are payable when, as and if declared by the Company's Board of Directors, at an annual cash dividend of 12% per year. No dividends or distributions may be made on the Common Stock unless all accrued and unpaid dividends are first paid to the holders of the Preferred Stock. Without the consent of the holders of a majority of the outstanding Preferred Stock, the Company may not enter into any merger, consolidation or other business combination, unless and until the Preferred Stock is repurchased for an amount equal to $1,000 per share plus all accrued and unpaid dividends thereon. Except as required by law, the holders of the Preferred Stock are not entitled to vote on any matter submitted to a vote of the stockholders. The redemption of, and payment of cash dividends on, the Preferred Stock is generally prohibited by the terms of the Senior Credit Facilities and restricted by the Indenture. For a description of the ownership of the Preferred Stock, see "Stock Ownership of Certain Beneficial Owners and Management."

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account in the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where the Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of not less than 90 nor more than 270 days after the effectiveness of the Registration Statement of which this Prospectus forms a part, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with resales of the New Notes.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account in the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resale of the New Notes may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account in the Exchange Offer and any broker or dealer that participates in a distribution of the New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of New Notes and any commissions or concessions received by any persons deemed to be underwriters may be deemed to be underwriting compensation under the Securities Act. The enclosed Letter of Transmittal states that by acknowledging that it will deliver and be delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of not less than 90 nor more than 270 days after the effectiveness of the Registration Statement of which this Prospectus forms a part, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests these documents in the Letter of Transmittal it submits to the Exchange Agent. The Company has agreed to pay all expenses incident to the Exchange Offer (other than commissions or concessions of any brokers or dealers) and will indemnify the holders of the New Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     Following completion of the Exchange Offer, the Company may, in its sole discretion, commence one or more additional exchange offers to holders of Old Notes who did not exchange their Old Notes for New Notes in the Exchange Offer on terms which may differ from those contained in the Prospectus and the enclosed Letter of Transmittal, as provided in the Registration Rights Agreement. This Prospectus, as it may be amended or supplemented from time to time, may be used by the Company in connection with any additional exchange offers. These additional exchange offers may take place from time to time until all outstanding Old Notes have been exchanged for New Notes, subject to the terms and conditions contained in the prospectus and letter of transmittal distributed by the Company in connection with these additional exchange offers.

                                 LEGAL MATTERS

     The legality of the New Notes offered hereby is being passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP.

                                    EXPERTS

     The combined financial statements of Hershey Pasta for the fiscal years ended December 31, 1998, 1997 and 1996 included in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as in giving said reports.

                             AVAILABLE INFORMATION

     New World Pasta and the Guarantors have filed with the Commission a Registration Statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act, in connection with our offering of the New Notes. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information in the Registration Statement. You will find additional information about New World Pasta, the Guarantors and the New Notes in the Registration Statement. Any statements made in this Prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the Registration Statement.

     As a result of the Exchange Offer, New World Pasta will become subject to the informational requirements of the Exchange Act and will file periodic reports, statements and other information with the Commission. We do not expect that the Guarantors will be subject to the informational requirements of the Exchange Act. You may inspect and copy the Registration Statement, including exhibits, and, when filed, our periodic reports, statements and other information filed with the Commission at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, New York, New York 10048 and at Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site at http://www.sec.gov which will contain, when filed, our reports, statements and other information filed with the Commission.

     If we are not required to be subject to the reporting requirements of the Exchange Act in the future, we will be required under the Indenture for the New Notes and the Old Notes to continue to file with the Commission and to furnish to holders of the New Notes and the Old Notes the reports, statements and other information specified in Sections 13 and 15(d) of the Exchange Act, including annual reports containing audited consolidated financial statements of New World Pasta and quarterly reports containing unaudited condensed consolidated financial data for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
HERSHEY PASTA GROUP:
Report of Independent Public Accountants....................  F-2
Combined Statements of Income and Parent Company's
  Investment and Advances for the years ended December 31,
  1996, 1997 and 1998 (audited).............................  F-3
Combined Balance Sheets as of December 31, 1997 and 1998
  (audited).................................................  F-4
Combined Statements of Cash Flows for the years ended
  December 31, 1996, 1997 and 1998 (audited)................  F-5
Notes to Combined Financial Statements for the years ended
  December 31, 1996, 1997 and 1998 (audited)................  F-6

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Hershey Foods Corporation:

We have audited the accompanying combined balance sheets of the Hershey Pasta Group (Note 1) as of December 31, 1998 and 1997, and the related combined statements of income and parent company's investment and advances and cash flows for the three years in the period then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Hershey Pasta Group as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the three years in the period then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP
New York, New York
February 12, 1999

                              HERSHEY PASTA GROUP

                       COMBINED STATEMENTS OF INCOME AND
                    PARENT COMPANY'S INVESTMENT AND ADVANCES

                                                FOR THE YEARS ENDED DECEMBER 31,
                                                --------------------------------
                                                  1996        1997        1998
                                                --------    --------    --------
                                                   (IN THOUSANDS OF DOLLARS)
Net Sales.....................................  $407,370    $386,218    $373,096
Cost of Sales.................................   235,025     210,003     205,773
                                                --------    --------    --------
  Gross Profit................................   172,345     176,215     167,323
Marketing Expenses............................   106,121     101,731      92,081
Selling, General and Administrative
  Expenses....................................    35,080      32,764      33,374
                                                --------    --------    --------
  Income before Provision for Income Taxes....    31,144      41,720      41,868
Provision for Income Taxes....................    12,451      16,563      15,954
                                                --------    --------    --------
  Net Income..................................    18,693      25,157      25,914
Parent Company's Investment and Advances,
  beginning of period.........................   194,155     183,698     162,777
Advances and Withdrawals, net.................   (29,150)    (46,078)    (21,747)
                                                --------    --------    --------
Parent Company's Investment and Advances, end
  of period...................................  $183,698    $162,777    $166,944
                                                ========    ========    ========

    The notes to combined financial statements are an integral part of these combined statements.

                              HERSHEY PASTA GROUP

                            COMBINED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                           --------------------------
                                                              1997           1998
                                                           -----------    -----------
                                                           (IN THOUSANDS OF DOLLARS)
                                       ASSETS
CURRENT ASSETS:
  Accounts receivable -- trade...........................   $ 15,889       $ 18,447
  Inventories............................................     22,161         22,547
  Deferred income taxes..................................      6,857          3,275
  Prepaid expenses and other.............................      1,453          4,793
                                                            --------       --------
          Total current assets...........................     46,360         49,062
Property, Plant and Equipment, Net.......................    116,078        108,928
Intangible Assets, Net...................................     69,482         67,027
                                                            --------       --------
          Total assets...................................   $231,920       $225,017
                                                            ========       ========

              LIABILITIES AND PARENT COMPANY'S INVESTMENT AND ADVANCES

CURRENT LIABILITIES:
  Accounts payable.......................................   $ 14,862       $  9,657
  Accrued liabilities....................................     23,315         18,607
                                                            --------       --------
          Total current liabilities......................     38,177         28,264
Other Long-Term Liabilities..............................      7,678          7,872
Deferred Income Taxes....................................     23,288         21,937
                                                            --------       --------
          Total liabilities..............................     69,143         58,073
Parent Company's Investment and Advances.................    162,777        166,944
                                                            --------       --------
          Total liabilities and parent company's
             investment and advances.....................   $231,920       $225,017
                                                            ========       ========

    The notes to combined financial statements are an integral part of these combined balance sheets.

                              HERSHEY PASTA GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                                                FOR THE YEARS ENDED DECEMBER 31,
                                                --------------------------------
                                                  1996        1997        1998
                                                --------    --------    --------
                                                   (IN THOUSANDS OF DOLLARS)
CASH FLOWS PROVIDED FROM (USED BY) OPERATING
  ACTIVITIES
  Net income..................................  $ 18,693    $ 25,157    $ 25,914
  Adjustments to reconcile net income to net
     cash provided from operations:
     Depreciation and amortization............    15,992      15,437      14,647
     Deferred income taxes....................       292      (1,598)      2,231
     Changes in assets and liabilities:
       Accounts receivable -- trade...........     1,604       1,068      (2,558)
       Inventories............................     3,624        (271)       (386)
       Accounts payable.......................    (3,577)      3,919      (5,205)
       Accrued liabilities....................    (1,073)      3,640      (4,708)
       Other assets and liabilities...........       724      (1,141)     (3,146)
     Other, net...............................        26         304          --
                                                --------    --------    --------
Net Cash Provided from Operating Activities...    36,305      46,515      26,789
                                                --------    --------    --------
CASH FLOWS PROVIDED FROM (USED BY) INVESTING
  ACTIVITIES
  Purchases of property, plant and
     equipment................................    (8,906)     (1,850)     (4,660)
  Property, plant and equipment retirements
     and transfers............................     1,751       1,413        (382)
                                                --------    --------    --------
Net Cash (Used by) Investing Activities.......    (7,155)       (437)     (5,042)
                                                --------    --------    --------
CASH FLOWS PROVIDED FROM (USED BY) FINANCING
  ACTIVITIES
  Advances and withdrawals, net...............   (29,150)    (46,078)    (21,747)
                                                --------    --------    --------
Net Cash (Used by) Financing Activities.......   (29,150)    (46,078)    (21,747)
                                                --------    --------    --------
Increase (Decrease) in Cash...................  $     --    $     --    $     --
                                                ========    ========    ========

    The notes to combined financial statements are an integral part of these combined statements.

                              HERSHEY PASTA GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS

     The accompanying combined financial statements include the operations of Hershey Pasta Group (HPG), a division of Hershey Foods Corporation (HFC), which is a Delaware corporation. HPG is comprised of Hershey Pasta Manufacturing Company (HPMC), Hershey Pasta Group Winchester, Inc., each of which is an operating subsidiary of HFC, and certain directly and indirectly owned assets of HFC.

     On January 28, 1999, HFC effected a recapitalization whereby New World LLC and Miller LLC acquired a controlling interest in HPG while Hershey Chocolate & Confectionery Corporation (HCCC), a HFC wholly owned subsidiary, retained a substantive minority ownership interest. Prior to the recapitalization, HFC completed a reorganization whereby HPMC became a wholly owned subsidiary of HCCC and the net assets of HPG were transferred into HPMC. HPMC subsequently changed its name to New World Pasta Company (New World Pasta).

     As part of the recapitalization, New World Pasta repurchased $307.7 million of its common stock from HCCC, and New World LLC directly purchased from HCCC $100.6 million of mandatorily redeemable non-voting preferred stock and $41.7 million of common stock. New World Pasta issued $12.8 million of mandatorily redeemable non-voting preferred stock and $5.3 million of common stock directly to Miller LLC. Upon completion of the recapitalization, HCCC retained 6.0% of the voting equity of New World Pasta and New World Pasta LLC and Miller LLC held 83.4% and 10.6%, respectively. The historical basis of accounting for New World Pasta has been maintained.

     HPG manufactures and sells quality pasta products in a variety of shapes, sizes, flavors and packages throughout the United States. HPG markets its products on a regional basis under several brand names, including AMERICAN BEAUTY, IDEAL BY SAN GIORGIO, LIGHT 'N FLUFFY, MRS. WEISS', P&R, RONZONI, SAN GIORGIO and SKINNER, as well as certain private labels.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Significant accounting policies employed by HPG are discussed below and in other notes to the combined financial statements.

COMBINATION

     The accompanying combined financial statements include the accounts of HPG and its combining entities after elimination of all significant intercompany accounts and transactions.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period with consideration given to materiality. Actual results

                              HERSHEY PASTA GROUP
could differ from those estimates, particularly for accounts receivable, inventory and certain current and long-term liabilities.

COMMODITIES FUTURES AND OPTIONS CONTRACTS

     In connection with the purchasing of semolina milled from durum wheat for anticipated manufacturing requirements, HPG began utilizing commodities futures contracts in 1998 to reduce the effect of price fluctuations. In accordance with Statement of Financial Accounting Standards No. 80 "Accounting for Futures Contracts," these futures contracts meet the hedge criteria and are accounted for as hedges. Accordingly, gains and losses are deferred and recognized in cost of sales as part of the product cost.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133). SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

     SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, but may be implemented as of the beginning of any fiscal quarter after issuance. Retroactive application is not permitted. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997. Changes in accounting methods will be required for commodity futures contracts utilized by HPG to hedge commodity price risks. As of December 31, 1998, approximately $2 million of deferred losses on commodity futures contracts included in prepaid expenses and other assets would be tax effected and classified as accumulated other comprehensive income upon adoption of SFAS No. 133.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Depreciation of buildings, machinery and equipment is computed using the straight-line method over the estimated useful lives of the various classes of assets ranging from three to 40 years.

INTANGIBLES RESULTING FROM BUSINESS ACQUISITIONS

     Intangible assets resulting from business acquisitions principally consist of the excess of the acquisition cost over the fair value of the net assets of businesses acquired (goodwill). Goodwill, net of accumulated amortization, was $66.4 million and $64.3 million as of December 31, 1997 and 1998, respectively. Goodwill is amortized on a straight-line basis over 40 years. Other intangible assets are amortized on a straight-line basis over their estimated useful lives. HPG periodically evaluates whether events or circumstances have occurred indicating that the carrying amount of goodwill may not be

                              HERSHEY PASTA GROUP
recoverable. When factors indicate that goodwill should be evaluated for possible impairment, HPG uses an estimate of the acquired business' undiscounted future cash flows compared to the related carrying amount of net assets, including goodwill, to determine if an impairment loss should be recognized. Accumulated amortization of intangible assets resulting from business acquisitions was $24.0 million and $26.5 million as of December 31, 1997 and 1998, respectively.

PARENT COMPANY'S INVESTMENT AND ADVANCES

     HFC's investment and advances includes the stockholder's equity of HPG. The equity of HPG represents the original investment by HFC, plus accumulated net income, allocation of expenses related to services provided by HFC and income taxes payable. As of December 31, 1998, HPG had no components of accumulated other comprehensive income under Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. Cash is swept daily by HFC which funds the operations of HPG.

RESEARCH AND DEVELOPMENT

     HPG expenses research and development costs as incurred. Research and development expense was $.1 million, $.3 million and $.4 million for the years ended December 31, 1996, 1997 and 1998, respectively.

ADVERTISING

     HPG expenses advertising costs as incurred. Advertising expense was $3.1 million, $2.4 million and $3.1 million for the years ended December 31, 1996, 1997 and 1998, respectively.

3.  RENTAL AND LEASE COMMITMENTS

     Rent expense was $.7 million, $1.0 million and $1.5 million for the years ended December 31, 1996, 1997 and 1998, respectively. Rent expense pertains to all operating leases, which are principally related to certain sales offices, distribution facilities and transportation equipment. There are no future minimum rental payments required under non-cancelable operating leases.

4.  INCOME TAXES

     The operations of HPG are included in the consolidated tax returns of HFC. The provision for income taxes includes the effect of certain temporary differences between amounts reported in the external financial statements and Federal income tax returns of HFC. The temporary differences are primarily attributable to depreciation, allowances for trade promotion accruals and doubtful accounts. Accordingly, deferred tax assets and liabilities have been reflected on the balance sheet to account for these temporary differences.

                              HERSHEY PASTA GROUP

     The provision for income taxes was as follows:

                                           FOR THE YEARS ENDED DECEMBER 31,
                                           --------------------------------
                                             1996        1997        1998
                                           --------    --------    --------
                                              (IN THOUSANDS OF DOLLARS)
Current:
  Federal................................  $10,761     $15,788     $11,459
  State..................................    1,398       2,373       2,264
                                           -------     -------     -------
Current provision for income taxes.......   12,159      18,161      13,723
                                           -------     -------     -------
Deferred:
  Federal................................      130        (770)        531
  State..................................      162        (828)      1,700
                                           -------     -------     -------
Deferred provision (benefit) for income
  taxes..................................      292      (1,598)      2,231
                                           -------     -------     -------
Total provision for income taxes.........  $12,451     $16,563     $15,954
                                           =======     =======     =======

     The tax effects of the significant temporary differences which comprised the deferred tax assets and liabilities were as follows:

                                                                  DECEMBER 31,
                                                           --------------------------
                                                              1997            1998
                                                           ----------      ----------
                                                           (IN THOUSANDS OF DOLLARS)
Deferred tax assets:
  Post-retirement benefit and other employee
     obligations.........................................   $ 2,420         $ 2,447
  Accrued expenses and other reserves....................     5,563           3,201
  Inventory and packaging................................     1,008             159
                                                            -------         -------
          Total deferred tax assets......................     8,991           5,807
                                                            -------         -------
Deferred tax liabilities:
  Depreciation...........................................    23,204          22,907
  Acquisition assets and other...........................     2,218           1,562
                                                            -------         -------
          Total deferred tax liabilities.................    25,422          24,469
                                                            -------         -------
Net deferred tax liabilities.............................   $16,431         $18,662
                                                            =======         =======
Included in:
  Current deferred tax assets, net.......................   $ 6,857         $ 3,275
  Non-current deferred tax liabilities, net..............    23,288          21,937
                                                            -------         -------
Net deferred tax liabilities.............................   $16,431         $18,662
                                                            =======         =======

                              HERSHEY PASTA GROUP

     A reconciliation between the effective tax rate and the Federal statutory rates is as follows:

                                                            FOR THE YEARS ENDED
                                                                DECEMBER 31,
                                                            --------------------
                                                            1996    1997    1998
                                                            ----    ----    ----
Federal statutory income tax rate.........................  35.0%   35.0%   35.0%
Increase resulting from:
  State income taxes, net of Federal income tax
     benefits.............................................   2.7     2.1     1.5
  Non-deductible acquisition costs........................   2.0     1.5     1.5
  Other, net..............................................    .3     1.1      .1
                                                            ----    ----    ----
Effective income tax rate.................................  40.0%   39.7%   38.1%
                                                            ====    ====    ====

5.  RELATED PARTY TRANSACTIONS

     Certain HFC general and administrative expenses which are more specifically allocable to HPG have been included in the accompanying combined statements of income as allocated by HFC. In 1996, these included building rent and information technology expenses of $2.0 million. For the years ended December 31, 1997 and 1998, total expenses of $3.8 million and $3.9 million, respectively, were charged for building rent, information technology, quality assurance, logistics, packaging and procurement services. Quality assurance, logistics, packaging and procurement services were directly charged in 1996. The results of operations for 1998 include incremental allocated costs relating to accounts receivable accounting and divisional accounting. These costs were directly charged in 1997. The allocation of these costs are based on certain methodologies which management believes reasonably approximate the cost of resources provided or services performed.

     HFC charges HPG for its share of group insurance costs for eligible HPG employees based upon location specific costs, HFC's overall insurance costs and loss experience incurred during a calendar year. Pension costs are also charged to HPG based upon eligible employees participating in the plans. In addition, HFC charges HPG for its share of retiree medical expenses and for its share of matching contributions to HFC's 401(k) plans.

     Various insurance coverages are provided to HPG through HFC's consolidated programs. Workers compensation, auto, property, product liability and other insurance coverages are charged directly based on HPG's loss experience.

     In 1997, HPG's sales organization was combined with the sales force responsible for selling HFC's grocery products. During 1997 and 1998, certain sales management and administrative costs were charged directly or allocated by HPG to the HFC grocery division. The total of such charges was $14.3 million and $15.6 million, respectively for the years ended December 31, 1997 and 1998. Such allocation was based on sales revenue which management believes approximates the cost of resources provided.

     Certain other HFC general and administrative expenses including department costs for: finance, HFC corporate accounting, treasury, legal, tax, risk management, salaries of

                              HERSHEY PASTA GROUP
corporate officers and staff, human resources and science and technology costs have been excluded from the accompanying combined statements of income as they do not benefit HPG operating entities. As such, costs are not allocated for purposes of these combined statements.

6.  EMPLOYEE BENEFITS

     HPG participates in several HFC defined benefit plans which provide retirement benefits to substantially all non-union and certain union employees, as well as union administered multi-employer plans. Upon completion of the HPG sale, HPG's salaried employees and all Winchester plant employees will no longer participate in the HFC Retirement Plan. Hourly employees at the Omaha and Louisville manufacturing facilities participate in single employer pension plans administered by HFC. The assets and related obligations of these plans were not material to HPG's financial position. Hourly employees at the Fresno, Kansas City and Lebanon manufacturing facilities participate in multi-employer plans.

     HFC's policy is to fund domestic pension liabilities in accordance with the minimum and maximum limits imposed by the Employee Retirement Income Security Act of 1974 and Federal income tax laws, respectively. Plan assets are invested in a broadly diversified portfolio consisting primarily of domestic and international common stocks and fixed income securities. Other benefits include health care and life insurance provided by HPG under a post-retirement benefit plan.

                              HERSHEY PASTA GROUP

                                                      DECEMBER 31,
                                        ----------------------------------------
                                         PENSION BENEFITS       OTHER BENEFITS
                                        ------------------    ------------------
                                         1997       1998       1997       1998
                                        -------    -------    -------    -------
                                               (IN THOUSANDS OF DOLLARS)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of
  year................................  $12,704    $15,868    $ 3,600    $ 4,200
Service cost..........................    1,001      1,115        200        200
Interest cost.........................      964      1,119        300        300
Amendments............................       --         24         --       (200)
Actuarial (gain)/loss.................    1,667      1,973        100       (300)
Benefits paid.........................     (468)      (708)        --         --
                                        -------    -------    -------    -------
Benefit obligation at end of year.....  $15,868    $19,391    $ 4,200    $ 4,200
                                        =======    =======    =======    =======
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning
  of year.............................   12,915     16,449         --         --
Actual return on plan assets..........    3,369      1,982         --         --
Employer contribution.................      633        651         --         --
Benefits paid.........................     (468)      (708)        --         --
                                        -------    -------    -------    -------
Fair value of plan assets at end of
  year................................  $16,449    $18,374    $    --    $    --
                                        =======    =======    =======    =======
FUNDED STATUS.........................      581     (1,017)    (4,200)    (4,200)
Unrecognized transition obligation....      143        133         --         --
Unrecognized prior service cost.......      229        229       (400)      (500)
Unrecognized net actuarial loss
  (gain)..............................     (252)     1,436     (1,604)    (1,574)
                                        -------    -------    -------    -------
Prepaid (accrued) benefit cost........  $   701    $   781    $(6,204)   $(6,274)
                                        =======    =======    =======    =======
WEIGHTED-AVERAGE ASSUMPTIONS
Discount rate.........................     7.00%      6.40%      7.00%      6.40%
Expected long-term rate of return on
  assets..............................     9.50       9.50        N/A        N/A
Rate of increase in compensation
  levels..............................     5.00       4.90        N/A        N/A

     For measurement purposes, a 6% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999 and future years.

                              HERSHEY PASTA GROUP

                                               FOR THE YEARS ENDED DECEMBER 31,
                                             ------------------------------------
                                              PENSION BENEFITS     OTHER BENEFITS
                                             ------------------    --------------
                                              1997       1998      1997     1998
                                             -------    -------    -----    -----
                                                  (IN THOUSANDS OF DOLLARS)
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost...............................  $ 1,001    $ 1,115    $200     $200
Interest cost..............................      964      1,119     300      300
Expected return on plan assets.............   (1,172)    (1,532)     --       --
Amortization of prior service cost.........       23         24      --     (100)
Recognized net actuarial loss..............       13         33      --       --
                                             -------    -------    ----     ----
Corporate sponsored plans..................      829        759     500      400
Multi-employer plans.......................      448        413      --       --
                                             -------    -------    ----     ----
Net periodic benefit cost..................  $ 1,277    $ 1,172    $500     $400
                                             =======    =======    ====     ====

     HPG has two non-pension post retirement benefit plans. The health care plan is contributory, with participants' contributions adjusted annually; the life insurance plan is non-contributory.

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan.

     A one percentage point change in assumed health care cost trend rates would have the following effects:

                              1 PERCENTAGE POINT    1 PERCENTAGE POINT
                                   INCREASE              DECREASE
                              ------------------    ------------------
Effect on total service and
  interest cost
  components................         $ 23                 $ (21)
Effect on post retirement
  benefit obligation........          210                  (189)

7.  SUPPLEMENTAL BALANCE SHEET INFORMATION

ACCOUNTS RECEIVABLE -- TRADE

     In the normal course of business, HPG extends credit to customers which satisfy pre-defined credit criteria. Revenues are recognized upon shipment of goods. HPG operates in a single industry and is not dependent upon any single or major group of customers for its sales. HPG believes that it has little concentration of credit risk due to the diversity of its customer base. Receivables, as shown on the balance sheets, were net of allowances and anticipated discounts of $2.7 million and $4.2 million as of December 31, 1997 and 1998.

                              HERSHEY PASTA GROUP

     The following summarizes allowances and anticipated discounts and their related activity:

                             BALANCE AT   CHARGED TO    CHARGED TO    DEDUCTIONS    BALANCE
                             BEGINNING    COSTS AND       OTHER          FROM       AT END
                             OF PERIOD     EXPENSES    ACCOUNTS(A)     RESERVES    OF PERIOD
 ALLOWANCES AND DISCOUNTS    ----------   ----------   ------------   ----------   ---------
Year Ended December 31,
  1996:....................    $1,229       $  761         $(41)       $    --      $1,949
Year Ended December 31,
  1997:....................     1,949        1,619           10           (850)      2,728
Year Ended December 31,
  1998:....................     2,728        2,468           18         (1,032)      4,182

-------------------------

(a) Includes recoveries of amounts previously written off.

INVENTORIES

     HPG values much of its inventories under the last-in, first-out (LIFO) method and the remaining inventories at the lower of first-in, first-out (FIFO) cost or market. Inventories valued using the LIFO method totaled $7.9 million as of December 31, 1997 and 1998. All inventories were stated at amounts that did not exceed realizable values. Total inventories were as follows:

                                                        DECEMBER 31,
                                                 --------------------------
                                                    1997           1998
                                                 -----------    -----------
                                                 (IN THOUSANDS OF DOLLARS)
Raw materials..................................   $   6,568      $   5,901
Goods in process...............................         395            320
Finished goods.................................      18,298         17,309
                                                  ---------      ---------
Inventories at FIFO............................      25,261         23,530
Adjustment to LIFO.............................      (3,100)          (983)
                                                  ---------      ---------
          Total inventories....................   $  22,161      $  22,547
                                                  =========      =========

                              HERSHEY PASTA GROUP

PREPAID EXPENSES AND OTHER

     Prepaid expenses and other assets were as follows:

                                                        DECEMBER 31,
                                                 --------------------------
                                                    1997           1998
                                                 -----------    -----------
                                                 (IN THOUSANDS OF DOLLARS)
Commodity related transactions.................   $      --      $   2,221
Prepaid pension................................         701            781
Other..........................................         752          1,791
                                                  ---------      ---------
          Total prepaid expenses and other.....   $   1,453      $   4,793
                                                  =========      =========

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment balances included construction in progress of $1.1 million and $1.5 million as of December 31, 1997 and 1998, respectively. Major classes of property, plant and equipment were as follows:

                                                        DECEMBER 31,
                                                 --------------------------
                                                    1997           1998
                                                 -----------    -----------
                                                 (IN THOUSANDS OF DOLLARS)
Land...........................................   $   3,666      $   3,666
Buildings......................................      33,181         33,486
Machinery and equipment........................     183,554        188,185
                                                  ---------      ---------
Property, plant and equipment, gross...........     220,401        225,337
Accumulated depreciation.......................    (104,323)      (116,409)
                                                  ---------      ---------
Property, plant and equipment, net.............   $ 116,078      $ 108,928
                                                  =========      =========

ACCRUED LIABILITIES

     Accrued liabilities were as follows:

                                                        DECEMBER 31,
                                                 --------------------------
                                                    1997           1998
                                                 -----------    -----------
                                                 (IN THOUSANDS OF DOLLARS)
Payroll and other compensation.................   $   5,603      $   5,243
Advertising and promotion......................      15,400         10,932
Accrued insurance..............................       1,058          1,045
Other..........................................       1,254          1,387
                                                  ---------      ---------
          Total accrued liabilities............   $  23,315      $  18,607
                                                  =========      =========

                              HERSHEY PASTA GROUP

OTHER LONG-TERM LIABILITIES

     Other long-term liabilities were as follows:

                                                        DECEMBER 31,
                                                 --------------------------
                                                    1997           1998
                                                 -----------    -----------
                                                 (IN THOUSANDS OF DOLLARS)
Accrued post-retirement benefits...............   $   5,300      $   5,300
Accrued insurance..............................       2,378          2,572
                                                  ---------      ---------
          Total other long-term liabilities....   $   7,678      $   7,872
                                                  =========      =========

8.  COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business, HPG is involved in various pending or threatened litigation claims. Although the outcome of any legal proceeding cannot be predicted with certainty, management believes that any ultimate liability arising from such matters in the aggregate will not have a material adverse effect on the combined financial statements.

     In 1992, HPG and Miller Milling entered into a custom milling supplier arrangement for a portion of its semolina requirements. John Miller, President & CEO of Miller Milling through Miller Pasta LLC, is a stockholder in New World Pasta Company. The supplier arrangement will continue until the expiration date of December 31, 2004 without regard to the change in ownership described in Note 1.

9.  SUBSIDIARY FINANCIAL INFORMATION

     Effective January 28, 1999, the Company has two wholly owned subsidiaries, Pasta Group L.L.C. and Winchester Pasta, L.L.C. Set forth below is summarized financial information attributed to the combined subsidiaries on a historical basis as if the subsidiaries were combined as of January 1, 1996:

                                         1996*        1997        1998
                                        --------    --------    --------
Net Sales.............................  $334,209    $315,653    $303,697
Gross Profit..........................   155,833     160,289     152,459
Operating income......................    22,099      32,996      32,973
Net income............................    11,471      18,191      18,136
Current Assets........................                42,572      46,719
Non-current assets....................               150,521     142,402
Current liabilities...................                29,650      18,966
Non-current liabilities...............                23,603      22,937

* This information is estimated; HPMC (the parent company) was incorporated on January 1, 1997.

                              HERSHEY PASTA GROUP

10.  SUBSEQUENT EVENT

     In connection with the recapitalization explained in Note 1, a syndicate of lenders led by The Bank of Nova Scotia provided New World Pasta with the following financing:

                                                    (IN THOUSANDS)
Revolving Credit Facility.........................     $ 50,000
Term A Loan.......................................       50,000
Term B Loan.......................................      150,000

     The recapitalization was funded with portions of the financings noted above and with an equity investment of $18.2 million by Miller LLC and the issuance of $110.0 million in Senior Subordinated Increasing Rate Notes. In February 1999, $160 million of 9.25% Senior Subordinated Notes due 2009 were issued. The proceeds of this issuance were used to satisfy the principle obligations relating to the Revolving Credit Facility Term A Loan and the Senior Subordinated Increasing Rate Notes.

------------------------------------------------------
------------------------------------------------------

     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS
PROSPECTUS IS CURRENT AS OF [            ], 1999.
                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Forward-Looking Statement.............     2
Prospectus Summary....................     3
Risk Factors..........................    15
Use of Proceeds.......................    25
The Exchange Offer....................    27
Certain United States Federal Income
  Tax Considerations..................    35
The Recapitalization..................    40
Capitalization........................    42
Unaudited Pro Forma Combined Financial
  Information.........................    43
Selected Historical Combined Financial
  Data................................    51
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    53
Business..............................    62
Management............................    81
Stock Ownership of Certain Beneficial
  Owners and Management...............    86
Certain Relationships and Related
  Transactions........................    88
Description of the Notes..............    92
Description of Other Indebtedness.....   140
Description of Preferred Stock........   141
Plan of Distribution..................   142
Legal Matters.........................   143
Experts...............................   143
Available Information.................   143
Index to Financial Statements.........   F-1

                     DEALER PROSPECTUS DELIVERY REQUIREMENT

UNTIL [            ], 1999 [90 DAYS AFTER EFFECTIVE DATE], ALL DEALERS THAT
EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                  $160,000,000

                                   NEW WORLD
                                 PASTA COMPANY
                           9 1/4% SENIOR SUBORDINATED
                            EXCHANGE NOTES DUE 2009
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                                         , 1999
------------------------------------------------------
------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") permits a Delaware corporation to indemnify any person who was or is a party or witness or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reasons of the fact that he or she is or was a director, officer, employee or agent of the corporation) by reasons of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses, costs and fees (including attorneys' fees) judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the person indemnified is not wholly successful in such action, suit or proceeding, but is successful, on the merits or otherwise, in one or more but less than all claims, issues or matters in such proceeding, he or she may be indemnified against expenses actually and reasonably incurred in connection with each successfully resolved claim, issue or matter. In the case of an action or suit by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or the court in which such action or suit was brought, shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 provides that, to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or manner therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     The Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of New World Pasta Company (the "Company") provide for indemnification by the Company of its directors and officers to the fullest extent permitted by the DGCL and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Company and shall inure to the benefit of his or her heirs, executors and administrators. The Company's Amended and Restated By-laws provide that every person will be indemnified against any and all judgments, fines, amounts paid in settling or otherwise disposing of threatened, pending or completed actions, suits or proceedings (including an action by or in the right of the Corporation, subject to certain conditions), whether by fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, subject in all instances to the requirements that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

     Section 18-108 of the Delaware Limited Liability Act (the "LLC Act") empowers a Delaware limited liability company to indemnify and hold harmless any member, manager or other person from and against any and all claims and demands whatsoever. In accordance with such section, the Limited Liability Company Agreement of Winchester Pasta, L.L.C. ("Winchester LLC"), dated as of December 17, 1998, as amended by Amendment No. 1 thereto, dated as of January 28, 1999 (as amended, the "Winchester LLC Agreement"), and the Limited Liability Company Agreement of Pasta Group L.L.C. ("Pasta Group LLC"), dated as December 17, 1998, as amended by Amendment No. 1 thereto, dated as of January 28, 1999 (as amended, the "Pasta Group LLC Agreement" and, together with the Winchester LLC Agreement, the "LLC Agreements"), each provide that the Company shall, to the fullest extent authorized by the LLC Act, as in effect from time to time, indemnify and hold harmless any member, manager, officer, employee or agent of Winchester LLC or Pasta Group LLC, as the case may be, from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, manager, officer, employee or agent of the respective LLC. The LLC Agreements further provide that expenses incurred by any member, manager, officer, employee or agent of Winchester LLC or Pasta Group LLC, as the case may be, in defending a proceeding shall be paid by the respective LLC in advance of such proceeding's final disposition unless otherwise determined by the manager or the president of such LLC in the specific case upon receipt of an undertaking by or on behalf of the member, manager or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the respective LLC. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions if any, as the manager or the president of the Winchester LLC or Pasta Group LLC, as the case may be, deems appropriate.

     The Company, Winchester LLC and Pasta Group LLC have each purchased and maintain insurance to protect persons entitled to indemnification pursuant to its certificate of incorporation, by-laws or limited liability company agreement, as the case may be, against liabilities asserted against or incurred by them in such capacity or arising out of their status as such.

ITEM 21.  EXHIBITS.

     The following exhibits are filed as part of this Registration Statement:

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    1.1       Purchase Agreement, dated February 11, 1999, by and among
              New World Pasta Company, Winchester Pasta, L.L.C., as
              guarantor, Pasta Group, L.L.C., as guarantor, and Morgan
              Stanley & Co. Incorporated and Scotia Capital Markets (USA),
              Inc., as placement agents.
    2.1       Recapitalization Agreement, dated as of December 15, 1998, by and among Hershey Foods Corporation, Hershey CRE, Inc.,
              Homestead, Inc., New World Pasta Company, New World Pasta,
              LLC, Joseph Littlejohn and Levy Fund III, L.P.

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    2.2       Amendment No. 1 to Recapitalization Agreement, dated as of
              January 28, 1999, by and among Hershey Foods Corporation,
              Hershey Chocolate & Confectionery Corporation (as successor to Hershey CRE, Inc.), Homestead, Inc., New World Pasta
              Company, New World Pasta, L.L.C., Joseph Littlejohn and Levy
              Fund III, L.P.
    3.1       Amended and Restated Certificate of Incorporation of New
              World Pasta Company, as filed with the Secretary of State of the State of Delaware on January 28, 1999.
    3.2       Amended and Restated By-Laws of New World Pasta Company.
    3.3       Certificate of Formation of Winchester Pasta, L.L.C., as
              filed with the Secretary of State of the State of Delaware on December 17, 1998.
    3.4       Limited Liability Company Agreement of Winchester Pasta,
              L.L.C., dated as of December 17, 1998, by and between
              Hershey Foods Corporation, as the sole member, and
              Winchester Pasta, L.L.C.
    3.5       Amendment No. 1 to Limited Liability Company Agreement of
              Winchester Pasta L.L.C., dated as of January 28, 1999, among
              Hershey Foods Corporation, as the original member, New World
              Pasta Company, as the successor member, and Winchester
              Pasta, L.L.C.
    3.6       Certificate of Formation of Pasta Group, L.L.C., as filed
              with the Secretary of State of the State of Delaware on
              December 17, 1998.
    3.7       Limited Liability Company Agreement of Pasta Group L.L.C.,
              dated as December 17, 1998, by and between Hershey Foods
              Corporation, as the sole member, and Pasta Group, L.L.C.
    3.8       Amendment No. 1 to Limited Liability Company Agreement of
              Pasta Group L.L.C., dated as of January 28, 1999, among
              Hershey Foods Corporation, as the original member, New World
              Pasta Company, as the successor member, and Pasta Group,
              L.L.C.
    4.1       Indenture, dated as of February 19, 1999, among New World
              Pasta Company, as issuer, Winchester Pasta, L.L.C., as
              guarantor, Pasta Group, L.L.C., as guarantor, and The Bank of New York, as trustee.
    4.2       Senior Subordinated Guarantee, dated February 19, 1999, by
              Pasta Group, L.L.C. in favor of (i) the holders of New World
              Pasta Company's outstanding 9 1/4% Senior Subordinated Notes due 2009 and 9 1/4% Senior Subordinated Exchange Notes due
              2009 to be issued under this Registration Statement and (ii)
              the Bank of New York, as trustee under the indenture
              governing the above-referenced notes.
    4.3       Senior Subordinated Guarantee, dated February 19, 1999, by
              Winchester Pasta, L.L.C. in favor of (i) the holders of New
              World Pasta Company's outstanding 9 1/4% Senior Subordinated
              Notes due 2009 and 9 1/4% Senior Subordinated Exchange Notes
              due 2009 to be issued under this Registration Statement and
              (ii) the Bank of New York, as trustee under the indenture
              governing the above-referenced notes.
    4.4       Registration Rights Agreement, dated as of February 19,
              1999, by and among New World Pasta Company, Winchester
              Pasta, L.L.C., Pasta Group, L.L.C., Morgan Stanley & Co.
              Incorporated and Scotia Capital Markets (USA), Inc.

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    4.5       Form of New World Pasta Company 9 1/4% Senior Subordinated
              Note due 2009 (included in Exhibit 4.1).
    4.6       Form of New World Pasta Company 9 1/4% Senior Subordinated
              Exchange Note due 2009.
    5.1       Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
              regarding the legality of the securities being registered
              hereby.+
   10.1       Stockholders Agreement, dated as of January 28, 1999, among
              New World Pasta Company, New World Pasta, L.L.C., Miller
              Pasta, L.L.C. and Hershey Foods Corporation.
   10.2       Credit Agreement, dated as of January 28, 1999, among New
              World Pasta Company, the various financial institutions
              party thereto (the "Lenders"), certain financial
              institutions as the Co-Agents for the Lenders, Morgan
              Stanley Senior Funding, Inc., as Syndication Agent, and The
              Bank of Nova Scotia, as Lead Arranger and as Administrative
              Agent for the Lenders.
   10.3       Borrower Security Agreement, dated as of January 28, 1999, between New World Pasta Company, as grantor, and The Bank of
              Nova Scotia, as Administrative Agent.
   10.4       Borrower Pledge Agreement, dated as of January 28, 1999,
              between New World Pasta Company, as pledgor, and The Bank of
              Nova Scotia, as Administrative Agent.
   10.5       Subsidiary Guaranty, dated as of January 28, 1999, made by each of Pasta Group, L.L.C. and Winchester Pasta, L.L.C., in favor of The Bank of Nova Scotia, as Administrative Agent.
   10.6       Subsidiary Security Agreement, dated as of January 28, 1999, among Pasta Group, L.L.C. and Winchester Pasta, L.L.C. as
              grantors, and The Bank of Nova Scotia, as Administrative
              Agent.
   10.7       Transitional Services Agreement, dated as of January 28,
              1999, between Hershey Foods Corporation and New World Pasta
              Company.
   10.8       Procurement Agreement, dated January 28, 1999, between New
              World Pasta Company and Miller Milling Company.
   10.9       Mill Agreement, dated January 28, 1999, between Winchester
              Pasta, L.L.C. and Miller Milling Company.
   10.10      Amended and Restated Mill Agreement, dated March 1, 1998,
              between Hershey Pasta and Grocery Group, the predecessor to
              New World Pasta Company, and Miller Milling Company.
   10.11      First Amendment to Amended and Restated Mill Agreement,
              dated January 28, 1999, between New World Pasta Company, as successor to Hershey Pasta and Grocery Group, and Miller
              Milling Company.
   10.12      Tax Sharing Agreement, dated January 28, 1999, between New
              World Pasta Company and New World Pasta, L.L.C.
   10.13      Employment Agreement, dated as of January 28, 1999, among
              New World Pasta Company and C. Mickey Skinner.
   10.14      Employment Agreement, dated as of January 28, 1999, among
              New World Pasta Company and John C. Miller.

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
   10.15      Employment Agreement, dated as of January 28, 1999, among
              New World Pasta Company and Michael L. Snow.
   10.16      New World Pasta Company 1999 Stock Option Plan.
   10.17      Form of Qualified Stock Option Agreement for C. Mickey
              Skinner, John C. Miller and Michael L. Snow.
   10.18      Form of Qualified Stock Option Agreement for other
              personnel.
   10.19      Form of Non-Qualified Stock Option Agreement for C. Mickey
              Skinner, John C. Miller and Michael L. Snow.
   10.20      Form of Non-Qualified Stock Option Agreement for other
              personnel.
   12.1       Computation of Ratio of Earnings to Fixed Charges and
              Combined Fixed Charges.
   22.1       Subsidiaries of New World Pasta Company
   23.1       Consent of Arthur Andersen LLP.
   23.2       Consent of Skadden, Arps, Slate, Meagher & Flom LLP
              (included in Exhibit 5.1)
   24.1       Powers of Attorney (included in the signature pages to the
              Registration Statement).
   25.1       Form T-1 Statement of Eligibility of The Bank of New York,
              as trustee.
   99.1       Form of Letter of Transmittal.
   99.2       Form of Notice of Guaranteed Delivery.
   99.3       Form of Letter to Brokers, Dealers, Commercial Banks, Trust
              Companies and Other Nominees.
   99.4       Form of Letter to Clients.

-------------------------

+ To be filed by an amendment to this Registration Statement.

ITEM 22.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by one or more of the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrants hereby undertake to file an application for the purposes of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act, as amended (the "TIA"), in accordance with the rules and regulation prescribed by the Commission under
Section 305(b)(2) of the TIA.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of Hershey, State of Pennsylvania, on April 21, 1999.

                               NEW WORLD PASTA COMPANY

                               By:            /s/ MARK E. KIMMEL
                                  ----------------------------------------------
                                  Mark E. Kimmel, Esq.
                                  Vice President, Administration and
                                   Development,
                                    and General Counsel and Secretary

                               WINCHESTER PASTA, L.L.C.
                               By: NEW WORLD PASTA COMPANY, its sole member

                               By:            /s/ MARK E. KIMMEL
                                  ----------------------------------------------
                                  Mark E. Kimmel, Esq.
                                  Vice President, Administration and
                                   Development,
                                    and General Counsel and Secretary

                               PASTA GROUP, L.L.C.
                               By: NEW WORLD PASTA COMPANY, its sole member

                               By:            /s/ MARK E. KIMMEL
                                  ----------------------------------------------
                                  Mark E. Kimmel, Esq.
                                  Vice President, Administration and
                                   Development,
                                    and General Counsel and Secretary

                               POWER OF ATTORNEY

     Each of the directors and officers of New World Pasta Company, Winchester Pasta, L.L.C. and Pasta Group, L.L.C. whose signature appears below hereby authorizes Mark E. Kimmel, Esq. and James A. Bohenick, and each of them, as attorney-in-fact and agents, with full powers of substitution, to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments (including post-effective amendments) to this Registration Statement with the Securities and Exchange Commission, granting to said attorney-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates set forth below.

          SIGNATURE                         TITLE                      DATE
          ---------                         -----                      ----
    /s/ C. MICKEY SKINNER       Chairman of the Board, Chief      April 21, 1999
------------------------------  Executive Officer and Director
      C. Mickey Skinner

      /s/ JOHN C. MILLER        President and Director            April 21, 1999
------------------------------
        John C. Miller

     /s/ MICHAEL S. SNOW        Executive Vice President and      April 21, 1999
------------------------------  Director
       Michael S. Snow

    /s/ JAMES A. BOHENICK       Vice President, Financial and     April 21, 1999
------------------------------  Chief Financial Officer
      James A. Bohenick

       /s/ PAUL S. LEVY         Director                          April 21, 1999
------------------------------
         Paul S. Levy

   /s/ JEFFREY C. LIGHTCAP      Director                          April 21, 1999
------------------------------
     Jeffrey C. Lightcap

     /s/ BRETT N. MILGRIM       Director                          April 21, 1999
------------------------------
       Brett N. Milgrim

      /s/ DAVID Y. YING         Director                          April 21, 1999
------------------------------
        David Y. Ying

                                 EXHIBIT INDEX

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  1.1     Purchase Agreement, dated February 11, 1999, by and among
          New World Pasta Company, Winchester Pasta, L.L.C., as
          guarantor, Pasta Group, L.L.C., as guarantor, and Morgan
          Stanley & Co. Incorporated and Scotia Capital Markets (USA),
          Inc., as placement agents.
  2.1     Recapitalization Agreement, dated as of December 15, 1998, by and among Hershey Foods Corporation, Hershey CRE, Inc.,
          Homestead, Inc., New World Pasta Company, New World Pasta,
          LLC, Joseph Littlejohn and Levy Fund III, L.P.
  2.2     Amendment No. 1 to Recapitalization Agreement, dated as of
          January 28, 1999, by and among Hershey Foods Corporation,
          Hershey Chocolate & Confectionery Corporation (as successor to Hershey CRE, Inc.), Homestead, Inc., New World Pasta
          Company, New World Pasta, L.L.C., Joseph Littlejohn and Levy
          Fund III, L.P.
  3.1     Amended and Restated Certificate of Incorporation of New
          World Pasta Company, as filed with the Secretary of State of the State of Delaware on January 28, 1999.
  3.2     Amended and Restated By-Laws of New World Pasta Company.
  3.3     Certificate of Formation of Winchester Pasta, L.L.C., as
          filed with the Secretary of State of the State of Delaware on December 17, 1998.
  3.4     Limited Liability Company Agreement of Winchester Pasta,
          L.L.C., dated as of December 17, 1998, by and between
          Hershey Foods Corporation, as the sole member, and
          Winchester Pasta, L.L.C.
  3.5     Amendment No. 1 to Limited Liability Company Agreement of
          Winchester Pasta L.L.C., dated as of January 28, 1999, among
          Hershey Foods Corporation, as the original member, New World
          Pasta Company, as the successor member, and Winchester
          Pasta, L.L.C.
  3.6     Certificate of Formation of Pasta Group, L.L.C., as filed
          with the Secretary of State of the State of Delaware on
          December 17, 1998.
  3.7     Limited Liability Company Agreement of Pasta Group L.L.C.,
          dated as December 17, 1998, by and between Hershey Foods
          Corporation, as the sole member, and Pasta Group, L.L.C.
  3.8     Amendment No. 1 to Limited Liability Company Agreement of
          Pasta Group L.L.C., dated as of January 28, 1999, among
          Hershey Foods Corporation, as the original member, New World
          Pasta Company, as the successor member, and Pasta Group,
          L.L.C.
  4.1     Indenture, dated as of February 19, 1999, among New World
          Pasta Company, as issuer, Winchester Pasta, L.L.C., as
          guarantor, Pasta Group, L.L.C., as guarantor, and The Bank of New York, as trustee.

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  4.2     Senior Subordinated Guarantee, dated February 19, 1999, by
          Pasta Group, L.L.C. in favor of (i) the holders of New World
          Pasta Company's outstanding 9 1/4% Senior Subordinated Notes due 2009 and 9 1/4% Senior Subordinated Exchange Notes due
          2009 to be issued under this Registration Statement and (ii)
          the Bank of New York, as trustee under the indenture
          governing the above-referenced notes.
  4.3     Senior Subordinated Guarantee, dated February 19, 1999, by
          Winchester Pasta, L.L.C. in favor of (i) the holders of New
          World Pasta Company's outstanding 9 1/4% Senior Subordinated
          Notes due 2009 and 9 1/4% Senior Subordinated Exchange Notes
          due 2009 to be issued under this Registration Statement and
          (ii) the Bank of New York, as trustee under the indenture
          governing the above-referenced notes.
  4.4     Registration Rights Agreement, dated as of February 19,
          1999, by and among New World Pasta Company, Winchester
          Pasta, L.L.C., Pasta Group, L.L.C., Morgan Stanley & Co.
          Incorporated and Scotia Capital Markets (USA), Inc.
  4.5     Form of New World Pasta Company 9 1/4% Senior Subordinated
          Note due 2009 (included in Exhibit 4.1).
  4.6     Form of New World Pasta Company 9 1/4% Senior Subordinated
          Exchange Note due 2009.
  5.1     Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
          regarding the legality of the securities being registered
          hereby.+
 10.1     Stockholders Agreement, dated as of January 28, 1999, among
          New World Pasta Company, New World Pasta, L.L.C., Miller
          Pasta, L.L.C. and Hershey Foods Corporation.
 10.2     Credit Agreement, dated as of January 28, 1999, among New
          World Pasta Company, the various financial institutions
          party thereto (the "Lenders"), certain financial
          institutions as the Co-Agents for the Lenders, Morgan
          Stanley Senior Funding, Inc., as Syndication Agent, and The
          Bank of Nova Scotia, as Lead Arranger and as Administrative
          Agent for the Lenders.
 10.3     Borrower Security Agreement, dated as of January 28, 1999, between New World Pasta Company, as grantor, and The Bank of
          Nova Scotia, as Administrative Agent.
 10.4     Borrower Pledge Agreement, dated as of January 28, 1999,
          between New World Pasta Company, as pledgor, and The Bank of
          Nova Scotia, as Administrative Agent.
 10.5     Subsidiary Guaranty, dated as of January 28, 1999, made by each of Pasta Group, L.L.C. and Winchester Pasta, L.L.C., in favor of The Bank of Nova Scotia, as Administrative Agent.
 10.6     Subsidiary Security Agreement, dated as of January 28, 1999, among Pasta Group, L.L.C. and Winchester Pasta, L.L.C. as
          grantors, and The Bank of Nova Scotia, as Administrative
          Agent.
 10.7     Transitional Services Agreement, dated as of January 28,
          1999, between Hershey Foods Corporation and New World Pasta
          Company.
 10.8     Procurement Agreement, dated January 28, 1999, between New
          World Pasta Company and Miller Milling Company.

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 10.9     Mill Agreement, dated January 28, 1999, between Winchester
          Pasta, L.L.C. and Miller Milling Company.
 10.10    Amended and Restated Mill Agreement, dated March 1, 1998,
          between Hershey Pasta and Grocery Group, the predecessor to
          New World Pasta Company, and Miller Milling Company.
 10.11    First Amendment to Amended and Restated Mill Agreement,
          dated January 28, 1999, between New World Pasta Company, as successor to Hershey Pasta and Grocery Group, and Miller
          Milling Company.
 10.12    Tax Sharing Agreement, dated January 28, 1999, between New
          World Pasta Company and New World Pasta, L.L.C.
 10.13    Employment Agreement, dated as of January 28, 1999, among
          New World Pasta Company and C. Mickey Skinner.
 10.14    Employment Agreement, dated as of January 28, 1999, among
          New World Pasta Company and John C. Miller.
 10.15    Employment Agreement, dated as of January 28, 1999, among
          New World Pasta Company and Michael L. Snow.
 10.16    New World Pasta Company 1999 Stock Option Plan.
 10.17    Form of Qualified Stock Option Agreement for C. Mickey
          Skinner, John C. Miller and Michael L. Snow.
 10.18    Form of Qualified Stock Option Agreement for other
          personnel.
 10.19    Form of Non-Qualified Stock Option Agreement for C. Mickey
          Skinner, John C. Miller and Michael L. Snow.
 10.20    Form of Non-Qualified Stock Option Agreement for other
          personnel.
 12.1     Computation of Ratio of Earnings to Fixed Charges and
          Combined Fixed Charges.
 22.1     Subsidiaries of New World Pasta Company
 23.1     Consent of Arthur Andersen LLP.
 23.2     Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibit 5.1)
 24.1     Powers of Attorney (included in the signature pages to the
          Registration Statement).
 25.1     Form T-1 Statement of Eligibility of The Bank of New York,
          as trustee.
 99.1     Form of Letter of Transmittal.
 99.2     Form of Notice of Guaranteed Delivery.
 99.3     Form of Letter to Brokers, Dealers, Commercial Banks, Trust
          Companies and Other Nominees.
 99.4     Form of Letter to Clients.

-------------------------
+ To be filed by an amendment to this Registration Statement.